Exhibit 2.1

Execution Version

31 October 2014

CITY INDEX GROUP LIMITED

INCAP GAMING B.V.

IPGL LIMITED

GAIN CAPITAL HOLDINGS, INC.

SHARE PURCHASE AGREEMENT
for the sale and purchase of shares in City Index (Holdings) Limited

Schedule 1
Particulars of the Seller, the Company and the Subsidiaries	40
Schedule 2
Pre-Closing Obligations	50

Schedule 3
Closing	54
Schedule 4
Closing Statement	58
Schedule 5
Seller’s Warranties	66
Schedule 6
Buyer’s Warranties	91
Schedule 7
Limitation on Seller’s liability	94
Schedule 8
Limitation on Buyer’s liability	98
Schedule 9
Payment of Connected Debt	102
Schedule 10
Intellectual Property Rights	103
Schedule 11
Information Technology	139
Schedule 12
Particulars of Properties	155
Schedule 13
Tax Covenant	162
Schedule 14
Indemnities	179
Schedule 15
Regulatory Capital Adjustment	183
Schedule 16
Excess Regulatory Capital	184
Schedule 17
Buyer Data Room Index	185
Schedule 18
Specified Debts	186
Schedule 19
Escrow Arrangements	187

Agreed form documents:
Agreed Budget
Convertible Note Indenture
Registration Rights Agreement

ii

THIS AGREEMENT is made on 31 October 2014.

PARTIES:

(1)
CITY INDEX GROUP LIMITED, a company incorporated and registered in England and Wales with company number 06451019, whose registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom (the “Seller”);

(2)
INCAP GAMING B.V., a company incorporated and registered in The Netherlands, whose registered office is at Luna Arena, Herikerbergweg 238, 1101 CM Amsterdam Zuidoost, the Netherlands (the “Seller’s Guarantor”);

(3)
IPGL LIMITED, a company incorporated and registered in England and Wales with company number 02011009, whose registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom (the “IPGL”); and

(4)
GAIN CAPITAL HOLDINGS, INC., a corporation organised and existing under the laws of the State of Delaware, United States of America (Delaware File No. 4131546) and whose registered office is at 135 US Highway 202/206, Suite 11, Bedminster, NJ 07921, United States of America (the “Buyer”).

INTRODUCTION:

(A)	As at the date of this Agreement, the Company has an issued share capital of £76,716,482.58 divided into: (i) 7,803,258 Ordinary Shares; and (ii) 76,638,450 Preference Shares.

(B)	Further particulars of the Company and its Subsidiaries at the date of this Agreement are set out in Schedule 1.

(C)	The Seller is the legal and beneficial owner of the Shares. All of the Shares comprise in aggregate the whole of the issued share capital of the Company.

(D)	The Seller has agreed to sell and the Buyer has agreed to buy the Shares on and subject to the terms and conditions of this Agreement.

(E)	The Seller’s Guarantor has agreed to guarantee the certain obligations of the Seller under this Agreement.

(F)
IPGL is a party to this Agreement for the sole purpose of its right (but not obligation) under Clause 16 to elect to guarantee certain obligations of the Seller under this Agreement in substitution for and release of the Seller’s Guarantor from any liability under Clause 15 of this Agreement.

AGREED TERMS:

1.	Interpretation

1.1.	In this Agreement, the following words and expressions shall have the following meanings:

“Accounting Policies”	means the specific accounting policies, principles, estimation techniques, measurement bases, practices,

procedures and rules set out in Part B of Schedule 4;
“Accounting Standards”
means generally accepted accounting principles in the UK as set out in all Financial Reporting Standards, Statements of Standard Accounting Practice and Urgent Issues Task Force Abstracts issued by the UK Accounting Standards Board and its predecessor bodies and the applicable provisions of the Companies Act 2006;

“Accounts”
means the audited financial statements of each of the Target Companies as at and to the Accounts Date, comprising the individual accounts of each Target Company, and in the case of the Company, the Consolidated Accounts as at and to the Accounts Date, including in each case the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor’s and Directors’ reports;

“Accounts Date”	means 31 March 2014;
“Actual Capex”	has the meaning given in Clause 5.6;
“Agreed Budget”
means the budget in the agreed form detailing the items and amount of capital expenditure to be incurred by the Company in each calendar month from and including November 2014 to and including March 2015 (or such later date as the Buyer and the Seller (acting in good faith) may agree);

“Agreed Bundle”	has the meaning given to it in the Disclosure Letter;
“Agreement”	means this agreement, including the Introduction and Schedules to it;
“ASIC”	means the Australian Securities and Investments Commission;
“Antitrust Law”	has the meaning given in paragraph 14.1 of Part A of Schedule 5;
“Authority”
means a supra-national, national, state, municipal or local authority (including any court, subdivision, administrative agency or commission), or any arbitral tribunal or quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority in any jurisdiction, including the European Union;

“Budgeted Amount”
means the amount equal to the aggregate of all amount of capital expenditure detailed in the Agreed Budget in respect of each calendar month from and including November 2014 up to and including the calendar month in which Closing occurs;
“Business”	means the provision of market-making and spread-trading services in a variety of financial products and markets by the Target Companies;
“Business Day”	means a day (other than a Saturday, Sunday or public holiday) when commercial banks in London are generally open for normal banking business;
“Business Warranties”	means the warranties set out in Part A of Schedule 5 other than the Fundamental Warranties, given pursuant to Clause 9;
“Buyer Data Room”
means the data room containing documents and information relating to the Buyer made available to the Seller online through Intralinks as at 7:30 p.m. (Atlantic Standard Time) on 28 October 2014, as listed in the index set out in Schedule 17;

“Buyer Obligation”	means any warranty or undertaking to reimburse or indemnify given by the Buyer under this Agreement;
“Buyer Stockholder Approval”	has the meaning given in Clause 4.8;
“Buyer Stockholder Meeting”	has the meaning given in Clause 4.8;
“Buyer’s Group”	means the Buyer and its Group;
“Buyer’s Lawyers”	means Davis Polk & Wardwell London LLP of 99 Gresham Street, London EC2V 7NG, United Kingdom;
“Buyer’s SEC Documents”	has the meaning given in paragraph 9 of Schedule 6;
“Buyer’s Shares”	means shares in the Buyer’s common stock, par value US$0.00001 per share;
“Buyer’s Warranties”	means the warranties set out in Schedule 6 given by the Buyer pursuant to Clause 10 and “Buyer’s Warranty” means any one of them;
“Capex Excess Spend”
means, if and only if Actual Capex plus Extraordinary Capex is greater than or equal to 110 per cent. of the Budgeted Amount, the amount by which the Actual Capex plus the Extraordinary Capex exceeds the Budgeted Amount;

“Capex Shortfall”
means, if and only if the Budgeted Amount is greater than or equal to 110 per cent. of Actual Capex plus Extraordinary Capex, the amount by which the Budgeted Amount exceeds Actual Capex plus the Extraordinary Capex;

“Claim”	means a claim for breach of any of the Business Warranties or a Tax Warranty Claim;
“Closing”	means the closing of the sale and purchase of the Shares in accordance with this Agreement;
“Closing Date”
means the date falling five Business Days after the Conditions (other than those that by their nature must be satisfied at Closing, which must be satisfied on the Closing Date) have been satisfied or waived in accordance with this Agreement, or such other date as may be agreed in writing by the Buyer and the Seller;

“Closing Payment”
means the amount equal to US$20,000,000 minus the Escrow Cash plus the Working Capital Adjustment minus the Estimated Connected Debt plus the Estimated Regulatory Capital Adjustment plus the Capex Excess Spend (if any) minus the Capex Shortfall (if any);

“Closing Statement”
means the statement to be prepared and agreed by the parties or determined in accordance with Schedule 4 and comprising the Working Capital Statement, the Excess Cash Less Third Party Debt Statement, the Connected Debt Statement and the Excess Regulatory Capital Statement;

“Company”
means City Index (Holdings) Limited, a company incorporated and registered in England and Wales with company number 02294980, whose registered office is at Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom, further details of which are set out in Part A of Schedule 1;

“Conditions”	means the conditions set out in Clause 4.1;
“Confidentiality Agreement”
means the confidentiality agreement dated 6 November 2013 between the Seller and the Buyer pursuant to which certain confidential information relating to the Target Companies and the Business was made available to the Buyer;

“Connected”	means in relation to a person connected with another person within the meaning of Section 1122 of the UK Corporation Tax Act 2010;
“Connected Debt”	means Connected Payables minus Connected Receivables as at the close of business on the Closing Date, which may be a positive or a negative amount;
“Connected Debt Statement”	means the statement of Connected Debt to be prepared in accordance with Schedule 4;
“Connected Payables”	means the aggregate amount of all outstanding Indebtedness owed by the Target Companies (on the one hand) to the Seller and persons Connected with the Seller (on the other hand) as at the close of business on the Closing Date but excluding: (a) any item which falls to be included in calculating Excess Cash, Third Party Debt or Working Capital; or (b) any outstanding Indebtedness owed by the Target Companies (on the one hand) to IPGL (on the other hand) in respect of IPGL’s customer trading account (customer account number 9I100) with City Index Limited and which are desegregated funds; or (c) any outstanding Indebtedness owed by the Target Companies (on the one hand) to Michael Spencer (on the other hand) in respect of Michael Spencer’s customer trading account (customer account number 8S003) with City Index Limited and which are desegregated funds; or (d) any Specified Debt that has been capitalised prior to the Closing Date;

“Connected Receivables”
means the aggregate amount of all outstanding Indebtedness owed by the Seller or persons Connected with the Seller (on the one hand) to the Target Companies (on the other hand) as at the close of business on the Closing Date but excluding: (a) any item which falls to be included in calculating Excess Cash, Third Party Debt or Working Capital; or (b) any outstanding Indebtedness owed by IPGL (on the one hand) to the Target Companies (on the other hand) in respect of IPGL’s customer trading account (customer account number 9I100) with City Index Limited and which are desegregated funds; or (c) any outstanding Indebtedness owed by Michael Spencer (on the one hand) to the Target Companies (on the other hand) in respect of Michael Spencer’s customer trading account (customer account number 8S003) with City Index Limited and which are desegregated funds;

“Consideration Shares”	means 5,319,149 Buyer’s Shares, to be issued on or about the Closing Date;
“Consolidated Accounts”
means the consolidated group accounts of the Target Companies as at and to the Accounts Date, including the balance sheet, profit and loss account together with the notes on them, the cash flow statement and the auditor’s and Directors’ reports;

“Control”
means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person: (i) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or (ii) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and a “Change of Control” occurs if a person who controls a body corporate ceases to do so or if another person acquires control of it;

“Convertible Notes”	means the 4.125% unsecured convertible loan notes with a principal amount of US$60,000,000, to be issued pursuant to the Convertible Note Indenture on or about the Closing Date;
“Convertible Note Indenture”	means the indenture relating to the Convertible Notes between the Buyer and the Transfer Agent, in the agreed form, to be dated on or about the Closing Date;
“Current Use”	has the meaning given in paragraph 24.1 of Part A of Schedule 5;
“Data Room”
means the data room containing documents and information relating to the Target Companies and the Business made available to the Buyer online through Intralinks, the contents of which are listed in a schedule to the Disclosure Letter;

“Determined Claim”	has the meaning given in paragraph 1.1 of Schedule 7;
“Director”	means each person who is a director of the Company or any of its Subsidiaries, the names of whom are set out in Part A and Part B of Schedule 1;
“Disclosed”	means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter;
“Disclosure Letter”	means the letter dated the date of this Agreement from the Seller to the Buyer relating to the Seller’s Warranties;
“Emergency Situation”
means: (a) war, armed conflict or terrorist attack; (b) extreme adverse weather conditions; (c) epidemic or pandemic; (d) nuclear, chemical or biological contamination; or (e) acts of God, in each case which has a material effect on the Business or the manner in which it is operated;

“Encumbrance”
means any interest of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement or any agreement, arrangement or obligation to create any of the same;

“Environment”	means the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media;
“Environmental Laws”
means all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, codes of practice and guidance notes that in each case above are legally binding on the Target Companies and in force as at the date of this Agreement to the extent that they relate to or apply to Environmental Matters;

“Environmental Matters”
means all matters relating to:

(a)    pollution or contamination of the Environment; or

(b)    the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste; or

(c)    the exposure of any person to any Hazardous Substances or Waste; or

(d)    the health and safety of any person, including any accidents, injuries, illnesses and diseases; or

(e)    the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)    the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;

“Environmental Permit”
means any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any Environmental Laws for the operation of the Business or in relation to any of the Properties;

“Escrow Account”	means the escrow account in the United States to be established pursuant to the Escrow Agreement;
“Escrow Agent”	means J.P. Morgan Chase Bank, N.A., or such other third party as the Buyer and the Seller may agree;
“Escrow Agreement”	means an escrow agreement between the Seller, the Seller’s Guarantor and the Escrow Agent under New York law, consistent with the terms of Clause 17 and Schedule

19 and substantially consistent with the standard terms of the Escrow Agent, to be entered into on or about the Closing Date;
“Escrow Cash”	means US$1,000,000;
“Escrow Notes”	has the meaning given in Schedule 19;
“Escrow Property”	has the meaning given in Schedule 19;
“Escrow Shares”	has the meaning given in Schedule 19;
“Estimated Connected Debt”	means Estimated Connected Payables minus Estimated Connected Receivables, which may be a positive or a negative amount;
“Estimated Connected Payables”	has the meaning given in Clause 5.3;
“Estimated Connected Receivables”	has the meaning given in Clause 5.3;
“Estimated Excess Cash”	has the meaning given in Clause 5.3;
“Estimated Third Party Debt”	has the meaning given in Clause 5.3;
“Estimated Excess Cash Less Third Party Debt”	means Estimated Excess Cash minus Estimated Third Party Debt, which may be a positive or a negative amount;
“Estimated Excess Regulatory Capital”	has the meaning given in Clause 5.3;
“Estimated Regulatory Capital Adjustment”
means a good faith estimate of the Regulatory Capital Adjustment.  For the avoidance of doubt, the Estimated Regulatory Capital Adjustment shall be calculated in accordance with Schedule 15, save that all references therein to: (a) “Regulatory Capital Adjustment”, are replaced by references to “Estimated Regulatory Capital Adjustment”; (b) “Excess Regulatory Capital”, are replaced by references to “Estimated Excess Regulatory Capital”; and (c) “Excess Cash Less Third Party Debt”, are replaced by references to “Estimated Excess Cash Less Third Party Debt”;

“Estimated Statement”	has the meaning given in Clause 5.3;
“Estimated Working Capital”	has the meaning given in Clause 5.3;
“Excess Cash”
means the aggregate of all the cash (whether in hand or credited to any account with a financial institution) and securities with a maturity of less than one year which are readily convertible into cash, including all interest accrued, held by or on behalf of the Target Companies at the close of business on the Closing Date but excluding: (i) segregated cash balances which are held off-balance sheet or recorded in the balance sheet of City Index Asia Pte Limited; (ii) security deposits for processing cards; (iii) rent deposits; (iv) cash restricted in order to comply with regulatory requirements and specifically the ASIC minimum liquidity requirements as well as the minimum cash balance required by MAS (if any); (v) payroll deposits; and (vi) a cash buffer of £250,000, as set out in the Closing Statement;

“Excess Cash Less Third Party Debt”	means Excess Cash minus Third Party Debt, which may be a positive or a negative amount;
“Excess Cash Less Third Party Debt Statement”	means the statement of Excess Cash Less Third Party Debt to be prepared in accordance with Schedule 4;
“Excess Regulatory Capital”	means the amount calculated in accordance with the method set out in Schedule 16 as at the close of business on the Closing Date, which may be a positive or a negative amount;
“Excess Regulatory Capital Statement”	means the statement of Excess Regulatory Capital to be prepared in accordance with Schedule 4;
“Exchange Act”	means the United States Securities Exchange Act of 1934;
“Exchange Rate”	means the closing mid-point rate for a transaction between the two currencies in question as quoted in the Financial Times published in London;
“Expert”
means a firm of chartered accountants of international repute agreed by the Seller and the Buyer which is independent of the parties and has suitable experience of dealing with completion accounts disputes or, in default of agreement, appointed in accordance with paragraph 6 of Part A of Schedule 4;

“Extraordinary Capex”	has the meaning given in Clause 5.6;
“FCA”	means the Financial Conduct Authority;
“Final Payment”	means the Closing Payment as adjusted in accordance with Clause 7 and Schedule 4;
“Final Payment Date”	means five Business Days after the date on which the process described in paragraph 3 of Schedule 6 for the preparation of the Closing Statement is complete;
“FSA”	means the Financial Services Act 2012;
“FSMA”	means the Financial Services and Markets Act 2000;
“Fundamental Warranties”	means the warranties set out in paragraphs 1, 2.1, 2.5, 8(a),

8(b) and 8(c) of Part A of Schedule 5 given pursuant to Clause 9;
“Fundamental Warranty Claim”	means a claim for breach of any of the Fundamental Warranties;
“Group”
in relation to a company, that company, its Subsidiaries, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company (and each company in a Group is a member of the Group);

“Harm”	means harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property;
“Hazardous Substances”	means any material, substances or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances and materials containing asbestos;
“IIROC”	means the Investment Industry Regulatory Organization of Canada;
“Indebtedness”
means, in relation to any person, all loans or other financing liabilities or obligations in the nature of borrowings including: (i) by way of debt or inventory financing or sale and leaseback arrangements; (ii) finance leases; (iii) the principal amount of bills, bonds, notes, debentures or loan stock; (iv) all derivative instruments (including any interest or currency protection, hedging or financial future transactions) at fair market value; (v) any letter of credit, indemnity, performance bonds, guarantee or similar assurance against the financial loss of any other person, in any such case falling outside the ordinary course of business; (vi) any deferred consideration in relation to any acquisition of any business, asset or undertaking; (vii) overdrafts and any other liabilities of a funding nature; (viii) any break fees, prepayment fees or other costs, expenses or penalties relating to the termination or repayment of any of the above, together with interest accrued; (ix) any bonuses payable to any employee of any Target Company as a result of Closing; (x) unpaid bonuses payable to any employee of any Target Company in respect of any financial year ended on a date prior to the date of this Agreement; (xi) accrued but unpaid costs associated with the transactions contemplated in the Transaction Documents; (xii) unpaid dividends; (xiii) non-segregated client cash balances calculated as part of trade creditors in the Accounts or in the Closing Statement; (xiv) unpaid redundancy costs; and (xv) any provision or reserve included as a specific line item in the form of the Closing Statement as set out in Part C of Schedule 4;

“Indemnity Claim”	means any claim for indemnification pursuant to Schedule 14;
“Intellectual Property Rights”
means: (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications; (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in any and all jurisdictions, and all improvements to the inventions disclosed in each such registration, patent or patent application; (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in any and all jurisdictions, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith; (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in any and all jurisdictions, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression; (v) computer software (including source code, object code, firmware, operating systems and specifications) (“Software”); (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information); (vii) industrial designs (whether or not registered); (viii) databases and data collections; (ix) any other type of proprietary intellectual property right; (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium; (xi) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; (xii) all rights in all of the foregoing provided by treaties, conventions and common law; and (xiii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing;

“IT Contracts”	has the meaning given in paragraph 21.1 of Part A of Schedule 5;

“IT System”	has the meaning given in paragraph 21.1 of Part A of Schedule 5;
“Know-how”
means confidential and proprietary industrial and commercial information and techniques in any form including (without limitation) drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“LIBOR”	means the overnight London Interbank Offered Rate administered by ICE Benchmark Administration Limited as quoted on a reputable information service;
“Licence to Assign”	has the meaning given in paragraph 1 of Part B of Schedule 12;
“Licence to Underlet”	has the meaning given in paragraph 1 of Part B of Schedule 12;
“Long Stop Date”	means 5:00 p.m. on the date falling 180 days after the date of this Agreement, or such other later time and date as may be agreed in writing by the Buyer and the Seller;
“Losses”	means all losses, liabilities, claims, demands, costs (including without limitation reasonable legal costs and experts’ and consultants’ fees), charges, expenses, actions and proceedings;
“Management Accounts”
means the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company and its Subsidiaries (including, in each case, any notes on them) for the period of six months ended 30 September 2014 (copies of which are in the Data Room);

“MAS”	means the Monetary Authority of Singapore;
“Material Contract”	has the meaning given in paragraph 15.1 of Part A of Schedule 5;
“Ordinary Shares”	means ordinary shares of £0.01 each in the capital of the Company;
“Preference Shares”	means Non-voting Redeemable Preference Shares of £1 each in the capital of the Company;
“Previously owned Land and Buildings”	has the meaning given in paragraph 24.1 of Part A of Schedule 5;
“Properties”	has the meaning given in paragraph 24.1 of Part A of Schedule 5;
“Proxy Statement”	means the proxy statement/prospectus, or any amendment

or supplement thereto, to be sent to the stockholders of the Buyer in connection with the transactions contemplated by this Agreement;
“Purchase Price”	means the purchase price for the Shares to be paid by the Buyer to the Seller in accordance with Clause 3;
“Registration Rights Agreement”	means the registration rights agreement, in the agreed form, to be dated on or about the Closing Date;
“Regulatory Capital Adjustment”	means the amount calculated in accordance with Schedule 15, which may be a positive or a negative amount;
“Relief”	has the meaning given to it in Schedule 13;
“SEC”	means the United States Securities and Exchange Commission;
“Securities Act”	means the United States Securities Act of 1933;
“Seller Adjustment Payment”	has the meaning given in Clause 17.4;
“Seller Claim”	means a claim for breach of any of the Buyer’s Warranties;
“Seller Obligation”
means any warranty or undertaking to reimburse or indemnify (including any covenant to pay pursuant to the Tax Covenant) or any guarantee in respect thereof given by the Seller or the Seller’s Guarantor or IPGL (if applicable) under this Agreement;

“Seller’s Account”	means the bank account designated by the Seller by notice in writing to the Buyer, which notice shall be delivered no later than five Business Days prior to Closing;
“Seller’s Accountants”	has the meaning given in paragraph 1 of Part A of Schedule 4;
“Seller’s Lawyers”:	means Macfarlanes LLP of 20 Cursitor Street, London EC4A 1LT, United Kingdom;
“Seller’s Warranties”	means the Fundamental Warranties, the Business Warranties and the Tax Warranties, and “Seller’s Warranty” means any one of them;
“Shares”
means: (a) as at the date of this Agreement, the entire issued share capital of the Company as at the date of this Agreement, being: (i) 7,803,258 Ordinary Shares; and (ii) 76,638,450 Preference Shares, all of which are fully paid; and (b) as at Closing, the entire issued share capital of the Company as at the Closing Date;

“Specified Debts”	means the loans listed in Schedule 18;
“Stockholders’ Agreement”	means the stockholders’ agreement, in the agreed form, to

be dated on or about the date of this Agreement;
“Subsidiary”
means in relation to a company (the holding company), any company in which the holding company (or persons acting on its behalf) directly or indirectly holds or controls either: (i) a majority of the voting rights exercisable at shareholder meetings of that company; or (ii) the right to appoint or remove a majority of its board of directors, and any company which is a Subsidiary of another company is also a Subsidiary of that company’s holding company;

“Target Companies”	means the Company and the Subsidiaries of the Company listed in Part B of Schedule 1 and “Target Company” means any one of them;
“Tax” or “Taxation”	has the meaning given in paragraph 1 of Part A of Schedule 13;
“Tax Authority”	has the meaning given in paragraph 1 of Part A of Schedule 13;
“Tax Claim”	has the meaning given in paragraph 1 of Part A of Schedule 13;
“Tax Covenant”	means the tax covenant set out in Part B of Schedule 13;
“Tax Covenant Claim”	means a claim under the Tax Covenant;
“Tax Warranties”	means the warranties in Part B of Schedule 5;
“Tax Warranty Claim”	means a claim for breach of any of the Tax Warranties;
“Third Party”	means any person other than: (a) a member of any Target Company’s Group; or (b) a member of the Seller’s Group;
“Third Party Claim”	has the meaning given in Schedule 7;
“Third Party Debt”	means the aggregate amount of Indebtedness of the Target Companies as at the close of business on the Closing Date but excluding Excess Cash, Connected Debt and Working Capital;
“Transaction Announcement”	means the press release to be prepared by the Buyer and released following execution of this Agreement and the related investor presentation;
“Transaction Documents”	means this Agreement, the Disclosure Letter, the Escrow Agreement, the Stockholders’ Agreement, the Convertible Note Indenture and the Registration Rights Agreement;
“Transfer Agent”	means The Bank of New York Mellon;
“VAT”
means value added tax or any other sales or turnover tax of any relevant jurisdiction, and “VAT legislation” means any relevant enactments in relation to VAT and all notices provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant Tax Authority;
“Waste”
means any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

“Working Capital”	means the amount calculated in accordance with Part D of Schedule 4, as set out in the Closing Statement;
“Working Capital Adjustment”	means the Estimated Working Capital minus the Working Capital Target, which may be a positive or a negative amount;
“Working Capital Statement”	means the statement of Working Capital to be prepared in accordance with Schedule 4; and
“Working Capital Target”	means £24,454,189.

1.2.	Headings in this Agreement are included for convenience only and shall not affect its interpretation.

1.3.	References to the Introduction, Clauses and Schedules are to the Introduction, Clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4.	Unless the context otherwise requires, words in the singular include the plural and vice versa. References to any gender shall include all genders.

1.5.
A person includes an individual, a body corporate, unincorporated association, trust or partnership, in each case whether or not having a separate legal personality and whenever and however incorporated or established.

1.6.
The expressions “company”, “holding company”, “parent undertaking”, “subsidiary undertaking” and “subsidiary” shall have the same meanings in this Agreement as in the Companies Act 2006 save that a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of the Companies Act 2006, as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee) by way of security or in connection with the taking of security, or (b) its nominee.

1.7.	A reference to any party shall include that party’s personal representatives, successors and permitted assigns.

1.8.
References to a statute, statutory provision or subordinate legislation is a reference to it as from time to time amended, consolidated or re-enacted and includes all subordinate legislation made from time to time under it.

1.9.
Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.10.	References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.11.	Save as otherwise provided in this Agreement, “writing” or “written” includes faxes and email.

1.12.	The words “connected” and “controlled” shall be construed in accordance with the provisions of sections 1122 and 1124 of the Corporation Tax Act 2010 respectively.

1.13.
Documents “in agreed form” are documents in the form agreed by the Buyer and the Seller and initialled for the purpose of identification by them or on their behalf or as otherwise evidenced in writing as being in agreed form by communications between the parties or their legal advisers.

1.14.	References to dates and times are unless otherwise stated to London dates and times; references to a day are to a period of 24 hours running from midnight on the previous day.

1.15.
Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England be deemed to include a reference to what most nearly corresponds to the English legal term in that jurisdiction.

1.16.	References to this Agreement and any document referred to in this Agreement include this Agreement or such document as amended or varied in accordance with its terms.

2.	Sale and Purchase

2.1.	On the terms of this Agreement and subject to the Conditions, the Seller agrees to sell and the Buyer agrees to purchase the Shares with effect from Closing.

2.2.
The Shares are sold with full title guarantee together with all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of Closing).

2.3.	The Seller:

(a)	has the right to sell the Shares on the terms set out in this Agreement; and

(b)	sells the Shares free from all Encumbrances.

2.4.
The Seller confirms to the Buyer that no commitment has been given to create an Encumbrance affecting the Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any share capital and no person has claimed any rights in connection with any of those things.

2.5.
The Seller waives any and all rights of pre-emption over any of the Shares and shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by any persons entitled to them.

2.6.	The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.	Purchase Price

3.1.	Subject to adjustment in accordance with the terms of this Agreement, the Purchase Price is:

(a)	the Escrow Cash;

(b)	the Final Payment;

(c)	the Consideration Shares; and

(d)	the Convertible Notes.

3.2.	The Purchase Price shall be paid in accordance with Clause 6.

3.3.	The Consideration Shares shall be issued, each credited as fully paid, with the same rights and ranking equally in all respects with the Buyer’s Shares.

3.4.	The Convertible Notes shall be issued on and subject to the terms of the Convertible Note Indenture.

3.5.
If any payment is made by the Seller to the Buyer, or (as the case may be) by the Buyer to the Seller, in respect of any claim for any breach of this Agreement or pursuant to an indemnity or payment covenant under this Agreement, the payment shall, to the extent possible, be made by way of adjustment of the Purchase Price paid by the Buyer for the Ordinary Shares under this Agreement and the Purchase Price shall be deemed to have been reduced or increased (as the case may be) by the amount of such payment.

4.	Conditions

4.1.
The agreement to sell and purchase the Shares pursuant to this Agreement is conditional on the following Conditions having been satisfied or waived in accordance with this Agreement on or before the Long Stop Date:

(a)
the FCA having approved (including, for the avoidance of doubt, circumstances where the FCA is treated as having approved pursuant to section 189(6) of FSMA) the acquisition of control of City Index Limited by the Buyer (as well as any person that owns a direct or indirect equity interest in the Buyer that would also acquire control within the meaning of Part XII of FSMA) and if such approval is given with conditions, such conditions would not materially adversely affect the ability of City Index Limited to carry on its business as carried on at the date of this Agreement;

(b)
the MAS having provided written approval in satisfaction of the requirements in section 97A of the Securities and Futures Act (Chapter 289 of Singapore) and any other condition(s) in the capital markets services licence of City Index Asia Pte Limited, and if such approval is given with conditions, such conditions would not materially adversely affect the ability of City Index Asia Pte Limited to carry on its business as carried on at the date of this Agreement;

(c)
the Buyer having received all approvals required by section 11.10 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations and IIROC Dealer Member Rule 5.4.;

(d)
no communication (whether verbally or in writing) from the ASIC having been received by the Buyer or City Index Australia Pty Limited before the earlier of: (i) six months from submission of notification to ASIC of the transaction contemplated by this Agreement; and (ii) the satisfaction of the last of the Conditions set out in Clause 4.1(a), 4.1(b), 4.1(c), to the effect that the ASIC has any material objection or concern in connection with the transaction contemplated by this Agreement, or which suggests that the ASIC may do, or refrain from doing, anything which may have a material adverse impact on the licences or authorisations of the Buyer or City Index Australia Pty Limited in Australia;

(e)	the receipt of the Buyer Stockholder Approval; and

(f)	the grant of a Licence to Assign or Licence to Underlet in accordance with Part B of Schedule 12,

each a “Condition” and together, the “Conditions”.

4.2.
The Conditions set out in Clauses 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(e) may only be waived by the Buyer and the Seller acting together.  The Condition set out in Clause 4.1(f) may only be waived by the Buyer.

4.3.
The Buyer shall use all reasonable endeavours (at its own expense) to satisfy or procure the satisfaction of the Conditions set out in Clauses 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(e) as soon as reasonably practicable and in any event no later than the Long Stop Date and shall notify the Seller as soon as reasonably practicable after it becomes aware of the satisfaction of such Conditions.

4.4.
If the Condition set out in Clause 4.1(e) has not been satisfied by the Long Stop Date as a result of the stockholders of the Buyer having rejected the issuance of the Consideration Shares and the Convertible Notes as part of the Purchase Price at the Buyer Stockholder Meeting, then the Buyer shall as soon as reasonably practicable, but in any event no later than 10 Business Days after the Long Stop Date, pay US$1,000,000 by wire transfer of immediately available funds to the Seller’s Account and the Buyer shall take all steps necessary to comply with its obligations under Clause 21 and Clause 22.

4.5.
The Buyer shall assume primary responsibility for communicating with the FCA , the MAS, the ASIC and IIROC in order to procure the satisfaction of the Conditions set out in Clauses 4.1(a), 4.1(b), 4.1(c) and 4.1(d) and in connection with this purpose:

(a)
the Seller shall as soon as reasonably practicable provide the Buyer and the FCA, the MAS, the ASIC and IIROC with any necessary information and documents reasonably required by the Buyer or such relevant authority for the purpose of making any submissions, notifications and filings to such relevant authority;

(b)	the Seller shall before sending any communication to the FCA, the MAS, the ASIC or IIROC consult with the Buyer; and

(c)	the Seller shall as soon as reasonably practicable provide the Buyer with copies of all correspondence received by it from, or sent by it to, the FCA, the MAS, the ASIC or IIROC.

4.6.
The Seller shall, and shall cause the Company to: (a) use all reasonable endeavours to furnish such financial and operating data and all other information concerning the Seller, the Company and members of their respective Groups (including financial statements and audit work papers) as soon as reasonably practicable; (b) instruct its employees, auditors, legal counsel and other advisors and representatives to cooperate with the Buyer; and (c) provide such other assistance, in each case as may be reasonably requested by the Buyer in connection with the preparation, filing and distribution of the Proxy Statement.  If the Seller becomes aware that any financial or operating data or other information furnished to the Buyer pursuant to this Clause 4.6 is inaccurate or out of date, the Seller shall as soon as reasonably practicable notify the Buyer of the same and provide the Buyer with the corrected or updated data or information.

4.7.
As soon as reasonably practicable after the date hereof, the Buyer shall prepare and file the Proxy Statement with the SEC.  Subject always to compliance by the Seller with Clause 4.6, the Buyer shall use all reasonable endeavours to:

(a)	procure that the Proxy Statement is submitted to the SEC for approval as soon as reasonably practicable;

(b)	cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable after the Proxy Statement is approved for mailing by the SEC; and

(c)	ensure that the Proxy Statement complies in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act.

4.8.
The Buyer shall (at its own expense) cause a meeting of its stockholders (“Buyer Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following approval of the Proxy Statement by the SEC for the purpose of voting approval of the issuance of the Consideration Shares and the Convertible Notes as part of the Purchase Price (such stockholder approval, the “Buyer Stockholder Approval”).  The board of directors of the Buyer shall: (a) subject to its fiduciary duties, recommend to the Buyer’s stockholders their approval of such issuance of the Consideration Shares and the Convertible Notes and use all reasonable endeavours to obtain the Buyer Stockholder Approval; and (b) otherwise comply with all legal requirements applicable to such meeting.  For the avoidance of doubt, if the board of directors of the Buyer determines that making the recommendation described in the foregoing Clause 4.8(a) would be inconsistent with its fiduciary duties, it can fail to make, withdraw or modify its recommendation.

4.9.
The Seller shall use all reasonable endeavours at its own expense to satisfy or procure the satisfaction of the Condition set out in Clause 4.1(f) as soon as reasonably practicable and in any event no later than the Long Stop Date and shall notify the Seller as soon as reasonably practicable after it becomes aware of the satisfaction of such Condition.

4.10.
Each of the Seller and the Buyer undertakes to disclose in writing to the other anything which will or may prevent any of the Conditions from being satisfied or waived on or prior to the Long Stop Date immediately after it comes to its attention.

4.11.
If any of the Conditions has not been satisfied or waived in accordance with this Agreement by the Long Stop Date, this Agreement shall cease to have effect immediately after that time on that date except for:

(a)	the provisions mentioned in Clause 4.12; and

(b)	any rights or liabilities that have accrued under this Agreement, including any liability to make payment under Clause 4.4.

4.12.	The provisions of Clauses 21, 22, 27 and 39 shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions.

5.	Pre-Closing Obligations

5.1.
From the date of this Agreement until Closing, the Seller undertakes to the Buyer to procure that the business of the Target Companies shall be conducted in the normal course in the same manner as the business has been carried out before the date of this Agreement and undertakes to comply and to procure compliance with the obligations set out in Schedule 2.  The Seller shall notify the Buyer immediately of any matter which is or may be a breach of Schedule 2.

5.2.	Prior to Closing the Seller shall, and shall procure that the Target Companies shall, to the fullest extent permissible by applicable law or regulation:

(a)	collaborate with the Buyer in relation to all material matters concerning the running of the Business; and

(b)
allow the Buyer and its agents, upon reasonable notice and at the Buyer’s expense, reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Business, provided that the obligations of the Seller under this Clause shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Seller or its direct or indirect shareholders otherwise than in relation to the Business.

5.3.	No later than five Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer:

(a)
a written statement prepared in accordance with the paragraph 2 of Part A of Schedule 4 and in a form substantially similar to the form of the Closing Statement (the “Estimated Statement”) that shall set forth:

(i)	a good faith estimate of Working Capital (the “Estimated Working Capital”);

(ii)	a good faith estimate of Excess Cash (the “Estimated Excess Cash”);

(iii)	a good faith estimate of Third Party Debt (the “Estimated Third Party Debt”);

(iv)	a good faith estimate of Connected Payables (the “Estimated Connected Payables”);

(v)	a good faith estimate of Connected Receivables (the “Estimated Connected Receivables”); and

(vi)	a good faith estimate of Excess Regulatory Capital (the “Estimated Excess Regulatory Capital”); and

(b)
copies of such documents, underlying source data, trial balances and other information used by the Seller in the preparation of the Estimated Statement and the calculation of the amounts contained therein.

5.4.
If requested by the Buyer, the Seller shall as soon as reasonably practicable discuss in good faith the contents of the Estimated Statement with the Buyer and, in the event the Buyer disagrees with the Estimated Statement or the calculation of the amounts contained therein, the Buyer and the Seller shall use all reasonable efforts to resolve such disagreement no later than two Business Days prior to the anticipated Closing Date.  For the avoidance of doubt, where the Buyer and the Seller have:

(a)
agreed to amend the content of the Estimated Statement following discussions under this Clause 5.4, the Estimated Statement shall, for the purposes of this Agreement, be the amended Estimated Statement in the agreed form;

(b)	failed to reach agreement under this Clause 5.4, the Estimated Statement shall, for the purposes of this Agreement, be the original Estimated Statement provided by the Seller pursuant to Clause 5.3.

5.5.
All items in the Estimated Statement and the Working Capital Target shall be converted from Pounds Sterling to US dollars at the Exchange Rate on the date preceding the Closing Date (or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted) and, for the avoidance of doubt, each of the Estimated Excess Cash Less Third Party Debt, the Estimated Working Capital, the Working Capital Target, the Estimated Connected Debt and the Estimated Excess Regulatory Capital shall be expressed in US dollars for the purposes of calculating the Closing Payment.

5.6.
No later than three Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer evidence to the satisfaction of the Buyer (acting in good faith) of:

(a)
the aggregate amount of capital expenditure actually incurred by the Company in respect of items of capital expenditure set out in the Agreed Budget during the period from and including the date of this Agreement to and including the date falling five Business Days prior to the anticipated Closing Date (such amount being the “Actual Capex”).

(b)
the aggregate amount of capital expenditure actually incurred by the Company in respect of items of capital expenditure which are not set out in the Agreed Budget and which have been approved by the Buyer in writing during the period from and including the date of this Agreement to and including the date falling five Business Days prior to the anticipated Closing Date (such amount being the “Extraordinary Capex”).

6.	Closing

6.1.	Closing shall take place on the Closing Date at 10:00 a.m. at the offices of the Seller’s Lawyers (or at such other place or time as agreed in writing by the Buyer and the Seller).

6.2.	At Closing the Seller shall:

(a)	transfer the Shares in such form as is necessary for the Buyer to establish legal ownership in accordance with English law;

(b)	deliver or procure delivery of all other documents identified in paragraph 1 of Part A of Schedule 3; and

(c)	procure that a meeting of each Target Company is held at which the business identified for the meetings in paragraph 2 of Part A of Schedule 3 is conducted.

6.3.	At Closing the Buyer shall:

(a)	pay the Closing Payment by wire transfer of immediately available funds to the Seller’s Account;

(b)	pay the Escrow Cash by wire transfer of immediately available funds to the Escrow Account; and

(c)	deliver or procure the delivery of all other documents identified in paragraph 1 of Part B of Schedule 3 as documents to be delivered by the Buyer at Closing.

6.4.
Payment of the Closing Payment and the Escrow Cash by wire transfer and delivery of certificates for the Consideration Shares and the Convertible Notes in accordance with Clause 6.3 shall constitute payment of the Purchase Price and shall discharge the obligations of the Buyer under Clause 2.1.

6.5.	If the Seller does not comply with Clause 6.2 in any material respect the Buyer may, without prejudice to any other rights it has:

(a)	proceed to Closing as far as practicable (without limiting its rights under this Agreement);

(b)	defer Closing; or

(c)	terminate this Agreement by notice to the Seller.

6.6.	The Buyer may defer Closing under Clause 6.5(b) only once, but otherwise Clause 6.5(b) shall apply to a Closing deferred under that clause as it applies to a Closing that has not been deferred.

7.	Adjustment of Purchase Price

7.1.	The Final Payment shall be the Closing Payment:

(a)
plus the amount (if any) by which the Working Capital (as extracted from the Working Capital Statement) exceeds the Estimated Working Capital, or minus the amount (if any) by which the Working Capital is less than the Estimated Working Capital;

(b)	minus the amount (if any) by which the Connected Debt (as extracted from the Connected Debt Statement) exceeds the Estimated Connected Debt, or plus the amount (if any) by which the Connected Debt is less than the Estimated Connected Debt; and

(c)
plus the amount (if any) by which the Regulatory Capital Adjustment exceeds the Estimated Regulatory Capital Adjustment, or minus the amount (if any) by which the Regulatory Capital Adjustment is less than the Estimated Regulatory Capital Adjustment.

7.2.	Within five Business Days, starting on the day after agreement or determination of the Closing Statement in accordance with Schedule 4:

(a)	if the Final Payment exceeds the Closing Payment, the Buyer shall pay to the Seller an amount equal to the excess by wire transfer of immediately available funds to the Seller’s Account; or

(b)
if the Closing Payment exceeds the Final Payment, the Seller shall repay to the Buyer an amount equal to the excess by wire transfer of immediately available funds to the account designated by the Buyer by notice in writing to the Seller.

7.3.
The Buyer may deduct from any payment under Clause 7.2(a) an amount equal to the estimate referred to in Clause 7.4 in respect of any Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) which is subsisting and has not been settled in full by the Seller at the time that the payment under Clause 7.2(a) is due to be paid (the “Withholding Amount”), and, within 10 Business Days of the settlement or withdrawal of any Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) in respect of which a Withholding Amount has been withheld by the Buyer:

(a)	if the Withholding Amount exceeds the settled amount (if any) of such Claim, Indemnity Claim or Tax Covenant Claim (as the case may be), the Buyer shall pay to the Seller the amount of such excess; or

(b)	if the settled amount (if any) of such Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) exceeds the Withholding Amount, the Seller shall pay to the Buyer the amount of such excess.

7.4.
The estimate is the Buyer’s estimate in good faith, based on the advice of its legal counsel, of the quantum of the damages or the indemnification amount  which may be awarded to or be due to the Buyer in respect of the relevant Claim, Indemnity Claim or Tax Covenant Claim (as the case may be).  The Buyer shall prepare, or cause to be prepared, and deliver to the Seller copies of such advice, underlying source data or other information used by the Buyer in its calculation of the estimate, provided that the Buyer shall not be under any obligation to provide the Seller with a copy of any document or information which is or may be legally privileged or subject to any confidentiality obligations (provided that the Buyer shall use reasonable endeavours to be released from any such confidentiality obligations for the provision of such document or information to the Seller).

7.5.
If requested by the Seller, the Buyer shall as soon as reasonably practicable discuss in good faith the Buyer’s estimate referred to in Clause 7.3 with the Seller and, in the event the Seller disagrees with the estimate, the Buyer and the Seller shall use all reasonable efforts to resolve such disagreement within five Business Days.  For the avoidance of doubt, where the Buyer and the Seller have:

(a)
agreed to amend the estimate following discussions under this Clause 7.5, the estimate shall, for the purposes of Clause 7.3, be the amount agreed by the Buyer and the Seller following discussions under this Clause 7.5; or

(b)	failed to reach agreement in accordance with this Clause 7.5, the estimate shall, for the purposes of Clause 7.3, be the estimate referred to in Clause 7.4.

7.6.	A Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) shall be regarded as settled or withdrawn for the purposes of Clause 7.3 if and to the extent that:

(a)	the Seller and the Buyer agree in writing that such Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) has been settled or withdrawn; or

(b)
such Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) has been finally determined by a court of competent jurisdiction from which no right of appeal exists, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal; or

(c)
such Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) has been withdrawn by the Buyer or has otherwise been struck out, discontinued or dismissed (in which case such Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) shall, for the purposes of Clause 7.3, be treated as having been settled for no sum and all of the Withholding Amount in respect of such Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) shall be payable to the Seller in accordance with Clause 7.3(a)); or

(d)	the claim is a Tax Covenant Claim in respect of which payment is due in accordance with the terms of the Tax Covenant.

8.	Payment of Connected Debt

The provisions of Schedule 9 shall apply in respect of the payment of Connected Debt.

9.	Warranties from the Seller

9.1.	Subject to the limitation and qualifications set out in Schedule 7, the Seller warrants to the Buyer that each Seller’s Warranty is true, accurate and not misleading on the date of this Agreement.

9.2.
Each of the Fundamental Warranties shall be deemed to be repeated by the Seller in the terms set out in Clause 9.1 on the Closing Date by reference to the facts and circumstances subsisting at that day and any reference made to the date of this Agreement (whether express or implied) in relation to any Fundamental Warranty shall be construed, in relation to such repetition, as a reference to the Closing Date.

9.3.
Where any Seller’s Warranty is qualified by the expression “so far as the Seller is aware” or any similar expression, such Seller’s Warranty is deemed to be given to the best of the knowledge, information and belief of the Seller, and for these purposes the knowledge, information and belief of the Seller shall be deemed to be the knowledge, information and belief (after having made all reasonable enquiries) of any of Tina Kilmister-Blue, Chris Clothier, Nigel Rose, Michael Lear, Mark Preston, Sam Bryant, Simon Elvidge, Martine

Skinner, David Offen, Sophie Squillacioti, Kristen Zales, Bibi Ally, Ian Trussler, (in respect of the Seller’s knowledge, information and belief relating to City Index Australia Pty Limited only) David Hendricks and (in respect of the Seller’s knowledge, information and belief relating to City Index Asia Pte Limited only) Choh Tong Goh and Joo Hiong Yeo.

9.4.	Each of the Seller’s Warranties is separate and, unless specifically provided, is not limited by reference to any other Seller’s Warranty or anything in this Agreement.

9.5.
If at any time before or at the time of Closing the Seller becomes aware of anything which constitutes or which the Seller considers (acting in good faith) is likely to constitute a breach of any of the Seller’s Warranties, the Seller must as soon as reasonably practicable:

(a)	notify the Buyer in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b)	if requested by the Buyer, use all reasonable endeavours to prevent or remedy the notified occurrence.

9.6.
The Seller agrees that any information supplied by the Target Companies or by or on behalf of any of the employees, directors, agents or officers of the Target Companies to the Seller or its advisers in connection with the Seller’s Warranties and the information Disclosed or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller, and the Seller undertakes to the Buyer, the Target Companies and each such employee, director, agent or officer that it waives any and all claims which it might otherwise have against any of them in respect of such claims.

10.	Warranties from the Buyer

10.1.	Subject to the limitations and qualifications set out in Schedule 8, the Buyer warrants to the Seller that each Buyer’s Warranty is true, accurate and not misleading on the date of this Agreement.

10.2.
Each of the Buyer’s Warranties shall be deemed to be repeated by the Buyer on the Closing Date by reference to the facts and circumstances subsisting at that day and any reference made to the date of this Agreement (whether express or implied) in relation to any Buyer’s Warranty shall be construed, in relation to such repetition, as a reference to the Closing Date.

10.3.
Where any Buyer’s Warranty is qualified by the expression “so far as the Buyer is aware” or any similar expression, such Buyer’s Warranty is deemed to be given to the best of the knowledge, information and belief of the Buyer, and for these purposes the knowledge, information and belief of the Buyer shall be deemed to be the knowledge, information and belief (after having made all reasonable enquiries) of any of Glenn Stevens, Samantha Roady, Diego Rotsztain, Jeff Scott, Jason Emerson, Richard Bennett and Matthew McDonald.

11.	Tax Covenant

11.1.	The provisions of Part B of Schedule 13 apply in this Agreement with effect from Closing.

12.	Indemnities

12.1.	The provisions of Schedule 14 apply in this Agreement with effect from Closing.

13.	Seller’s Liability

The Seller’s liability in respect of any claims under or arising out of this Agreement shall, to the extent applicable, be subject to the limitations set out in Schedule 7 and (in respect of any Tax Covenant Claim) the limitations set out in Schedule 13, except that none of the limitations set out in Schedule 7 or Schedule 13 shall apply to any claim which arises as a consequence of fraud or fraudulent misrepresentation by the Seller or any of its agents or advisers.

14.	Right to Terminate

14.1.	If at any time prior to Closing the Buyer becomes aware of:

(a)	any fact, matter or event, which constitutes a Material Breach of a Seller’s Warranty; and/or

(b)	any fact, matter or event, which constitutes a Material Breach of any of the Seller’s undertakings contained in Schedule 2,

the Buyer shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) to proceed to Closing so far as practicable having regard to the breaches that have occurred or, by notice in writing to the Seller, to elect to terminate this Agreement without any liability whatsoever to the Buyer.

14.2.	For the purposes of Clause 14.1, a “Material Breach” shall mean:

(a)	a breach of a Warranty which would entitle the Buyer to an amount in damages, following Closing, equal to or greater than US$5,000,000; or

(b)	a breach of any of the Seller’s undertakings contained in Schedule 2 which would entitle the Buyer to an amount in damages, following Closing, equal to or greater than US$5,000,000,

and in the case of a breach which shall be capable of remedy, where such breach is not remedied to the reasonable satisfaction of the Buyer prior to Closing.

14.3.
Any right of termination exercised pursuant to this Clause 14 shall automatically terminate this Agreement (other than Clauses 21, 22, 27 and 39) which shall continue in full force and effect) and no party shall have any claim against the other parties to this Agreement except in respect of any rights and liabilities of any party which have accrued prior to the Agreement terminating or in relation to the clauses of this Agreement which remain in force.

15.	INCAP Guarantee

15.1.
From and including Closing, in consideration of the Buyer agreeing to purchase the Shares on the terms set out in this Agreement, the Seller’s Guarantor hereby unconditionally and irrevocably guarantees to the Buyer that if the Seller does not pay any amount due under or in connection with this Agreement (including without limitation any amount due after a Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) has become a Determined Claim), it shall immediately upon demand by the Buyer pay that amount as if it was the principal obligor.

15.2.
As an independent and primary obligation, without prejudice to Clause 15.1, from and including Closing the Seller’s Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified the Buyer upon demand from and against all and any Losses suffered or incurred by the Buyer and arising from failure of the Seller to pay any amount due under or in connection with this Agreement (including without limitation any amount due after a Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) has become a Determined Claim).

15.3.
The guarantee under this Clause 15 is a continuing guarantee and accordingly is to remain in force until the earliest of: (a) the date on which all obligations of the Seller having been performed or satisfied, regardless of any intermediate payment or discharge in whole or in part; (b) the date on which IPGL elects to give the guarantee under Clause 16; and (c) the date falling on the seventh anniversary of the Closing Date, whereupon this guarantee shall cease to have any force and effect.

15.4.	The liability of the Seller’s Guarantor under this Clause 15 shall not be reduced, discharged or otherwise affected by:

(a)	any act, omission, matter or thing which would have reduced, discharged or affected the liability of the Seller’s Guarantor under this Clause 15; or

(b)
anything done or omitted by any person which, but for this provision, might exonerate or discharge the Seller’s Guarantor or otherwise reduce or extinguish its liability under the guarantee in this Clause 15.

15.5.
If any payment by the Seller, or any discharge given by the Buyer, is avoided or reduced as a result of the winding-up, liquidation, insolvency or other similar event of the Seller, the liability of the Seller and Seller’s Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the Buyer shall be entitled to recover the value or amount of that security or payment.  The Seller’s Guarantor waives any right it may have of first requiring the Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Seller’s Guarantor under this Clause 15.  This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

15.6.
Until all amounts which may be or become payable by the Seller under or in connection with this Agreement have been irrevocably paid in full, and unless the Buyer otherwise directs in writing, the Seller’s Guarantor shall not exercise any rights (including without limitation any rights arising by way of set-off, counterclaim, subrogation, indemnity or otherwise) which it may have from or against the Seller, its liquidator, an administrator, co-guarantor or any other person by reason of performance by it of its obligations under this Clause 15.

15.7.
The guarantee under this Clause 15 is in addition to, without limiting and not in substitution for, any rights or security which the Buyer may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Seller under or in connection with this Agreement.

15.8.	The total amount recoverable by the Buyer from the Seller’s Guarantor under this Clause 15 shall not exceed US$103,500,000.

16.	IPGL Guarantee

16.1.
At any time from and including the date that is 18 months after the Closing Date until the date that is seven years after the Closing Date (the “Guarantee Period”), in consideration of the Buyer agreeing to purchase the Shares on the terms set out in this Agreement, IPGL may (but shall have no obligation to) unconditionally and irrevocably elect by written notice to the Buyer, the Seller’s Guarantor and the Escrow Agent that it shall:

(a)	for so long as the Seller is in existence during the Guarantee Period:

(i)
unconditionally and irrevocably guarantee to the Buyer that if the Seller fails to pay any amount due under or in connection with this Agreement (including any amount due in respect of a Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) that has become a Determined Claim), it shall immediately on demand pay that amount as if it was the principal obligor; and

(ii)
as an independent and primary obligation, without prejudice to the rest of this Clause 16.1(a), unconditionally and irrevocably indemnify and keep indemnified the Buyer upon demand from and against all and any Losses suffered or incurred by the Buyer and arising from failure of the Seller to pay any amount due under or in connection with this Agreement (including any amount due after a Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) has become a Determined Claim); and

(b)
from and including the date on which the Seller ceases to exist until the end of the Guarantee Period, as an independent and primary obligation, unconditionally and irrevocably: (i) pay any amount due under or pursuant to this Agreement (including any amount due in respect of a Claim, Indemnity Claim or Tax Covenant Claim (as the case may be) that has become a Determined Claim); and (ii) indemnify and keep indemnified the Buyer upon demand from and against all and any Losses suffered or incurred by the Buyer and arising from the failure of the Seller to comply with any or all of its obligations, commitments and undertakings under or pursuant to this Agreement or arising from the termination of this Agreement, provided in respect of each of Clauses 16.1(b)(i) and (ii), IPGL has all of the rights of the Seller to defend any claim that the Seller has or would have had were it in existence.

16.2.	If notice is served by IPGL pursuant to 16.1:

(a)
the guarantee under this Clause 16 is a continuing guarantee and accordingly is to remain in force until the earlier of: (i) all obligations of the Seller having been performed or satisfied, regardless of any intermediate payment or discharge in whole or in part; and (b) the end of the Guarantee Period;

(b)	the liability of IPGL under this Clause 16 (if applicable) shall not exceed US$103,500,000.

(c)	the liability of IPGL under this Clause 16 (if applicable) shall not be reduced, discharged or otherwise affected by:

(i)	any act, omission, matter or thing which would have reduced, discharged or affected the liability of IPGL under this Clause 16; or

(ii)	anything done or omitted by any person which, but for this provision, might exonerate or discharge IPGL or otherwise reduce or extinguish its liability under the guarantee in this Clause 16,

in each case, other than any express release, waiver or discharge agreed in writing by the Buyer and the Seller;

(d)
if any payment by the Seller, or any discharge given by the Buyer, is avoided or reduced as a result of the winding-up, liquidation, insolvency or other similar event of the Seller, the liability of the Seller and IPGL shall continue as if the payment, discharge, avoidance or reduction had not occurred and the Buyer shall be entitled to recover the value or amount of that security or payment.  IPGL shall waive any right it may have of first requiring the Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from IPGL under this Clause 16.  This waiver shall apply irrespective of any law or any provision of a Transaction Document to the contrary;

(e)
until all amounts which may be or become payable by the Seller under or in connection with this Agreement have been irrevocably paid in full, and unless the Buyer otherwise directs in writing, IPGL shall not exercise any rights (including without limitation any rights arising by way of set-off, counterclaim, subrogation, indemnity or otherwise) which it may have from or against the Seller, its liquidator, an administrator, co-guarantor or any other person by reason of performance by it of its obligations under this Clause 16; and

(f)
if elected to be given, the guarantee under this Clause 16  is in addition to, without limiting and not in substitution for, any rights or security which the Buyer may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Seller under or in connection with this Agreement.

16.3.
For the avoidance of doubt, unless and until written notice is served by IPGL pursuant to Clause 16.1, IPGL shall have no liability whatsoever under or in respect of the Transaction Documents and the Buyer shall have no recourse against IPGL under or in respect of the Transaction Documents.

17.	Escrow Arrangements

17.1.
The Seller agrees that the Escrow Property shall be held in escrow for the benefit, and on behalf of, the Seller or (as applicable) a Permitted Transferee (as defined in the Stockholders’ Agreement) of the Seller under the Stockholders’ Agreement, and that any Escrow Property distributed from the Escrow Account (other than to the Buyer) shall be released in accordance with this Clause 17 and the provisions to be set out in the Escrow Agreement.

17.2.
Each of the Buyer, the Seller and the Seller’s Guarantor agrees that it shall use all reasonable endeavours to: (a) finalise the form of Escrow Agreement with the Escrow Agent as soon as reasonably practicable and in any event no later than 30 days after the date of this

Agreement; and (b) enter into the form of Escrow Agreement agreed with the Escrow Agent pursuant to this Clause 17.2 on or about the Closing Date.

17.3.
Each of the Buyer,the Seller and the Seller’s Guarantor agrees that in the event the Escrow Agreement is not entered into in accordance with Clause 17.2, the Escrow Property shall be held by the Seller and shall only be disposed of or released in accordance with the terms of Schedule 19.

17.4.
The parties acknowledge that it is the Seller’s (or, as the case may be, the Seller’s Guarantor’s) intention that any amounts due to the Buyer in connection with any claim under or arising out of this Agreement or any obligation of the Seller to pay the Buyer under this Agreement (including without limitation as a result of any adjustment to the Purchase Price pursuant to Clause 7.2(b) (a “Seller Adjustment Payment”)) will first be paid out of the Escrow Property held in the Escrow Account, in accordance with the Escrow Agreement.  Notwithstanding the foregoing, nothing in this Clause 17 shall in any way limit or prejudice the Buyer’s ability to make any claim under or arising out of this Agreement.

17.5.
The Buyer, on the one hand, will be responsible for 50 per cent., and the Seller, on the other hand, will be responsible for 50 per cent., of the fees and expenses payable to the Escrow Agent from time to time and the Escrow Agent may deduct such amounts: (a) from the amount remaining in the Escrow Account in the case of any such amounts due to the Escrow Agent from the Seller; and (b) otherwise from the payments due to the Buyer and the Seller respectively in accordance with the terms of this Agreement.

18.	Protection of the Buyer’s Interests

18.1.
Subject to Clause 18.2, each of the Seller and the Seller’s Guarantor shall not, and (where applicable) shall procure that each other member of their respective Groups shall not, at any time during the period of two years beginning with the Closing Date, in any geographic areas in which any business of the Target Companies was carried on at or during the 12 month period immediately prior to the Closing Date carry on any business which would be in competition with any part of the Business as the Business was carried on at the Closing Date.

18.2.
Notwithstanding Clause 18.1, the Seller’s Guarantor and each other member of its Group shall be able to continue any business activity carried on by it as at the Closing Date whether or not such business activity is in competition with any part of the Business and such activity will not constitute a breach of the provisions of Clause 18.1.

18.3.
Each of the Seller and the Seller’s Guarantor shall not, and (where applicable) shall procure that each other member of their respective Groups shall not, at any time during the period of two years beginning with the Closing Date:

(a)
offer employment to, enter into a contract for the services of, or attempt to entice away from the Target Companies, any individual who is at the time of the offer or attempt, and was at the Closing Date, employed or directly engaged in an executive or managerial position with any Target Company; or

(b)	procure or facilitate the making of any such offer or attempt by any other person,

provided that this Clause 18.3 shall not restrict or otherwise prevent the Seller, the Seller’s Guarantor or any member of their respective Groups from employing or engaging any such employee (other than Nigel Rose, Michael Lear and Kristen Zales) who has responded independently to a general (non-targeted) advertisement for the recruitment of an individual to provide such services placed by or on behalf of any of them.

18.4.
Each of the Seller and the Seller’s Guarantor shall not, and (where applicable) shall procure that each other member of their respective Groups shall not, at any time after Closing, use in the course of any business:

(a)	the words “City Index” or “FX Solutions” or “IFX Group” or “IFX Markets”; or

(b)	any trade or service mark, business or domain name, design or logo which, at Closing, was or had been used by any of the Target Companies; or

(c)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo.

18.5.
The covenants in this Clause 18 are intended for the benefit of the Buyer and the Target Companies and apply to actions carried out by the Seller or the Seller’s Guarantor or any member of their respective Groups in any capacity and whether directly or indirectly, on behalf of the Seller or the Seller’s Guarantor or any member of their respective Groups, on behalf of any other person or jointly with any other person.

18.6.
Nothing in this Clause 18 prevents the Seller’s Guarantor or the Seller or any member of their respective Groups from holding, for investment purposes only, the Consideration Shares, the Convertible Notes and/or not more than five per cent. of any class of shares or securities of any company traded on a national securities exchange.

18.7.
Each of the covenants in this Clause 18 is a separate undertaking and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this Clause 18. Each of the covenants in this Clause 18 is considered fair and reasonable by the parties but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

19.	Insurance

19.1.
From the date of this Agreement until Closing, the Seller shall (and shall ensure that each member of the Seller’s Group shall) comply with all policies of insurance in respect of the Target Companies and their business and assets.  If an insured event occurs before Closing in relation to any Target Company, the Seller shall use all reasonable endeavours to make recovery under the relevant policy prior to Closing.  If requested to do so by the Buyer, the Seller shall (at the Buyer’s cost) assist the Buyer to arrange for the continuation or substitution of insurance coverage in relation to the Business after Closing.

19.2.
As soon as reasonably practicable after the date of this Agreement, the Seller shall use all reasonable endeavours to ensure that, to the extent permissible under each policy, the Buyer’s interest in the Target Companies is noted on the insurance policies of any member of the Seller’s Group which relate to the Target Companies (or any of their businesses or assets).  If before Closing an insurance policy is renewed or a policy put in place to replace or succeed it, the Seller shall ensure that the Buyer’s interest in the Target Companies is noted on the renewed, replacement or successor policy.

20.	Release of Guarantees

[This Clause is intentionally left blank.]

21.	Confidentiality

21.1.	Subject to Clause 21.5, each party shall treat as confidential all information received or obtained as a result of negotiating, entering into or performing this Agreement which relates to:

(a)	the provisions of this Agreement (including, for the avoidance of doubt, the circumstances giving rise to the Buyer’s liability to make payment under Clause 4.4);

(b)	the negotiations relating to this Agreement;

(c)	the subject matter of this Agreement; or

(d)	the other party, any member of its Group or any agent or subcontractor acting on its behalf,

and the Seller shall, from Closing, also treat as confidential all information relating to the Target Companies.  No party shall use such information for any purpose other than to perform its obligations under this Agreement.

21.2.
Notwithstanding the other provisions of this Clause 21, the Buyer or the Seller may, after consultation with the Seller or the Buyer (as applicable) whenever practicable, disclose confidential information if and to the extent and, in the case of Clauses 21.2(a) to 21.2(d), to the minimum extent:

(a)	required by law or for the purpose of any judicial proceeding;

(b)	required by any securities exchange on which its securities are listed or traded;

(c)	required by any Authority to which it is subject or submits;

(d)	required to vest the full benefit of this Agreement in it or to enforce any of its rights in this Agreement;

(e)	required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality);

(f)	that information is in or has come into the public domain through no fault of it;

(g)	the Seller or the Buyer (as applicable) has given prior written consent to the disclosure; or

(h)	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

21.3.
The provisions of this Clause 21 shall from the date of this Agreement supersede and extinguish any other agreement (including without limitation the Confidentiality Agreement) between the parties relating to the subject matter of this Clause 21.

21.4.	The restrictions contained in this Clause 21 shall continue to apply for two years from the earlier of Closing or termination of this Agreement.

21.5.	The provisions of Clause 21.1 shall not apply to any information contained in the Transaction Announcement or the Proxy Statement.

22.	Announcements

22.1.
The parties authorise the issue of the Transaction Announcement but shall not make any other public announcement or issue any other press release concerning or relating to this Agreement or its subject matter or any ancillary matter except to the minimum extent required by law, any regulatory body or the rules of any securities exchange to which the disclosing party is subject.  The restrictions contained in this Clause 22.1 shall continue to apply for two years from the earlier of Closing or termination of this Agreement.

23.	Further Assurance

23.1.
Each party shall, at its own expense, promptly execute and deliver all documents, and do all things, that each other party may from time to time reasonably require for the purpose of giving full effect to the provisions of the Transaction Documents.

23.2.
Following Closing and pending registration of the Buyer as owner of the Shares, the Seller shall exercise all voting and other rights in relation to such Shares in accordance with the Buyer’s instructions.

24.	Assignment

24.1.
Except as provided otherwise, no person shall assign, transfer, mortgage, charge, sub-contract, declare a trust over or deal in any manner with any of its rights or obligations under this Agreement or the Transaction Documents.

24.2.	Each person that has rights under this Agreement is acting on its own behalf.

24.3.
The Buyer may assign its rights but not its obligations under this Agreement or any Transaction Document to a member of the Buyer’s Group (the “Assignee”), provided that if the Assignee ceases to be a member of the Buyer’s Group at any time it (and the Buyer shall procure that it) shall immediately assign such rights back to the Buyer or another member of the Buyer’s Group.

24.4.	If there is an assignment:

(a)	the Seller shall discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;

(b)	the Assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under the Agreement; and

(c)	the liability of the Seller to any Assignee cannot be greater than its liability to the Buyer would have been absent the assignment.

25.	Entire Agreement

25.1.
This Agreement and the Transaction Documents constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.  In the event of any inconsistency between this Agreement and the Transaction Documents, this Agreement shall prevail.

25.2.
Each party acknowledges and agrees that in entering into this Agreement and the Transaction Documents, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty (whether in writing or not) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a Seller’s Warranty or a Buyer’s Warranty (a “Pre-Contractual Statement”).

25.3.
Without prejudice to the Buyer’s rights to terminate under Clause 14, in the event of any breach of this Agreement (including, without limitation, in relation to any Pre-Contractual Statement or misrepresentation by omission), the only remedy available to each party shall be an action for damages for breach of contract and neither party shall be entitled to rescind or otherwise terminate this Agreement.

25.4.	Nothing in this Agreement or in any Transaction Document shall be read or construed as excluding any liability or remedy as a result of fraud.

26.	Variation and Waiver

26.1.	No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of all parties.

26.2.
Any waiver of any right under this Agreement is only effective if it is in writing, and it applies only to the party to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from relying subsequently or in changed circumstances or as against different persons on the provision it has waived.

26.3.
No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part of such right or remedy.

26.4.	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

26.5.	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

27.	Costs

27.1.
Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction Documents, shall be borne by the party that incurred the costs.  The Seller confirms that no expense of whatever nature relating to the sale and purchase of the Shares has been or is to be borne by any Target Company.

28.	Transfer Taxes

28.1.
The Buyer shall be responsible for arranging and shall bear the cost of any United Kingdom stamp duty or stamp duty reserve tax payable on the sale and purchase of the Shares as contemplated by this Agreement.

28.2.
For the avoidance of doubt, the Seller shall not be liable to the Buyer in respect of the amount to be borne by the Buyer under Clause 28.1, whether under the Tax Covenant or any other provision of this Agreement.

29.	After Tax Basis

29.1.
All sums payable pursuant to this Agreement shall be paid without any rights of counterclaim and set-off and free and clear of all deductions or withholdings of any kind, save only as may be required by law.

29.2.
If any such deduction or withholding is required by law, the party making the payment shall provide such evidence of the relevant deduction or withholding as the payee may reasonably require and shall (except in respect of the Purchase Price and in respect of any interest) pay such additional sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have received had no deduction or withholding been made.

29.3.
If any sum paid in respect of a Buyer Obligation or a Seller Obligation is subject to Tax in the hands of the payee (including where any Relief covers such Tax), the payer shall pay such additional amount as shall ensure that the aggregate amount paid less the Tax payable in respect of such amount (or which would be payable but for the Tax being covered by a Relief) is the amount that would otherwise be payable.  This Clause 29.3 shall apply in respect of any amount deducted or withheld as contemplated by Clause 29.2 as it applies to sums paid to a payee.

29.4.	No amount payable to the Buyer or the Seller (as the case may be) shall be increased under Clause 29.2 or Clause 29.3 if or to the extent that:

(a)
the amount has been quantified, such that it is greater than it would otherwise have been, to take account of any deduction or withholding within Clause 29.2 or any Tax to which the payee is liable within Clause 29.3; or

(b)	any deduction or withholding within Clause 29.2 is made from a payment (save for a payment in respect of a Seller Obligation or a Buyer Obligation) which constitutes net income of the payee.

29.5.
If a sum payable by the Buyer or the Seller (as the case may be) is increased under Clause 29.2 or Clause 29.3 and the Buyer or the Seller (as the case may be) has obtained and utilised a Relief (including, for the avoidance of doubt and as applicable, any amount deducted or withheld in accordance with Clause 29.2) attributable to such increased payment, then the Buyer or the Seller (as the case may be) shall inform the Seller or the Buyer (as the case may be) thereof and repay to the Seller or the Buyer (as the case may be) such amount as will leave the Buyer or the Seller (as the case may be) in the same after-tax position (after that repayment) as it would have been in had an increased payment not been required under Clause 29.2 or Clause 29.3.

30.	VAT

30.1.
Notwithstanding any other provision of this Agreement (except a provision stating that a sum is inclusive of VAT), all sums payable under this Agreement are exclusive of any VAT.  Accordingly, if any payment pursuant to this Agreement constitutes the consideration for a taxable supply for VAT purposes, then, in addition to that payment, the payer shall pay an amount equal to any VAT chargeable on such supply, subject, where applicable, to the provision of a valid VAT invoice.

30.2.
Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that person (or any person with which it is connected) using reasonable endeavours to recover such amount of VAT as may be practicable.

31.	Notices

31.1.	A notice given under this Agreement:

(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)
shall be sent for the attention of the person, and to the address, or fax number, given in this Clause 31 (or such other address, fax number or person as the party may notify to the others in accordance with the provisions of this Clause 31); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax or email (so long as a receipt of such email is requested); or

(iii)	sent by pre-paid first class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

31.2.	A notice given to the Seller under this Agreement shall be sent to the following address:

Address:	Park House, 16 Finsbury Circus, London EC2M 7EB, United Kingdom
Email address:	Fred.Morton@IPGL.co.uk
Fax Number:	+44 20 7550 8540
For the attention of:	Fred Morton

with a copy by email to Howard Corney (howard.corney@macfarlanes.com).

31.3.	A notice given to the Buyer under this Agreement shall be sent to the following address:

Address:	135 US Highway 202/206, Suite 11, Bedminster, NJ 07921, United States of America
Email address:	DRotsztain@gaincapital.com
Fax Number:	+1 (908) 731-0701
For the attention of:	Diego Rotsztain

with a copy to by email to Will Pearce (will.pearce@davispolk.com ) and Leonard Kreynin (leonard.kreynin@davispolk.com).

31.4.	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of a fax or email, at the time of transmission; or

(c)	in the case of pre-paid first class post or recorded delivery, 48 hours from the date of posting; or

(d)	in the case of airmail, five Business Days from the date of posting,

provided that if deemed receipt under the previous paragraphs of Clause 31 takes place other than on a Business Day or after 5.30 p.m. on a Business Day it shall be deemed to have been received at 9.30 a.m. on the next following Business Day.

31.5.	To prove service, it is sufficient to prove that:

(a)	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address;

(b)	if sent by fax or email, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number;

(c)	if sent by email, a read receipt was requested and received; or

(d)	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.

32.	Interest on Late Payment

32.1.
Where a sum is required to be paid under this Agreement but is not paid on the date the parties agreed, the person due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

32.2.	The rate of interest shall be two per cent. per annum above LIBOR. Interest shall accrue on a daily basis and be compounded quarterly.

32.3.	This Clause 32 is without prejudice to any claim for interest under the law.

33.	Severance

33.1.
If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

34.	Agreement Survives Closing

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

35.	Third Party Rights

35.1.	Except as otherwise stated in Clause 35.2, a person who is not a party to this Agreement shall have no right under any statutory provisions to enforce its terms.

35.2.
The following clauses are also intended to benefit future buyers of the Shares from the Buyer and, where they are identified in the relevant clauses, the Target Companies, and shall be enforceable by them to the fullest extent permitted by law, but their consent is not required for any variation, waiver or rescission of this Agreement:

(a)	Clause 9, subject to Schedule 7;

(b)	Clause 12;

(c)	Clause 18;

(d)	Clause 21; and

(e)	Clause 32.

35.3.
Each party represents to the other that its respective rights to terminate, rescind, or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to the Agreement.

36.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.  Transmission of an executed counterpart signature page of this Agreement by email (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

37.	Language

If this Agreement is translated into any language other than English, the English language text shall prevail.

38.	Appointment of Process Agent

38.1.
The Seller’s Guarantor irrevocably appoints IPGL as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller’s Guarantor.

38.2.	The Seller’s Guarantor agrees to inform the Buyer in writing of any change of address of such process agent within 30 days of such change.

38.3.
If IPGL ceases to be able to act as such or to have an address in England, the Seller’s Guarantor irrevocably agrees to appoint a new process agent in England acceptable to the Buyer and to deliver to the Buyer within 14 days a copy of a written acceptance of appointment by the process agent.

38.4.
The Buyer irrevocably appoints GAIN Capital – FOREX.com UK Limited of 25 Canada Square, 34th Floor (GCC-34-03), London E14 5LQ, United Kingdom (the “Buyer’s Process Agent”) as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Buyer.

38.5.	The Buyer agrees to inform the Seller in writing of any change of address of such process agent within 30 days of such change.

38.6.
If the Buyer’s Process Agent ceases to be able to act as such or to have an address in England, the Buyer irrevocably agrees to appoint a new process agent in England acceptable to the Seller and to deliver to the Seller within 14 days a copy of a written acceptance of appointment by the process agent.

38.7.	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

39.	Governing Law and Jurisdiction

39.1.
This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

39.2.
The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its formation (including non-contractual disputes or claims) and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts.  The parties irrevocably submit to the jurisdiction of the courts of England and waive any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

This Agreement has been duly executed by each of the parties on the date stated at the beginning of it.

Schedule 1*
Particulars of the Seller, the Company and the Subsidiaries

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 2
Pre-Closing Obligations

1.	Each Target Company shall not, without the prior written consent of the Buyer:

(a)	acquire or dispose of any assets used or required for the operation of the Business or grant any option in respect of any interest in any part of the Business; or

(b)
create, allot or issue, or grant any option over or other right to subscribe or purchase any shares, securities convertible into shares, loan capital or other securities of a Target Company, or repurchase or redeem any shares, convertible securities, loan capital or other securities, other than the allotment or issue of ordinary shares of the Company to the Seller resulting from the capitalisation of the Specified Debts; or

(c)	pass any resolution in general meeting or by way of written resolution or make any changes to its constitutional documents; or

(d)
enter into, modify or terminate any Material Contract or enter into any unusual or abnormal or onerous contract or commitment (including without limitation any restriction on the ability of any Target Company to carry on its business); or

(e)
do or omit to do anything which would be reasonably likely to constitute grounds for the termination, revocation, suspension, adverse modification or non-renewal or any licence, permission, authority franchise, approval, authority or consent held by it in respect of the Business; or

(f)
save where to do so would contravene any applicable law or regulation or a requirement of any regulator, within 48 hours of receipt fail to communicate to the Buyer (and provide copies of written communications if requested) all information and communications either received from any regulatory or governmental authority with jurisdiction in relation to the conduct of business by the Target Companies or received from any other person containing information which may be necessary or desirable to be disclosed to such regulatory or governmental authority; or

(g)
knowingly contravene any statute, order or regulation (including without limitation relevant regulatory capital and financial resource requirements) under circumstances where it is reasonably foreseeable that such contravention, considered individually and in light of the previous actions of it, will result in fines, penalties, sanctions, damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements or judgments against it;

(h)
save where to do so would contravene any applicable law or regulation or a requirement or request of any regulator, correspond with any regulator or meet with any regulator without the Buyer being given a reasonable opportunity to comment on any such correspondence or be represented at any such meeting; or

(i)
other than in accordance with the provisions of paragraph 3 of this Schedule 2, incur any capital expenditure on any individual item in excess of US$10,000 or which together with all other capital commitments entered into between the date of this Agreement and Closing, exceeds US$25,000; or

(j)	borrow any sum other than the receipt of trade credit in the normal course of business; or

(k)	make any loan other than the granting of trade credit in the normal course of business to any person; or

(l)	guarantee or indemnify the obligations of any person; or

(m)	enter into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms; or

(n)	declare, authorise, make or pay any dividend (in cash or in specie) or any other distribution of its assets, or return capital to shareholders; or

(o)
make any material amendment to the terms and conditions of employment (including without limitation increases in emoluments such as pension contributions, bonuses, commissions and benefits in kind) of any of its directors, officers or employees; or

(p)	provide any non-contractual benefit to any director, officer, employee or their dependants; or

(q)
dismiss any employee earning in excess of £60,000 per annum other than for cause or unless not to do so would damage the Business, or employ or engage (or offer to employ or engage) any employee or consultant for an annual salary or fee in excess of £60,000; or

(r)	enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council; or

(s)	create any Encumbrance over any or part of its assets or its undertaking; or

(t)	fail to take any action required to maintain the insurances in force at the date of this Agreement or knowingly do anything to make any such policy of insurance void or voidable; or

(u)	institute or settle any legal proceedings relating to the Business, except debt collection in the normal course of business; or

(v)	assign, license, charge, grant, modify, terminate or permit the lapse of any Intellectual Property Rights or Know-how or enter into any agreement relating to the same; or

(w)	pay any management charge to the Seller; or

(x)	enter into any transaction with, or incur any liability to, any member of the Seller's Group (excluding the Target Companies); or

(y)	vary the terms or contents of any of its know your customer or anti-money laundering policies or procedures;

(z)	vary the terms on which it holds any of the Properties or settles any rent review; or

(aa)	make any substantial change in the nature or organisation of the Business; or

(bb)	discontinue or cease to operate any part of the Business; or

(cc)	make any changes to the accounting procedures or principles by reference to which its accounts are drawn up, or change its accounting reference date; or

(dd)
change its residence for Tax purposes, make any change to its tax practices, enter into any agreement with any Tax Authority, terminate or vary any existing agreement with any Authority, or make any change to any return, claim or election for tax purposes; or

(ee)
either: (i) allow any person Connected with the Seller to maintain margin in an unsegregated client account (a “Connected Account”) for more than five days in excess of 200 per cent. of the level required by such Target Company to support such person’s trading activity, it being understood that any such excess amounts shall be distributed to such person immediately upon the expiration of such five day period; or (ii) fail to maintain adequate cash and other assets, excluding all amounts maintained in any Connected Accounts, necessary to satisfy such Target Company’s margin requirements to any third party counterparty with respect to hedging transactions entered into with such counterparty to hedge trading activity by clients of such Target Company through accounts other than any Connected Accounts; or

(ff)
(in the case of City Index Limited only) knowingly contravene or fail to comply with either the FSA Variation of Permission dated with effect from 1 May 2009 or the Risk Mitigation Programme prescribed in the FCA letter dated 11 March 2014; or

(gg)	enter into any agreement (conditional or otherwise) to do any of the above.

2.	The Target Companies may do anything falling within paragraph 1 above if the Buyer has given prior written consent (such consent not to be unreasonably withheld or delayed).

3.
The Seller shall use all reasonable endeavours to ensure that the Company incurs the Budgeted Amount in respect of the items set out in the Annual Budget.  For the avoidance of doubt, the Seller may incur capital expenditure on any individual item in any amount, provided always that the aggregate amount incurred on individual items does not exceed the relevant Budgeted Amount for the particular category of capital expenditure as set out in the Annual Budget.

4.
The Seller shall, in respect of any claim, complaint, event, matter or circumstance occurring prior to Closing that gives rise, or which the Seller considers (acting in good faith) is likely to give rise, to any litigation, administrative, mediation or arbitration proceedings or any investigation, inquiry or enforcement proceedings by any government or regulatory body: (a) as soon as reasonably practicable notify the Buyer of such matter giving reasonable details, so far as they are known to the Seller of the relevant facts and circumstances; and (b) consult with the Buyer in respect of such matter and provide (at the Buyer’s cost) the Buyer with such information and copies of such documents relating to the relevant matter as the Buyer may reasonably request provided that the Seller shall not be under any obligation to provide the Buyer with a copy of any document or information which is or may be legally privileged or subject to any confidentiality obligations (provided that the Seller shall use reasonable endeavours to be released from any such confidentiality obligations for the provision of such document or information to the Buyer).

5.	The Seller shall use its reasonable endeavours to maintain the trade and trade connections of the Company and its Subsidiaries.

6.
The Seller shall give to the Buyer as soon as possible full details of any material change in the business, operations, assets, position (financial, trading or otherwise) or profits of the Target Companies or any event or circumstance that may result in such material change.

7.	The Seller shall not:

(a)	induce, or attempt to induce, any of the employees of the Target Companies, whether directly or indirectly, to terminate their employment before the Closing Date; or

(b)	incur any liabilities to the Target Companies, other than trading liabilities incurred in the normal course of business.

8.
The Seller shall, and shall procure that the Target Companies shall, at the Buyer’s request and expense, allow the Buyer and its agents reasonable access to the books, records and documents relating to the Target Companies and provide the Buyer with such information or documents as it may reasonably require relating to the terms of employment or any other matter concerning any employee of the Target Companies, any body of such employees or their representatives in the period prior to the Closing Date.

9.	Nothing in this Schedule 2 shall operate so as to restrict or prevent:

(a)
any action reasonably undertaken by the Seller or any Target Company in an Emergency Situation with a view to ensuring business continuity and minimising any adverse effect of such situation, including for the avoidance of doubt the provision by the Seller of regulatory capital or liquidity to any Target Company (and the Seller will in any event promptly notify the Buyer of such situation);

(b)	any action required by applicable law or regulation (and the Seller will in any event promptly notify the Buyer of such requirement);

(c)
the completion or performance of any binding obligations undertaken pursuant to any contract or binding arrangement entered into by any Target Company prior to the date of this Agreement, provided that such contract or arrangement was entered into in the normal course of the business of the relevant Target Company in the manner which such business has been carried out before the date of this Agreement; and

(d)
any action undertaken by the Seller or any Target Company, with the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), to settle any matter that would otherwise give rise to an Indemnity Claim under Schedule 14.

Schedule 3
Closing

Part A
Seller’s obligations on Closing

1.	Documents to be delivered by the Seller

(a)	The Seller shall deliver or procure to be delivered to the Buyer:

(i)	duly executed transfers of the Shares in favour of the Buyer;

(ii)	the share certificates for the Shares (or an express indemnity in the agreed form in favour of the Company if any share certificate is found to be missing);

(iii)
a duly executed power of attorney in the agreed form from the Seller in favour of the Buyer to enable the beneficiary to exercise all rights attaching to the Shares until the Buyer becomes the registered holder of them;

(iv)	the Escrow Agreement duly executed by or on behalf of the Seller;

(v)	the Registration Rights Agreement duly executed by or on behalf of the Seller and each Other Investor (as such term is defined in the Registration Rights Agreement) named therein;

(vi)	the Licence to Assign or Licence to Underlet (as the case may be) duly executed by the Landlord;

(vii)
evidence to the reasonable satisfaction of the Buyer of the assignment to the Company or City Index Limited of the Seller’s interests in the policies of insurance in respect of the Target Companies and their business and assets;

(viii)
evidence to the reasonable satisfaction of the Buyer of the Seller having notified the Polish Financial Supervision Authority and the Central Bank of the United Arab Emirates of the acquisition of control of City Index Limited by the Buyer;

(ix)
deeds of release evidencing the release of the following Encumbrances or evidence (to the reasonable satisfaction of the Buyer) of the discharge of the financial indebtedness to which any such Encumbrance relates:

(A)	a security agreement for pledged securities dated 8 February 2013 between the Company and IPGL;

(B)	a charge over credit balances in respect of US$2,000,000 dated 15 December 1997 between IFX Markets Limited (then named IFX Limited) and National Westminster Bank Plc;

(C)	a charge over credit balances in respect of US$3,000,000 dated 9 March 1998 between IFX Markets Limited (then named IFX Limited) and National Westminster Bank Plc;

(D)	a charge over credit balances in respect of certain deposits dated 15 February 2000 between IFX Markets Limited (then named IFX Limited) and Barclays Bank PLC;

(E)	a charge of deposit in respect of certain deposits dated 12 February 2003 between IFX Markets Limited and SCP America Square Limited;

(F)	a charge over a certain margin account dated 7 September 2004 between IFX Markets Limited and The Royal Bank of Scotland plc;

(G)	a charge of deposit in respect of certain deposits dated 1 March 2006 between IFX Markets Limited and National Westminster Bank Plc; and

(x)
a copy of the minutes of a meeting of the directors of the Seller authorising the Seller to enter into and perform its obligations under this Agreement, certified to be a true and complete copy by a director or the secretary of the Seller.

(b)	The Seller shall procure that the Target Companies deliver to the Buyer:

(i)
to the extent not in possession of the Target Companies, share certificates for all issued shares in the capital of each Target Company (or an express indemnity in agreed form in favour of the Buyer if any share certificate is found to be missing);

(ii)
to the extent not in possession of the Target Companies, the cheque books, certificates of incorporation, common seals and all statutory and minute books (written up to, but not including, the date of Closing), and other books and records of the Target Companies together with all unused share certificate forms;

(iii)	to the extent not in possession or under the control of a Target Company, all documents of title in relation to the Properties;

(iv)	if requested by the Buyer, written resignations of any director of any Target Company with effect from the Closing Date executed as a deed and waiving all claims against the Target Companies; and

(v)
if requested by the Buyer, written resignations of the auditors of each Target Company with effect from the Closing Date together with a statement from the auditors in accordance with section 519 of the Companies Act 2006.

2.	Board meetings and shareholder resolutions of the Target Companies

(a)	The Seller shall procure that a meeting of the board of directors of each of the Target Companies is held at which:

(i)	in relation to the Company only, the transfers of the Shares are approved for registration (subject only to being duly stamped) and share certificates are authorised to be delivered to the Buyer or its nominee(s) in respect of the Shares;

(ii)	the resignations referred to in paragraph 1(b)(iv) and 1(b)(v) of this Schedule 3 are accepted with effect from the end of the meeting;

(iii)	such persons as the Buyer nominates are appointed as directors and the secretary with effect from the end of the meeting;

(iv)	the execution of each of the agreements and other documents referred to in this Part A of Schedule 3 to which the Target Companies are party is approved and authorised;

(v)	all the existing instructions and authorities to bankers are revoked and replaced with new instructions and authorities to those banks in the form that the Buyer requests; and

(vi)	if requested by the Buyer, changes are made to the registered office, the accounting reference date and/or the articles of association of the relevant Target Company.

(b)
The Seller shall procure that minutes of each duly held board meeting described in paragraph of 2(a) of this Schedule 3, certified to be a true and complete copy by a director or the secretary of the relevant company, are delivered to the Buyer.

Part B
Buyer’s obligations on Closing

1.	Documents to be delivered by the Buyer

(a)	The Buyer shall deliver or procure to be delivered to the Seller:

(i)
a copy of the minutes of a meeting of the directors of the Buyer authorising the Buyer to enter into and perform its obligations under this Agreement, including issuing the Consideration Shares and the Convertible Notes to the Seller;

(ii)	counterpart originals of the agreements and other documents referred to in paragraphs 1(a)(iv) to 1(a)(v) of Part A of Schedule 3;

(iii)	evidence to the satisfaction of the Seller (acting in good faith) of the fulfilment of the Conditions set out in Clauses 4.1(a) and 4.1(e); and

(iv)	a certified copy of the Convertible Note Indenture duly executed by the Buyer and by the Transfer Agent.

(b)	The Buyer shall deposit or cause to be deposited:

(i)
with such third party or the Seller (as applicable) as may be necessary to give effect to the agreed arrangements set out in Clause 17 and Schedule 19, the relevant certificates relating to the Escrow Notes and the Escrow Shares; and

(ii)
with the Seller or (as applicable) a Permitted Transferee (as defined in the Stockholders’ Agreement) of the Seller under the Stockholders’ Agreement, the relevant certificates relating to (x) the Consideration Shares which are not Escrow Shares and (y) the Convertible Notes which are not Escrow Notes.

Schedule 4
Closing Statement

Part A
General

1.	Contents

The Closing Statement is to be prepared in the form set out in Part C of this Schedule 4.

2.	Bases of preparation

The Closing Statement shall be prepared in accordance with the following:

(a)	the Accounting Policies;

(b)
to the extent not covered by paragraph 2(a) of this Part A of Schedule 4, the accounting policies, principles, estimation techniques, measurement bases, practices and procedures used by the Company in the preparation of the Consolidated Accounts applied on a consistent basis; and

(c)	to the extent not covered by paragraphs 2(a) or (b) of this Part A of Schedule 4, the Accounting Standards in force and mandatory at the Accounts Date.

3.	Currency

(a)
The Closing Statement is to be expressed in Pounds Sterling and, for the avoidance of doubt, all items in currencies other than Pounds Sterling are to be converted to Pounds Sterling at the Exchange Rate on the date immediately preceding the date on which the relevant calculation is required or, if no such rate is quoted on that date, on the preceding date on which such rate is quoted.

(b)
On the day after agreement or determination of the Closing Statement in accordance with this Schedule 4, each of the Working Capital, Excess Cash Less Third Party Debt, Connected Debt and the Excess Regulatory Capital shall be converted from Pounds Sterling to US dollars at the Exchange Rate on the date of this Agreement and, for the avoidance of doubt, each of the Working Capital, Excess Cash Less Third Party Debt, Connected Debt and the Excess Regulatory Capital shall be expressed in US dollars for the purposes of calculating the Final Payment.

4.	Cooperation

(a)
Subject to paragraph 4(b) of this Part A of Schedule 4, the Seller and the Buyer shall each procure, so far as they are able, that at all times between the date of delivery of the draft Closing Statement in accordance with paragraph 5(a) of this Part A of Schedule 4 and the date that the Closing Statement is agreed or determined, each of the Target Companies, the Buyer and the Seller’s Accountants shall, subject to the Buyer entering into appropriate hold harmless letters with the Seller’s Accountants, give each other and the Expert access to their working papers used as a basis for preparing the Closing Statement and access to such information and personnel as may reasonably be required for the purposes of considering and agreeing the Closing Statement.

(b)
A party may not have access to correspondence between the other party and its advisers concerning disputes or potentially disputed items in the draft Closing Statement or information that is otherwise legally privileged.

5.	Preparation of Closing Statement

(a)
The Buyer shall procure that, as soon as reasonably practicable and in any event within 45 Business Days after the Closing Date (the “First Period”), the Buyer shall prepare and deliver to the Seller a draft of the Closing Statement prepared in accordance with the paragraph 2 of this Part A of Schedule 4.

(b)
The Seller shall give such assistance and access to information as the Buyer may reasonably require to enable them to prepare the draft Closing Statement in accordance with paragraph 5(a) of this Part A of Schedule 4.

(c)
The Seller and the Buyer shall attempt to agree the draft Closing Statement as soon as possible and, in any event, within 15 Business Days (or such longer period as the parties may agree) (the “Second Period”) after its delivery in accordance with paragraph 5(a) of this Part A of Schedule 4.

(d)
The Seller shall notify the Buyer in writing within the Second Period whether or not they accept the draft Closing Statement for the purposes of this Agreement (the “Response Notice”).  If the Seller disagrees with the draft Closing Statement, the Response Notice must state the areas of dispute, the reasons for the dispute, and the Seller’s proposed adjustments to the draft Closing Statement.

(e)
If the Seller accepts the draft Closing Statement, or if a Response Notice is not received by the Buyer within the Second Period, the draft Closing Statement shall constitute the Closing Statement for the purposes of this Agreement.

(f)	If the Response Notice is given within the Second Period and states that the Seller disagrees with the draft Closing Statement then:

(i)
only those items detailed as disputed in the Response Notice shall be treated as being in dispute, and the Buyer and Seller shall be deemed to have agreed all other items in the draft Closing Statement; and

(ii)
the Buyer and the Seller shall use all reasonable endeavours to meet and discuss the disputed items and to agree the adjustments required to be made to the draft Closing Statement within a period of 10 Business Days after the service of the Response Notice (or such longer period as the parties may agree) (the “Third Period”).

(g)
During the Third Period the Buyer may, by written notice to the Seller, propose additional adjustments and notify the Seller of additional matters in dispute, but only if those additional adjustments or matters in dispute arise out of the Response Notice served by the Seller.

(h)
If at the end of the Third Period there are no matters remaining in dispute, the Buyer shall finalise the draft Closing Statement by amending it to reflect the adjustments agreed by the parties and, within 5 Business Days after the end of the Third Period, deliver to the Seller and to the Buyer the final form of the Closing Statement, which shall constitute the Closing Statement for the purposes of this Agreement.

(i)
If after the end of the Third Period any matters remain in dispute (the “Disputed Matters”) and the aggregate amount of the Disputed Matters is greater than £200,000, either the Buyer or the Seller may refer the Disputed Matters to the Expert for determination.  If the aggregate amount of the Disputed Matters is less than £ 200,000, the draft Closing Statement is deemed to be agreed and shall constitute the Closing Statement for the purposes of this Agreement.

6.	Expert

(a)
The Buyer and the Seller shall use reasonable endeavours to agree on the identity of the Expert expeditiously following the expiry of the Third Period.  If they are unable to agree on the identity of an Expert within 10 Business Days after expiry of the Third Period, either the Buyer or the Seller may request the President for the time being of the Institute of Chartered Accountants in England and Wales to nominate the Expert.

(b)
The Buyer and the Seller shall use their reasonable endeavours to agree the terms of engagement for the Expert within 10 Business Days of the Expert’s selection or nomination and shall not unreasonably (having regard to the provisions of this Schedule 4) refuse its agreement to any terms of engagement proposed by the Expert (which may include a limitation on its liability consistent with market practice at the relevant time) or the other party.

(c)
The Expert shall be instructed to determine the Closing Statement in accordance with the procedure described in this Schedule 4 and the basis of preparation set out in paragraph 2 of this Part A of Schedule 4, and to take account of any items from any Response Notice served pursuant to paragraph 5(d) of this Part A of Schedule 4 and any further adjustments proposed by the Buyer pursuant to paragraph 5(g) of this Part A of Schedule 4 to the extent not otherwise agreed by the parties.  The Expert may call for and inspect such documents as it reasonably considers necessary.

(d)
Within 10 Business Days of the formal appointment of the Expert, the Buyer on the one hand and the Seller on the other shall each prepare a written statement on the Disputed Matters which, together with the relevant supporting documents, shall be submitted to the Expert for determination.

(e)	Upon receipt of the written statements, the Expert shall deliver immediately to each party a copy of the other party’s submission (together with the relevant supporting documents).

(f)
Following delivery of their respective submissions, the Buyer and the Seller shall each have the opportunity to comment once only on the other’s submissions by written comment delivered to the Expert (and copied to the other) not later than 5 Business Days after receipt of the other’s submission.  After that, neither the Buyer nor the Seller shall be entitled to make further statements or submissions, except to the extent requested by the Expert (in which case it shall, on each occasion, copy such statement or submission to the other party and give the other party 5 Business Days to respond to it).

(g)
The determination of the Expert shall be in writing and shall be delivered to the Seller and the Buyer.  In giving its determination, the Expert shall state what adjustments (if any) are necessary to the draft Working Capital Statement, the draft Excess Cash Less Third Party Debt Statement and/or the draft Connected Debt Statement (as applicable) in respect of the Disputed Items in order to comply with the requirements of this Agreement and to determine finally the Closing Statement.  The Expert shall be instructed to give notice of (including a copy) of the decision to the Buyer and the Seller (without reasons) within a maximum of 15 Business Days of the matter being referred to him.

(h)
The Expert shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement to the extent that it is relevant to the determination of the Closing Statement.  If the Expert obtains legal advice, a copy of the advice and any instructions on which it is based shall be delivered to the Seller and to the Buyer.

(i)
The Expert shall act as an expert (and not as an arbitrator) in making any determination which shall (in the absence of manifest error) be final and binding on the parties.  In particular, without limitation, its determination of any fact which it has found necessary to determine for the purposes of its determination pursuant to this Schedule 4 is binding on the parties for all purposes.

(j)
After agreement or determination of the Disputed Matters, the Buyer shall finalise the draft Closing Statement by amending it in accordance with any determination made by the Expert and, within 5 Business Days after that agreement or determination, deliver to the Seller and to the Buyer the final form of the Closing Statement, which shall constitute the Closing Statement for the purposes of this Agreement.

7.	Costs

The Seller and the Buyer shall each bear and pay their own costs in respect of the work carried out pursuant to this Schedule 4.  The Expert’s fees and costs (including any fees and costs of any advisers appointed by the Expert) shall be borne by the Seller and the Buyer in such proportions as the Expert may determine.

Part B
Accounting Policies

1.
Non-segregated client monies shall not be recognised as an asset and shall be deducted, including for the avoidance of doubt unrealised non-segregated client profits and losses, from cash recorded in the Accounts in the Closing Statement.

2.	Open trades should be valued at bid/offer pricing in line with the treatment in the Accounts.

3.	Full provision shall be made for all client debtors where amounts due are in excess of 30 days old.

4.	Promotional bonus payments shall be written off as incurred.

5.	No amounts classified as fixed assets at March 2014 shall be reclassified to Working Capital.

6.	Prepayments shall be recognised as assets provided they represent continuing value following Closing.

7.	Financial assets available for sale shall not be classified as Working Capital or Excess Cash.

8.
Full provision shall be made for Tax in respect of periods or events on or before Closing or transactions effected or events occurring on or before Closing.  For these purposes assets and liabilities for corporate tax and operating taxes shall be calculated as if Closing were the end of an accounting period or other relevant taxable period.  Corporate tax liability for the period from 1 April 2014 to the Closing Date shall be calculated on a basis that is reasonable as if the accounting period of the Company were deemed to have ended at the Closing Date.

9.	Full provision shall be made for deferred tax liabilities and shall not include any recognition of deferred tax assets.

10.	Any inter-company differences on consolidation including arising as a result of foreign exchange translation shall be written off.

11.	Accrual shall be made for the cost of the annual audit on a pro-rata basis for the current financial year up to Closing.

12.	Full provision shall be made for all bonuses payable including in respect of the transaction contemplated by the Agreement.

13.	Any costs incurred by the Company in respect of the transaction contemplated by the Agreement but which remain unpaid at Closing shall be recognised as liabilities.

14.	Full provision shall be made for proposed dividends declared prior to Closing.

15.
At the date of this Agreement, a provision of £1,307,828 has been made in respect of the liabilities expected to be payable in respect of any Indemnity Claim described in paragraph 1 of Schedule 14.  The value of such provision at Closing will be: (a) if no cash settlements have been made prior to Closing, £1,307,828; or (b) if a cash settlement has been made (and actually paid) prior to Closing, £1,307,828 less the amount actually paid.

16.	Provision for US closure costs shall be recognised as a liability and include an estimate of expected operating costs until cessation of the business (including salary and IT).

Part C*
Form of Closing Statement

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Part D*
Working Capital Calculation

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 5
Seller’s Warranties

Part A
General Warranties

1.	Title, Capacity and Authority

1.1.
The Seller is validly incorporated, in existence and duly registered insofar as such concept exists under its jurisdiction of incorporation or formation, with full power and authority under its constitutional documents and otherwise to enter into and perform its obligations pursuant to each Transaction Document and enter into and consummate all transactions contemplated therein.

1.2.
The Seller has taken all necessary action and has all right, requisite power and authority to sell the Shares to be sold by it and to enter into, and perform its obligations under, each Transaction Document and the arrangements contemplated referred to in it in accordance with their respective terms.

1.3.
Each Transaction Document and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller and are enforceable against the Seller in accordance with their respective terms.  The Seller has duly authorised, executed and delivered this Agreement and will, at Closing, have authorised, executed and delivered any other agreement to be entered into pursuant to the terms of this Agreement.

1.4.
The execution and delivery by the Seller of, and the performance by the Seller of its obligations under, each Transaction Document and any other agreement entered into pursuant to the terms of this Agreement will not require the consent of the shareholders of the Seller or any other person and will not result in:

(a)	a breach of or conflict with any provision of the constitutional documents of the Seller or a Target Company; or

(b)	a breach of, or constitute a default under, any agreement or instrument to which the Seller or a Target Company is a party or by which the Seller or a Target Company is bound; or

(c)	a breach of any statute, law, rule, regulation, order, judgment, decree of any court or government agency or other restriction applicable to the Seller or a Target Company.

1.5.	The Seller is the sole legal and beneficial owner of, and in both cases is able to (and will) procure the transfer of the legal and beneficial interest in the Shares to be sold by the Seller.

1.6.
There is no Encumbrance on, over or affecting any of the Shares to be sold by the Seller, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any person is entitled to any such Encumbrance.

1.7.
Other than this Agreement, there is no agreement, arrangement or obligation requiring the transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the transfer, redemption or repayment of, the Shares to be sold by the Seller (including, without limitation, any option or right of pre-emption or conversion).

2.	Shares in the Company and the Subsidiaries

2.1.	The Shares constitute the whole of the issued share capital of the Company, have been validly issued and allotted and are fully paid up.

2.2.
Part B of Schedule 1 lists all of the Subsidiaries of the Company at the date of this Agreement.  The share capital of each of the Target Companies is beneficially owned as set out in Part B of Schedule 1 and is fully paid up.

2.3.
There is no Encumbrance on, over or affecting the issued shares of the Target Companies listed in Part B of Schedule 1, nor any agreement or commitment to create any such Encumbrance and no claim has been made that any person is entitled to any such Encumbrance.

2.4.
No Target Company has exercised or proposed to exercise or claimed any lien over any of their shares.  There are no obligations of the Seller to pay in additional capital or to provide any other contribution such as a contribution in kind.

2.5.
No right has been granted to any person to require the Target Companies to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Target Companies.

2.6.	No Target Company:

(a)
holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own subsidiaries, other than securities directly or indirectly held legally or beneficially by that company pursuant to trading activities conducted in the ordinary course of that company’s business; or

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has, outside its country of incorporation, any branch or permanent establishment; or

(d)	has issued any securities that are convertible into shares.

2.7.	No Target Company has in the three years prior to the date of this Agreement:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in contravention of any applicable law or regulation.

2.8.
All dividends or distributions declared, made or paid by the Target Companies have been declared, made or paid in accordance with that company’s constitutional documents, all applicable legislation and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	Constitutional and Corporate Documents

3.1.	Copies of the constitutional and corporate documents of the Target Companies have been Disclosed and such copy documents are true, accurate and complete in all respects, and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by applicable law are so annexed or incorporated.

3.2.
The statutory books (including all registers and minute books) of the Target Companies have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3.
All returns, particulars, resolutions and other documents which the Target Companies are required by law to file with or deliver to any Authority in any jurisdiction (including, in particular, one responsible for maintaining a register of companies) have been correctly made up and filed or, as the case may be, delivered.

4.	Information

4.1.	The particulars relating to the Target Companies in this Agreement are accurate and not misleading.

5.	Accounts

5.1.
The Accounts have been prepared in accordance with the accounting standards, policies, principles and practices generally accepted in the United Kingdom, Singapore, Australia and the United States of America and in accordance with the applicable law of those jurisdictions.

5.2.
The provisions or reserves as set out in the disclosure made against the warranty set out in this paragraph 5.2 in section C of the Disclosure Letter are included in the Accounts, and no other provisions or reserves for liabilities (whether actual, deferred or contingent) were required to be included in the Accounts under the applicable accounting standards, policies, principles and practices generally accepted in the United Kingdom, Singapore, Australia and the United States of America.

5.3.
The Accounts give a true and fair view of the state of affairs of each of the Target Companies (and, in relation to the Consolidated Accounts, of the Target Companies as a whole) as at the Accounts Date and of the profits or losses of each of the Target Companies and of the Target Companies as a whole for the financial year ended on that date.

5.4.
Each set of Accounts has been prepared on a basis consistent with and in accordance with the same accounting principles and practices as the audited accounts of the relevant Target Company or, in the case of the Consolidated Accounts, the Consolidated Accounts.

5.5.
The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and (having regard to the purpose for which the Management Accounts have been prepared) fairly represent the assets and liabilities and the profit and losses of the Target Companies as at the date or for the period to which they relate.

6.	Financial and Other Records

All statutory records, including the accounting records, required to be kept or filed by Target Companies have been properly kept or filed and comply with all requirements of any applicable legislation.  No notice has been received or allegation made that any of those records are incorrect or should be rectified.

7.	Changes since Accounts Date

Since the Accounts Date:

(a)	each Target Company has conducted its business in the ordinary and normal course and as a going concern;

(b)	there has been no material adverse change in the financial or trading position of the Target Companies as a whole;

(c)	no Target Company has issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or has been agreed to be, declared, made or paid by any Target Company other than to another Target Company;

(e)
no Target Company has borrowed or raised any money or taken any form of financial security, and no capital expenditure has been incurred on any individual item by any Target Company in excess of £500,000 and no Target Company has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by any Target Company in excess of £500,000, other than pursuant to trading activities conducted in the ordinary course of that company’s business; and

(f)	no resolution in general meeting or written resolution of the shareholders of any Target Company has been passed other than resolutions relating to the routine business of annual general meetings.

8.	Effect of Sale of Shares

Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will:

(a)	give rise to or cause to become exercisable any right of pre-emption over the Shares; or

(b)	entitle any person to receive from any Target Company any finder’s fee, brokerage or other commission in connection with the purchase of the Shares by the Buyer; or

(c)	entitle any person to acquire, or affect the entitlement of any person to acquire, any shares in any Target Company; or

(d)
result in any material customer or material supplier being entitled to cease dealing with any Target Company or to reduce its existing level of business or to change the terms on which it deals with any Target Company; or

(e)	so far as the Seller is aware, result in any officer or senior employee leaving any Target Company; or

(f)	so far as the Seller is aware, result in the loss or impairment of or any default under any licence, authorisation or consent required by any Target Company for the purposes of its business; or

(g)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of any Target Company.

9.	Legal Compliance and Regulatory

9.1.
Each of the Target Companies is conducting and has at all times during the five years prior to the date of this Agreement conducted its business in all material respects (in the context of the Business as a whole) in accordance with all applicable laws and regulations (“Applicable Laws”) and none of the officers, agents or employees of any Target Company during the course of his duties, has done or omitted to do anything which is a contravention of any Applicable Laws which has resulted or may result in any fine, penalty or other liability or sanction on the part of a Target Company, and there are no circumstances that could give rise to a breach of Applicable Laws, in each case except as would not, individually or in the aggregate, be material to the business of the Target Companies as a whole.  So far as the Sellers are aware, there has in the last three years been no material breach of any Applicable Laws by any third party for whose action a Target Company is liable.

9.2.
Each of the Target Companies has obtained all licences (including statutory licences), permits, authorisations, agreements, arrangements, permissions (including any permission given under Part 4A FSMA), consents, passporting rights and other approvals (together “Permits”) required for or in connection with the carrying on of its business in the manner in which it is being carried on either in the jurisdictions in which it operates or, so far as the Seller is aware that the same are required by applicable law or regulation, in the jurisdictions in which it directly markets to resident customers.  All such Permits are in full force and effect and each Target Company has at all times complied with the terms and conditions of all such Permits (including without limitation relevant regulatory capital and financial resource requirements).

9.3.
Each of the Target Companies held the necessary Permits required for or in connection with the carrying on of its business in the manner in which it was being carried on at all times during the three years prior to the date of this Agreement in the jurisdictions in which it either operated or in which its customers are resident in such period.

9.4.
Each of the persons that has performed a Controlled Function (within the meaning of section 59 FSMA) for City Index Limited within three years of the date of this Agreement was registered as an Approved Person with the FSA until 1 April 2013 or thereafter with the FCA during the period the Controlled Function was performed and each of the persons currently performing a Controlled Function for City Index Limited is registered as an Approved Person with the FCA.

9.5.
So far as the Seller is aware, no Permit is subject to any conditions not set out in the terms thereof and no notice has been received by any Target Company that any Permit may be revoked, suspended, cancelled, restricted, modified or not renewed and, so far as the Seller is aware, there are no circumstances which indicate that any Permit may be revoked, suspended, cancelled, reviewed, restricted, modified or not renewed.

9.6.
Copies of each of the annual returns (or equivalent) of each of the Target Companies that is a regulated entity to any regulatory authority with regulatory or supervisory powers over it for each of the last six months are contained in the Data Room at “Regulatory > 1.

Regulatory Matters >1(f)” and “Regulatory > 1. Regulatory Matters > 1(x)”, and in the Agreed Bundle at 24, 25 and 55.

9.7.	So far as the Seller is aware, in the last three years, no Target Company has:

(a)	been notified in writing that any material investigation or enquiry in respect of its affairs is being conducted by any regulatory or governmental authority; or

(b)
received from any regulatory or governmental authority in writing, any material written order, direction or notice other than any generic communications not specifically directed at the relevant Target Company.

9.8.
During the three years prior to the date of this Agreement, neither any of the Target Companies nor so far as the Seller is aware any person who is or was a director or employee of a Target Company at the relevant time has (in their capacity as such) been investigated or made the subject of any inquiry, enforcement proceedings or process or has been disciplined by a regulatory authority and so far as the Seller is aware, there are no facts or circumstances which are reasonably likely to give rise to such investigation, inquiry, proceedings, process or disciplinary action.

9.9.
Copies of all material correspondence between each of the Target Companies that is a regulated entity and any regulatory authority (including in the case of City Index Limited all notifications made to the Financial Services Authority or the FCA pursuant to the Supervision (SUP) Chapter rule 15 of the Financial Services Authority Handbook or the FCA Handbook) during the three year period ending on the date of this Agreement have been provided in the Data Room at “Regulatory > 1. Regulatory Matters > 1(b)”, “Regulatory > 1. Regulatory Matters > 1(e)” and “Regulatory > Regulatory Matters > 1(f)”.

9.10.
In the three years prior to the date of this Agreement, no issue (or series of related issues) has arisen in relation to any misselling as a result of which any of the regulated entities in each Target Company’s Group has had to make, or ought to have made, a provision in its audited accounts.

9.11.	During the three years prior to the date of this Agreement, no fine or other financial penalty has been imposed by any regulatory authority on any of the Target Companies that is a regulated entity.

9.12.
City Index Limited has fully complied with the terms of the decision notice dated 13 January 2011 issued by the UK Financial Services Authority to it and the related final notice issued by the UK Financial Services Authority and its successor entity, the FCA, and has fully implemented any required remediation plan issued by the UK Financial Services Authority or the FCA.

9.13.
So far as the Seller is aware, during the three years prior to this Agreement, no material complaint or allegation of misconduct concerning a Target Company has been made by or to any regulatory authority nor so far as the Seller is aware is any complaint or allegation in the process of being formulated.

9.14.	A list of all Approved Persons relating to City Index Limited, setting out the Controlled Functions (within the meaning of section 59 FSMA) which they are authorised to perform is contained in the Data Room at “Regulatory > 1. Regulatory Matters > 1(a) > CIL (UK) > FCA Register of Approved Persion 20141015”.

9.15.
Each of the Target Companies that is a regulated entity has established and operates procedures to deal with complaints in compliance in all material respects with the FCA Handbook or, for non-UK entities, the requirements of the applicable regulatory authority.

9.16.
No complaint exists which has been received in writing from any customer in relation to the Business in the last three years (excluding any complaints currently being handled by the relevant Target Company in accordance with its normal procedures) and which has not been dealt with in accordance with the relevant Target Company’s normal complaints handling procedures and no such complaint is still outstanding.

9.17.	None of the Target Companies knowingly facilitates or assists in any breach by its customers of the laws or regulations which apply to the customer’s dealing with a Target Company.

9.18.
The internal procedures of each of the regulated Target Companies are, where applicable, in all material respects in accordance with the anti-money laundering rules (which in the case of City Index Limited for the purposes of this Agreement shall include Joint Money Laundering Steering Group Guidance) and such rules are actively followed and training of all relevant directors, officers and employees has been carried out which is both suitable and adequate and no Target Company has committed any breaches of anti-money laundering rules.

10.	Anti-corruption

10.1.
No court order or warrant under the Proceeds of Crime Act 2002, the Terrorism Act 2000 or any analogous legislation or regulatory requirement in any jurisdiction has been made in relation to any material or information held by any Target Company.

10.2.
No Target Company nor, so far as the Seller is aware, any of the officers, directors or employees of any Target Company is in violation of any: (a) provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended from time to time); (b) provision of the UK Bribery Act of 2010 (as amended from time to time); (c) applicable law (as amended from time to time) enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (collectively, “Anti-Corruption Law”), in each case to the extent the relevant Target Company or officer, director or employee of a Target Company is subject to the same.

10.3.
So far as the Seller is aware, no Target Company nor any of its respective directors, officers, employees or agents has been subject to any investigation by any governmental agency with regard to any payment, bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any Anti-Corruption Law.

10.4.
The operations of each Target Company are, and have at all times been, conducted in compliance with all applicable anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, “Money Laundering Laws”) and no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving a Target Company with respect to Money Laundering Laws is pending and, so far as the Seller is aware, no such action, suits or proceedings are threatened or contemplated.

10.5.
Each Target Company undertakes money laundering compliance checks in order to identify its clients prior to accepting or conducting business with or accepting monies from clients and has procedures which it operates to identify and prevent money laundering.

11.	Insurance

11.1.	The Company and/or another Target Company carries insurance cover in compliance with applicable laws and regulations and which the Seller considers to be required to operate the Business.

11.2.
The Disclosure Letter sets out a list of, and attaches true and complete in all material respects copies of, all insurance policies relating to the assets, businesses, operations, employees, officers or directors of the Target Companies.

11.3.
There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under the policies described in paragraph 11.2.

11.4.
All the insurance policies are in full force and effect and, so far as the Seller is aware, there are no circumstances which would render any such insurance void or voidable.  So far as the Seller is aware, nothing has been done or not done which could make any of them void or voidable and Closing will not terminate, or entitle any insurer to terminate, any such policy.

12.	Power of Attorney

12.1.	There are no powers of attorney in force given by the Target Companies.

12.2.	No person, as agent or otherwise, is entitled or authorised to bind or commit any of the Target Companies to any obligation not in the ordinary course of the Target Company’s business.

12.3.	The Disclosure Letter sets out the names of all persons who have authority to bind the Target Companies in the ordinary course of business.

13.	Disputes and Investigations

13.1.	No Target Company nor, so far as the Seller is aware, any person for whom a Target Company is vicariously liable:

(a)
is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board or agency (except for debt collection in the normal course of business); or

(b)	has received notice that, or is otherwise aware that, it is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

13.2.
So far as the Seller is aware, no director of any Target Company is, to the extent that it relates to the business of any Target Company, engaged in or subject to any of the matters mentioned in paragraph 13.1 of this Part A of Schedule 5.

13.3.
So far as the Seller is aware, no proceedings, investigation or inquiry as are mentioned in paragraph 13.1 or paragraph 13.2 of this Part A of Schedule 5 have been threatened or, so far as the Seller is aware, are pending and, so far as the Seller is aware, there are no circumstances likely to give rise to any such proceedings.

13.4.
The Target Companies are not affected by any existing or, so far as the Seller is aware, pending judgments or rulings, and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

14.	Antitrust

14.1.	The definition in this paragraph applies in this Agreement:

“Antitrust Law” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

14.2.
No Target Company is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Antitrust Law of any jurisdiction in which any Target Company conducts business and no director is engaged in any activity which would be an offence or infringement under any such Antitrust Law.

14.3.
No Target Company has received notice that, or is otherwise aware that, it is the subject of any investigation, inquiry or proceedings by any Authority in connection with any actual or alleged infringement of the Antitrust Law of any jurisdiction in which it conducts business.

14.4.
No such investigation, inquiry or proceedings as mentioned in paragraph 14.3 of this Part A of Schedule 5 have been threatened or, so far as the Seller is aware, are pending and, so far as the Seller is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

14.5.
So far as the Seller is aware, no Target Company is affected by any existing or pending decisions, judgments, orders or rulings of any Authority responsible for enforcing the Antitrust Law of any jurisdiction and no Target Company has given any undertakings or commitments to such bodies which affect the conduct of the Business.

15.	Contracts

15.1.	The definition in this paragraph applies in this Agreement:

“Material Contract” means an agreement or arrangement to which a Target Company is a party, which is not an employment contract with an employee of any Target Company or a lease in respect of a Property, and which is of material importance to the business, profits or assets of that Target Company.

15.2.	Except for the agreements and arrangements Disclosed, no Target Company is a party to or subject to any agreement or arrangement which:

(a)	is a Material Contract; or

(b)	is not in the ordinary and usual course of business of the Target Company; or

(c)	may be terminated as a result of any Change of Control of the Target Company; or

(d)	restricts the freedom of the Target Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(e)	involves agency or distributorship and is not an “introducing brokers contract” or a “trading advisors contract”; or

(f)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(g)	is of three years’ or greater duration; or

(h)	cannot be terminated by the Target Company on six months’ notice or less without payment of compensation or any special fees; or

(i)	requires the Target Company to pay any commission, finders’ fee, royalty or the like, save for arrangements with third parties in relation to the recruitment of employees or consultants; or

(j)	is loss-making, save for contracts concerning trading relationships with customers and contracts with hedging counterparties; or

(k)	is not on arm’s length terms; or

(l)	is an agreement or arrangement in which any director of the Seller’s Group or any person connected with any such director is interested, either directly or indirectly.

15.3.
Each Material Contract is in full force and effect and binding on the relevant Target Companies that are party to it. No Target Company has defaulted under or breached a Material Contract and so far as the Seller is aware:

(a)	no other party to a Material Contract has defaulted under or breached such a contract; and

(b)	no such default or breach by any Target Company or any other party is likely or has been threatened.

15.4.
No notice of termination of a Material Contract has been received or served by any Target Company and, so far as the Seller is aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

16.	Transactions with the Seller

16.1.	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between any Target Company and any of the following:

(a)	the Seller or any member of the Seller’s Group (other than any Target Company) or any person connected with the Seller or such a member; or

(b)	any director of the Seller or a member of the Seller’s Group or any person connected with such a director.

16.2.
Neither the Seller nor any person connected with the Seller is entitled to a claim of any nature against any Target Company, or has assigned to any person the benefit of a claim against any Target Company to which the Seller or a person connected with the Seller would otherwise be entitled.

17.	Finance and Guarantees

17.1.
Full particulars of all money borrowed otherwise than in the ordinary course of business by each Target Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

17.2.
No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by or any third party in respect of borrowings or other obligations of any Target Company.

17.3.	The total amount borrowed by any Target Company does not exceed any limitations on the borrowing powers contained:

(a)	in the constitutional documents of the Target Company; or

(b)	in any debenture or other deed or document binding on the Target Company.

17.4.
No Target Company has any outstanding loan capital or has lent any money that has not been repaid (other than to another Target Company) and there are no debts owing to a Target Company other than debts that have arisen in the normal course of business.

17.5.	No Target Company has:

(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.

17.6.
No indebtedness of any Target Company is due and payable and no security over any of the assets of any Target Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.  No Target Company has received any notice the terms of which have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Target Companies.

17.7.
No Target Company has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person which is not a Target Company.

17.8.	No Target Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

17.9.
Particulars of the balances on all the bank accounts of the Companies showing the position as at the date falling two Business Days prior to the date of this Agreement have been Disclosed and the Target Companies have no other bank accounts. Since those particulars were given there have been no payments out of those accounts other than routine payments in the ordinary course of business.

18.	Insolvency

18.1.	No Target Company:

(a)	is unable to pay or has stopped paying its debts as they fall due; or

(b)	has in the three years prior to the date of this Agreement failed to pay, secure or compound for any sum exceeding £750 within three weeks of a statutory demand for that sum.

18.2.	The value of the assets of each Target Company is not less than the amount of its liabilities, taking into account its contingent and prospective liabilities.

18.3.	No step has been taken in any jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of any Target Company to take any action to enforce their debts is suspended, restricted or prevented; or

(b)
some or all of the creditors of any Target Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any Target Company; or

(c)	a person is appointed to manage the affairs, business and assets of any Target Company on behalf of any Target Company’s creditors; or

(d)	the holder of a charge over all or any Target Company’s assets is appointed to control the business and/or all or any assets of any Target Company.

18.4.	No process has been instituted which could lead to any Target Company being dissolved and its assets being distributed among the Target Company’s creditors, shareholders or other contributors.

19.	Assets

19.1.	The Target Companies are the full legal and beneficial owners of, or use under a valid and binding agreement, all the assets included in the Accounts, and any assets acquired since the

Accounts Date, and all other assets used by the Target Companies except for those disposed of since the Accounts Date in the normal course of business.

19.2.
The Target Companies are in possession and control of all the assets included in the Accounts, and those acquired since the Accounts Date, except for those Disclosed as being in the possession of a third party in the normal course of business.

19.3.
None of the assets, undertaking or goodwill of the Target Companies are subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

20.	Intellectual Property

20.1.
Complete and accurate particulars are set out in Part A and Part B of Schedule 10 respectively of all registered Intellectual Property Rights (including applications for such rights) and material unregistered Intellectual Property Rights owned, used or held for use by a Target Company.

20.2.
Complete and accurate particulars are set out in Part C and Part D of Schedule 10 respectively of all material licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which:

(a)	the Target Companies use or exploit Intellectual Property Rights owned by any third party; or

(b)	the Target Companies have licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

20.3.
Except as set out in Part C or Part D of Schedule 10, the relevant Target Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part A or Part B of Schedule 10, free from all Encumbrances.

20.4.
The Target Companies do not require any Intellectual Property Rights other than those set out in Part A or Part B of Schedule 10, or used or exploited by such Target Company under a licence set out in Part C or Part D of Schedule 10, in order to carry on their respective activities.

20.5.
The Intellectual Property Rights set out in Part A and Part B of Schedule 10 are, so far as the Seller is aware, valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b)
so far as the Seller is aware, all confidential information (including know-how and trade secrets) owned or used by the Target Companies has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

(c)
so far as the Seller is aware, no mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of any Target Company, in any country in which any Target Company has registered or is using that mark, trade name or domain name; and

(d)	there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

20.6.
Nothing is due to be done within thirty days of the date of this Agreement the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by any Target Company which are registered or the subject of an application for registration.

20.7.
So far as the Seller is aware, there has been no infringement by any third party of any Intellectual Property Rights set out in Part A and Part B of Schedule 10 nor, so far as the Seller is aware, any third party breach of confidence or actionable act of unfair competition in relation to the business or assets of the Target Companies, and, so far as the Seller is aware, no such infringement, breach of confidence or actionable act of unfair competition is current or anticipated.

20.8.	The agreements and licences set out in Part C or Part D of Schedule 10:

(a)	are valid and binding;

(b)	so far as the Seller is aware, have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(c)	are not the subject of any claim, dispute or proceeding and, so far as the Seller is aware, no such claim, dispute or proceeding is pending or has been threatened; and

(d)	have, where required, been duly recorded or registered.

20.9.
A Change of Control of any Target Company will not result in the termination of any Intellectual Property Rights set out in Schedule 10 or, so far as the Seller is aware, have a materially adverse effect or impact on such Intellectual Property Rights.

20.10.	The activities of the Target Company and of any licensee of Intellectual Property Rights granted by any Target Company:

(a)	have not materially infringed, do not materially infringe and, so far as the Seller is aware, are not likely to materially infringe the Intellectual Property Rights of any third party;

(b)	have not constituted, do not constitute and, so far as the Seller is aware, are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; and

(c)	have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

21.	Information Technology

21.1.	The definitions in this paragraph apply in this Agreement:

“IT Contracts” means all arrangements and agreements under which any third party (including without limitation any member of the Seller’s Group (other than the Target Companies) and any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

“IT System” means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Target Companies.

21.2.	Complete and accurate particulars of the IT System and all material IT Contracts are set out in Part A and Part B of Schedule 11.

21.3.
Save to the extent provided in the IT Contracts, the Target Companies are the owners of the IT System free from Encumbrances. The Target Companies have obtained all necessary rights from third parties to enable them to make use of the IT System in the manner in which it is currently being used.

21.4.	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

21.5.	There are no claims, disputes or proceedings existing or threatened under any IT Contracts.

21.6.
None of the material IT Contracts are liable to be terminated or otherwise materially affected by a Change of Control of any Target Company, and the Seller has no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.  So far as the Seller is aware, a Change of Control of any Target Company will not have a materially adverse effect or impact on the material IT Contracts.

21.7.
The Target Company has possession or control of the source code of all software in the IT System, or has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents (particulars of which are set out in Part B of Schedule 11).

21.8.	The elements of the IT System:

(a)	are functioning in accordance with all applicable specifications;

(b)	are not defective in any material respect and have not been materially defective or materially failed to function during the last 12 months;

(c)	so far as the Seller is aware, do not contain any software virus and have not within the last twelve months been infected by any software virus or accessed by any unauthorised person;

(d)	have sufficient capacity and performance to meet the current business requirements of the Target Company;

(e)
include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System in the manner in which it is currently being used without the need for further assistance; and

(f)	have been regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in Part B of Schedule 11.

21.9.
The Target Companies have implemented appropriate procedures (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

21.10.
The Target Companies have in place a disaster recovery plan which is documented and would enable the business of the Target Companies to continue if there were significant damage to or destruction of some or all of the IT System.  A copy of the plan is attached to the Disclosure Letter.

21.11.
The performance and functionality of the IT System (and any other equipment and systems owned or used by the Target Companies which depend on date-programmed control devices) has not been affected and will be unaffected by any changes in dates (past, present or future).  In particular:

(a)	no value for a current date has caused or will cause any interruption in operation;

(b)	date-based functionality has behaved and will behave consistently for all dates;

(c)	in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

(d)	all leap years (that is, a year occurring once in four years, with 366 days) will be recognised as such.

21.12.	The IT System is capable of:

(a)	performing its functions in multiple currencies;

(b)	displaying and printing the generally accepted symbols for any currency; and

(c)	processing the generally accepted codes for any currency.

22.	Data Protection

22.1.
Each Target Company is duly registered as a data controller under the Data Protection Act 1998 (the “DPA”) or under the data protection or privacy law of its jurisdiction of incorporation for all purposes for which registration is required in respect of the business of that Target Company and accurate and complete particulars of the relevant registrations are set out in the Disclosure Letter.

22.2.	Each Target Company has complied with all relevant requirements under the DPA or under the data protection or privacy law of its jurisdiction of incorporation.

22.3.
The Company has not received a notice (including, without limitation, any notice of intent, monetary penalty notice, information or enforcement notice), letter or complaint from the Information Commissioner requesting information relating to its data protection policies or practices and the Seller has no reason to believe that there are any circumstances which exist which might give rise to any such notice, letter or complaint being served, given or made.  In respect of each other Target Company, no Target Company has received an equivalent notice, letter or complaint from the relevant Authority with responsibility for enforcement of data protection or privacy law in its jurisdiction of incorporation.

22.4.
No individual has been awarded compensation from any Target Company under the DPA or under the data protection or privacy law of such Target Company’s jurisdiction of incorporation, no claim for such compensation is outstanding and the Seller has no reason to believe that any circumstances exist which might lead to any claim for compensation being made.

22.5.
No order has been made against any Target Company for the rectification, blocking, erasure or destruction of any data under the DPA or under the data protection or privacy law of such Target Company’s jurisdiction of incorporation, no application for such an order is outstanding and the Seller has no reason to believe that any circumstances exist which might lead to any application for such an order being made.

22.6.
So far as the Seller is aware, no warrant has been issued under the Schedule 9 of the DPA authorising the Information Commissioner (or any of his officers or servants) to enter any of the premises of the Company.  In respect of each other Target Company, so far as the Seller is aware, no equivalent warrant has been issued under the data protection or privacy law of the Target Company’s jurisdiction of incorporation giving the relevant Authority with responsibility for enforcement of data protection or privacy law in the relevant jurisdiction of incorporation (or such Authority’s officers or servants) to enter any of the premises of such Target Company.

23.	Employment

23.1.	The name of each person who is a Director is set out in Part A and Part B of Schedule 1.

23.2.	The Disclosure Letter includes details of all individuals employed by the Target Companies whose annual basic salary exceeds £60,000 and the principal terms of their contract of employment, including:

(a)	the individual’s name;

(b)	the company which employs them;

(c)	the country in which the individual is employed and/or is paid;

(d)	the law governing the contract of employment;

(e)	the job title and remuneration of each individual (including any benefits that the Target Company is bound to provide to them or their dependants, whether now or in the future);

(f)	the length of service of the employee;

(g)	the length of notice necessary to terminate the contract of employment or, if a fixed term, the expiry date of the fixed term and details of any previous renewals; and

(h)	the type of contract (whether full- or part-time or other).

23.3.
The Disclosure Letter includes details of all individuals who are providing services to any Target Company under an agreement which is not a contract of employment with the relevant Target Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Seller’s Group) and who are paid equivalently to an annual basic salary in excess of £60,000, together with the particulars of the terms on which the individual provides services, including:

(a)	the individual’s name;

(b)	the company which engages them;

(c)	any country in which the individual provides services;

(d)	the law governing the agreement;

(e)	the job title and remuneration of the individual (including any benefits that the Target Company is bound to provide to them or their dependants, whether now or in the future); and

(f)	the length of notice necessary to terminate the agreement or, if a fixed term, the expiry date of the fixed term and the details of any previous renewals.

23.4.
The Disclosure Letter includes particulars of all the employees of the Target Companies who are on secondment, maternity leave or other statutory leave or who have been absent due to ill health for a period of two weeks or more or are absent for any other reason.

23.5.
No notice to terminate the contract of employment of any employee of the Target Companies whose annual basic salary exceeds £60,000 (whether given by the relevant employer or by the employee) is pending, outstanding or threatened and no dispute is otherwise outstanding between the Target Company and any of its current or former employees relating to their employment, its termination or any reference given by the Company regarding them.

23.6.
No offer of employment with a proposed annual basic salary which exceeds £60,000 has been made by any Target Company to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.

23.7.
The acquisition of the Shares by the Buyer or compliance with the terms of this Agreement will not entitle any Directors, officers or employees of any Target Company to terminate their employment or receive any payment or other benefit.

23.8.
All contracts of employment between each Target Company and its employees are terminable on not more than three months’ notice without compensation (except compensation payable under the applicable law).

23.9.
No Target Company is a party to, bound by or proposing to introduce in respect of its Directors and employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

23.10.
No Target Company is a party to, bound by or proposing to introduce in respect of any of its Directors or employees any incentive scheme (including, without limitation, any share option arrangement, profit sharing, commission or bonus scheme).

23.11.
There are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by any member of the Seller’s Group in which a Target Company or any of its Directors or employees participates.

23.12.
No Target Company has incurred any actual or contingent liability in connection with any termination of employment of its employees (including redundancy payments) which remains outstanding, or for failure to comply with any order for the reinstatement or re-engagement of any employee.

23.13.	No Target Company has incurred any liability that remains outstanding for a failure to provide information or to consult with employees under any applicable employment legislation.

23.14.
Save for any contractual notice to terminate an employee’s contract of employment or compensation payable under applicable law, no Target Company has in the last 12 months made or agreed to make a payment, or provided or agreed to provide a benefit to a present or former Director, officer or employee, or to their dependants in connection with the actual or proposed termination or suspension or variation of an employment contract.

23.15.	No Target Company has in the last 6 months materially altered any of the terms of employment or engagement of any of the employee whose annual basic salary exceeds £60,000.

23.16.	No Target Company has in the last 6 months transferred or agreed to transfer any employee whose annual basic salary exceeds £60,000 from working for a Target Company.

23.17.	No Target Company has in the last 12 months induced any employee whose annual basic salary exceeds £60,000 to resign his employment with a Target Company.

23.18.	There are no sums owing to or from any employee other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

23.19.	No Target Company has offered, promised or agreed to any future variation in the contract of any employee.

23.20.	The Disclosure Letter includes true, complete and accurate:

(a)
copies of the standard form contracts that the employees are employed under, the employment contracts of any employee whose annual basic salary exceeds £60,000, handbooks, policies and other documents which detail the terms and conditions of employment in respect of the employees; and

(b)
copies of all agreements or arrangements with any trade union, employee representative body or body of employees and their representatives (whether binding or not) and details of any unwritten agreements or arrangements which may affect any employee.

23.21.	In respect of each employee, the Target Companies have:

(a)
performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, applicable legislation or otherwise;

(b)	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

(c)	maintained adequate, suitable and up to date records.

23.22.	No employee is subject to a current disciplinary warning or procedure.

23.23.
No Target Company is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and there is nothing likely to give rise to such a dispute or claim.

24.	Property

24.1.	The definitions in this paragraph apply in this Agreement:

“Current Use”	means the use for each Property as set out in Schedule 12;
“Previously owned Land and Buildings”
means land and buildings that have, at any time before the date of this Agreement, been owned and/or occupied and/or used by any Target Company, but which are either no longer owned, occupied or used by any Target Company, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance;

“Properties”	means all those properties identified in Schedule 12 and “Property” means any one of them or any part or parts of them; and
24.2.	The particulars of the Properties set out in Schedule 12 are true, complete and accurate.

24.3.	The Properties are the only real properties owned, used or occupied by the Target Companies.

24.4.
No Target Company has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land or buildings other than the Properties.

24.5.	No Target Company has any actual or contingent liability in respect of Previously owned Land and Buildings.

24.6.	No Target Company has given any guarantee or indemnity for any liability relating to any of the Properties, Previously owned Land and Buildings or any other land or buildings.

24.7.	All the Properties are used or available for use by a Target Company in connection with the business of the Target Companies.

24.8.	The Target Company identified as the owner of each Property in Schedule 12 is solely legally and beneficially entitled to it.

24.9.
The Properties are free from claims, liabilities, third party rights, private rights to restrict the use of any Property, rights of occupation, options, rights to acquire, rights of first refusal, financial obligations (including public financial obligations), security interests, public rights and public restrictions (other than in each case any matters contemplated by and/or referred to in any lease under which a Property is held).

24.10.
There are appurtenant to each Property, all rights necessary for its Current Use and enjoyment (without restriction as to time or otherwise).  Access to each Property is over public roads maintained at public expense and such roads immediately abut each Property at each point where access is gained or the relevant lease under which a Property is held contains sufficient rights of access.

24.11.
The relevant Target Company has, in respect of any lease under which a Property is held, paid to date the rent, insurance rent and service charge (if any) payable and has received no notice from the relevant landlord alleging or claiming that there is any outstanding breach of any other obligation on part of the tenant under any such lease.  There is no outstanding application for any consent under any such lease.  There is no pending rent review under any such lease.

24.12.
No Target Company has received or is aware of any notice, order or proposal which would adversely affect the use or enjoyment of any of the Properties by the relevant Target Company, or access to or from any of them.

24.13.
None of the Properties are held on terms that would allow any landlord or other third party to change those terms, or terminate the right of any Target Company to hold the Property, by reason of a Change of Control of a Target Company.

24.14.	There are no disputes relating to or affecting any of the Properties.

24.15.	The Current Use of each of the Properties is set out in Schedule 12 and is lawful or permitted under the applicable planning law and regulations.

24.16.
No notice has been received by any Target Company from any competent authority alleging or complaining of any breach of any applicable law or regulation in respect of any of the Properties and, so far as the Seller is aware, no Target Company has committed any such breach.

24.17.	Each of the Properties is in a good state of repair and condition and is fit for its Current Use.

24.18.	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

25.	Environment

25.1.
No written notice, notification, demand, request for information, citation, summons or order has been received by the Seller or any Target Company, no complaint has been filed, no penalty has been assessed and no action, claim, suit, proceeding or (to the knowledge of the Seller) investigation is pending or (to knowledge of the Seller) threatened by any Authority or other person against any Target Company, in each case alleging a violation by or asserting liability on the part of any Target Company under any Environmental Law which would reasonably be expected to result in or be the basis for any material claim or liability under Environmental Laws against or on the part of any Target Company.

25.2.
So far as the Seller is aware, there are no facts or conditions in respect of the operations of any Target Company, or any of its ownership or lease of any real property, which could reasonably be expected to result in or be the basis for any material claim or liability under Environmental Laws against or on the part of any Target Company.

25.3.
No Hazardous Substance is present in, at, on, under or emanating from any property now or previously owned, leased or operated by any Target Company (or any of its respective predecessors), or has been sent by any Target Company (or any of its respective predecessors) for treatment or disposal at any other real property, in a quantity or condition that has given or would reasonably be expected to give rise to any material remedial obligation or liability on the part of any Target Company under Environmental Laws.

25.4.
In all material respects, the Target Companies are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all required Environmental Permits; such Environmental Permits are valid and in full force and effect.

25.5.
There has been no material environmental investigation, study, audit, test, review or other environmental analysis of the operations of any Target Company, or concerning any real property now or previously owned, leased or operated by any Target Company, conducted by the Seller or otherwise in the Seller’s or any Target Company’s possession or control, which has not been Disclosed to Buyer.

Part B
Tax Warranties

1.	Compliance

1.1.
All liabilities, whether actual, deferred, contingent or disputed, of a Target Company for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are fully provided for or (as appropriate) disclosed in the Accounts.  All other warranties relating to specific Tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.  Those other warranties do not apply to events or omissions occurring more than four years prior to the date of this Agreement, except where expressly provided otherwise.

1.2.
Since the Accounts Date, no Target Company has been involved in any transaction which has given or may give rise to a liability to Tax on a Target Company (or would have given or might give rise to such a liability but for the availability of any Relief) other than Tax in respect of normal trading income or receipts of a Target Company arising from transactions entered into by it in the ordinary course of business.

1.3.	All Tax due and payable by a Target Company prior to the date hereof has been paid in full.

1.4.
Each of the Target Companies has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes; all such information was and remains complete and accurate in all material respects and was made on the proper basis and does not, and so far as the Seller is aware is not likely to, reveal any transactions which may be the subject of any dispute with or any enquiry raised by, any Tax Authority.

1.5.
No Target Company is involved in any current dispute with any Tax Authority or is or has in the last six years been the subject of any investigation, enquiry, audit or non-routine visit by any Tax Authority.  So far as the Seller is aware in relation to the Target Companies there is no planned investigation, enquiry, audit or non-routine visit to be instituted.

1.6.
Within the past six years, no Target Company has nor any director or officer of a Target Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment).  No Target Company has within the past six years been required to provide any security in respect of any amount of Tax and no asset of a Target Company is subject to any charge or power of sale in favour of any Tax Authority.

1.7.
No transaction in respect of which any consent, ruling, confirmation or clearance (each a “ruling”) was required or sought from any Tax Authority has been entered into or carried out by a Target Company without such ruling having first been properly obtained.  All information supplied to any Tax Authority in connection with any such ruling fully and accurately disclosed all facts and circumstances material to the giving of such ruling.  Any transaction for which such ruling was obtained has been carried out only in accordance with the terms of such ruling and the application on which the ruling was based and at a time when such ruling was valid and effective.  No facts or circumstances have arisen since any such ruling was obtained which would cause the ruling to become invalid or ineffective.

1.8.
No Tax Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to affairs of a Target Company.

1.9.
No Relief has been claimed by and/or given to a Target Company, or taken into account in determining or eliminating any provision for Tax or deferred tax in the Accounts, which could or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of the sale and purchase hereunder or any other event or circumstance occurring or arising at any time after the Accounts Date.

1.10.	The implementation of the transactions contemplated by this Agreement will not give rise to any deemed disposal or realisation by a Target Company of any asset or liability for any Tax purpose.

1.11.
Each of the Target Companies has made all deductions and retentions of or on account of Tax as it was or is obliged or entitled to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.

1.12.	No Target Company is, or has within the past four years been, party to any group payment arrangements pursuant to section 36 of the Finance Act 1998 or Section 59F of the Taxes Management Act 1970.

2.	Employees

All amounts payable to any Tax Authority in respect of any employee (including any Tax deductible from any amounts paid to an employee, and any social security, social fund or similar contributions required to be made in respect of employees) due and payable by a Target Company up to the date hereof have been duly paid and each of the Target Companies has made all such deductions and retentions as should have been made under applicable laws or regulations.

3.	Company Residence and Permanent Establishment

3.1.
Each of the Target Companies is and has at all times been resident for Tax purposes in its place of incorporation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  No Target Company is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

3.2.	No Target Company is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

4.	Transfer Pricing, Thin Capitalisation

4.1.
All transactions entered into by a Target Company have been and are on fully arm’s length terms.  There are no circumstances which could cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

4.2.
Without prejudice to the generality of the preceding paragraph, no Target Company is or could be treated as thinly capitalised for any Tax purpose.  There are no circumstances which could cause any Tax Authority to deny Relief for interest paid by a Target Company, and no such Relief has been denied in fact.

5.	Value Added Tax

5.1.	Each of the Target Companies:

(a)
is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant Tax Authority;

(b)	has complied fully with and observed in all material respects the terms of VAT legislation;

(c)	obtains credit for all input tax paid or suffered by it; and

(d)	is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment.

5.2.
All VAT, import duty and other Taxes or charges payable by any Target Company upon the supply, acquisition, use or importation of goods or services, and all excise or customs duties payable in respect of any assets imported or owned by a Target Company have been paid in full.

6.	Stamp Taxes

6.1.
In respect of all documents which establish or are necessary to establish the title of a Target Company to any asset, or by virtue of which that Target Company has any right, all applicable stamp duties or registration charges or similar duties or charges have been duly paid.

Schedule 6
Buyer’s Warranties

1.
The Buyer is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the date of this Agreement.

2.
The Buyer has corporate power and, upon obtaining Buyer Stockholder Approval, authority to enter into and perform each of the Transaction Documents, and the provisions of each Transaction Document and any agreement entered into pursuant to the terms of this Agreement constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer and are enforceable against the Buyer, in accordance with their respective terms.

3.
The Buyer has duly authorised, executed and delivered this Agreement and will, at Closing, have authorised, executed and delivered any agreements to be entered into pursuant to the terms of this Agreement.

4.
The execution and delivery by the Buyer of, and the performance by the Buyer of its obligations under, this Agreement and any agreement entered into pursuant to the terms of this Agreement will not result in:

(a)	a breach of or conflict with any provision of its constitutional documents; or

(b)	a material breach of, or constitute a material default under, any instrument to which it is a party or by which it is bound; or

(c)	a breach of any statute, law, rule, regulation, order, judgment, decree of any court or government agency or other restriction applicable to the Seller or a Target Company.

5.
All consents, permissions, authorisations, approvals and agreements of third parties and all authorisations, registrations, declarations, filings with any governmental department, commission, agency or other organisation having jurisdiction over the Buyer which are necessary or desirable for the Buyer to obtain in order to (a) enter into and perform this Agreement and any agreement entered into pursuant to the terms of this Agreement in accordance with its terms; and (b) continue such business activities carried on by the Buyer as at the date of this Agreement, have been (or, following satisfaction of the Conditions, will have been) unconditionally obtained in writing and (in respect of (a) above) have been disclosed to the Seller.

6.	There are no:

(a)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Buyer or any of its Group undertakings;

(b)	lawsuits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its Group undertakings; or

(c)	investigations by any governmental or regulatory body which are pending or threatened against the Buyer or any of its Group undertakings, so far as the Buyer is aware,

which, in each case, has or could have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement and/or any agreement entered into pursuant to the terms of this Agreement and/or continue such business activities carried on by the Buyer as at the date of this Agreement.

7.
No order has been made, petition presented or meeting convened for the winding up of the Buyer or any of its group undertakings, nor any other action taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors), and there are no proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws, would justify any such proceedings.

8.
The Buyer’s Shares to be issued as part of the Purchase Price (including any Buyer’s Shares issuable upon conversion of the Convertible Notes into Buyer’s Shares) will have been, upon Buyer Stockholder Approval, duly authorised and, when issued and delivered in accordance with the terms of this Agreement and (to the extent applicable) the Convertible Notes Indenture, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

9.
So far as the Buyer is aware, the Buyer has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents, and any amendments thereto, required to be filed or furnished by the Buyer with the SEC since 31 December 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein, the “Buyer’s SEC Documents”).

10.	As of its respective filing date, each Buyer SEC Document complied as to form in all material respects with all applicable requirements of the Securities Act, or the Exchange Act, as the case may be.

11.
As of its respective filing date, each Buyer SEC Document filed or furnished pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

12.
Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

13.	The Buyer maintains disclosure and controls and procedures required by Rule 13a-15 or Rule 15d-15 of the Exchange Act.

14.
The information supplied by the Buyer for inclusion in the Proxy Statement shall not, on the date the Proxy Statement (and any amendments or supplements thereto) is first mailed to the stockholders of the Buyer or at the time of the Buyer Stockholder Approval: (i) contain any untrue statement of a material fact; or (ii) omit to state any material fact required to be stated therein or necessary to be included therein in order to make the statements therein (in light of the circumstances under which they were made) not misleading.  The warranties contained in this paragraph 14 of Schedule 6 will not apply to statements included in, or omissions from, the Proxy Statement based upon information supplied by any Target Company, the Seller or any of their respective representatives or advisors.

Schedule 7
Limitation on Seller’s liability

1.	Scope

1.1.	The Seller shall be liable in respect of a Claim or an Indemnity Claim or a Tax Covenant Claim only if and to the extent that such claim becomes a “Determined Claim” which shall mean:

(a)	a Claim or an Indemnity Claim or a Tax Covenant Claim which has been settled by written agreement between the Seller and the Buyer; or

(b)
a Claim or an Indemnity Claim or a Tax Covenant Claim which has been finally determined by a court of competent jurisdiction from which no right of appeal exists, or from whose judgment the relevant party is debarred by passage of time or otherwise from making an appeal; or

(c)	a Tax Covenant Claim in respect of which payment is due in accordance with the terms of the Tax Covenant.

2.	Disclosure

The Seller is not liable for any Claim to the extent that the facts and circumstances giving rise to the Claim have been Disclosed.

3.	Monetary limits

3.1.	The liability of the Seller for all Fundamental Warranty Claims shall not exceed an amount equal to US$115,000,000.

3.2.	The liability of the Seller for all Claims and Tax Covenant Claims when taken together shall not exceed an amount equal to US$48,000,000.

3.3.	The total aggregate liability of the Seller under this Agreement (other than in respect of any Indemnity Claims) shall not in any event exceed an amount equal to US$115,000,000.

3.4.
The Seller shall not be liable for a Claim unless the aggregate amount of all Claims, when taken together, exceeds US$1,000,000, in which case the whole amount (and not just the amount by which the limit in this paragraph 3.4 of Schedule 7 is exceeded) is recoverable by the Buyer.

4.	Time limits

4.1.	No Claim may be made against the Seller unless notice (complying with the provisions of paragraph 4.3 of this Schedule 7) of the Claim is served on the Seller in writing:

(a)	in the case of a Tax Warranty Claim, before the fourth anniversary of the Closing Date; and

(b)	in the case of any other Claim, before the date falling 18 months after the Closing Date.

4.2.
No Fundamental Claim may be made against the Seller unless notice (complying with the provisions of paragraph 4.3 of this Schedule 7) of the Fundamental Claim is served on the Seller in writing before the seventh anniversary of the Closing Date.

4.3.
A notice of a Claim or a Fundamental Claim shall specify in reasonable detail the specific matter in respect of which the Claim or Fundamental Claim is made and Buyer’s estimate (on a without prejudice basis) of the amount of such Claim or Fundamental Claim.

4.4.
Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn twelve months after notice is given pursuant to paragraph 4.1 of this Schedule 7 unless legal proceedings in respect of such Claim have commenced, except:

(a)
where such Claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have commenced within the earlier of: (i) twelve months of it having become an actual liability; and (ii) 36 months from the Closing Date; or

(b)
where such claim is a Claim of which notice is given for the purpose of paragraph 4.1 of this Schedule 7 at a time when the amount set out in paragraph 3.4 of this Schedule 7 has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have commenced within twelve months of the date of any subsequent notification to the Seller pursuant to paragraph 4.1 of this Schedule 7 of one or more Claims which result(s) in the total amount claimed in all Claims notified to the Seller pursuant to paragraph 4.1 of this Schedule 7 exceeding the amount set out in paragraph 3.4 of this Schedule 7 for the first time.

4.5.	Where notice of a Claim, Fundamental Claim or Tax Covenant Claim is served in accordance with this paragraph 4, such notice shall also be deemed to be a "Claim Notice" for the purposes of Schedule 19.

5.	Other Limitations

5.1.	The Seller shall have no liability in respect of any Claim:

(a)
to the extent that the liability in respect of the relevant claim arises or is increased as a result of any change in any enactment, law, regulation, directive or enforcement policy or practice of the relevant governmental or regulatory authority (including extra statutory concessions of HM Revenue & Customs) made after the date of this Agreement whether or not having retrospective effect; and

(b)
to the extent that the claim in question would not have arisen but for a voluntary act or transaction, where such act or transaction is not carried out in the ordinary course of business of the Buyer and could reasonably have been avoided, carried out by the Buyer or (from and including Closing) any of the Target Companies.

5.2.
The Seller’s liability to the Buyer for a Claim shall be reduced by the amount, if any, equal to the amount of any specific or identifiable provision or reserve included for such Claim in the Accounts or in the Closing Statement.

6.	Right to remedy

The Seller shall not be liable for any Claim if the alleged breach which is the subject of the Claim is capable of remedy and is remedied to the reasonable satisfaction of the Buyer by the Seller within 30 days of the date on which the notice in paragraph 4.1 of this Schedule 7 above is received by the Seller.

7.	No double recovery

The Buyer shall be entitled to make more than one Claim arising out of the same subject matter, fact event or circumstances but shall not be entitled to recover from the Seller more than once for the same damage suffered.

8.	Third party claims

8.1.
If the Buyer or any Target Company is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Claim or a Fundamental Warranty Claim (including under a policy of insurance), the Buyer or the relevant Target Company shall use reasonable endeavours to procure recovery from the third party and:

(a)
the liability of the Seller in respect of the related claim shall be reduced by the amount actually recovered from the relevant third party (less all costs, charges and expenses reasonably incurred by the Buyer or the relevant Target Company in recovering that sum, any increase in any insurance premium paid by the Buyer or the relevant Target Company which results from the recovery of the relevant sum and any Tax payable by any of the foregoing in respect of the receipt of such amount), or extinguished if the amount actually recovered (less all costs, charges and expenses reasonably incurred by the Buyer or the relevant Target Company in recovering that sum, any increase in any insurance premium paid by the Buyer or the relevant Target Company which results from the recovery of the relevant sum and any Tax payable by any of the foregoing in respect of the receipt of such amount) exceeds the amount of the relevant claim; and

(b)
if the Seller makes a payment to the Buyer in respect of a claim and the Buyer or any Target Company subsequently recovers from a third party (including, without limitation, the Company’s insurers) a sum which is referable to that claim, the Buyer shall promptly repay to the Seller the lower of:

(i)	the amount actually recovered from such third party; and

(ii)	the amount paid to the Buyer by the Seller in respect of the relevant claim,

less, in each case, all costs, charges and expenses reasonably incurred by the Buyer or the relevant Target Company in recovering that sum, any increase in any insurance premium paid by the Buyer or the relevant Target Company which results from the recovery of the relevant sum and any Tax payable by any of the foregoing in respect of the receipt of such amount.

8.2.	For the avoidance of doubt, paragraph 8.1 shall not apply in respect of any such matter or circumstance giving rise to a Tax Covenant Claim.

9.	Mitigation

Nothing in this Schedule 7 shall in any way diminish the Buyer’s common law obligation to mitigate any loss or liability which might be the subject of a Claim or a Fundamental Warranty Claim.

10.	Buyer’s knowledge

The Seller shall not be liable for any Claim if and to the extent that the following employees of the Buyer are actually aware at the date of this Agreement: (a) of the facts, matters, events or circumstances which are the subject matter of the Claim; and (b) that the facts, matters, events or circumstances could reasonably be expected to amount to a Claim:

Glenn Stevens, Samantha Roady, Diego Rotsztain, Jeff Scott, Jason Emerson, Richard Bennett and Matthew McDonald.

Schedule 8

Limitation on Buyer’s liability

1.	Scope

1.1.	The Buyer shall be liable in respect of a Seller Claim only if and to the extent that such claim:

(a)	has been settled by written agreement between the Seller and Buyer; or

(b)
has been finally determined by a court of competent jurisdiction from which no right of appeal exists, or from whose judgment the relevant party is debarred by passage of time or otherwise from making an appeal.

1.2.
Nothing in this Schedule 8 applies to a Seller Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller or any of its agents or advisers.

2.	Disclosure

The Buyer is not liable for any Seller Claim to the extent that the facts and circumstances giving rise to the Seller Claim have been fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) to the Seller, and all of the information contained in the Buyer Data Room shall be deemed to have been disclosed for these purposes.

3.	Monetary limits

3.1.	The liability of the Buyer for all Seller Claims when taken together shall not exceed an amount equal to US$48,000,000.

3.2.	The total aggregate liability of the Buyer under this Agreement shall not in any event exceed an amount equal to US$115,000,000.

3.3.
The Buyer shall not be liable for a Seller Claim unless the aggregate amount of all Seller Claims, when taken together, exceeds US$1,000,000, in which case the whole amount (and not just the amount by which the limit in this paragraph 3.3 of Schedule 8 is exceeded) is recoverable by the Seller.

4.	Time limits

4.1.
No Seller Claim may be made against the Buyer unless notice (complying with the provisions of paragraphs 4.2 of this Schedule 8) of the Seller Claim is served by the Seller on the Buyer in writing before the date falling 18 months after the Closing Date.

4.2.
A notice of a Seller Claim shall specify in reasonable detail the specific matter in respect of which the Seller Claim is made and the Seller’s estimate (on a without prejudice basis) of the amount of such Seller Claim.

4.3.	The Seller Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn twelve months after notice is given pursuant to paragraph 4.1 of this Schedule 8 unless legal proceedings in respect of such Seller Claim have commenced, except:

(a)
where such Seller Claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have commenced within the earlier of: (i) twelve months of it having become an actual liability; and (ii) 36 months from the Closing Date; or

(b)
where such claim is a Seller Claim of which notice is given for the purpose of paragraph 4.1 of this Schedule 8 at a time when the amount set out in paragraph 3.3 of this Schedule 8 has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have commenced within twelve months of the date of any subsequent notification to the Seller pursuant to 4.1 of this Schedule 8 of one or more Seller Claims which result(s) in the total amount claimed in all Seller Claims notified to the Seller pursuant to paragraph 4.1 of this Schedule 8 exceeding the amount set out in paragraph 3.3 of this Schedule 8 for the first time.

5.	Other Limitations

5.1.	The Buyer shall have no liability in respect of any Seller Claim:

(a)
to the extent that the liability in respect of the relevant claim arises or is increased as a result of any change in any enactment, law, regulation, directive or enforcement policy or practice of the relevant governmental or regulatory authority (including extra statutory concessions of HM Revenue & Customs) made after the date of this Agreement whether or not having retrospective effect; and

(b)
to the extent that the claim in question would not have arisen but for a voluntary act or transaction, where such act or transaction is not carried out in the ordinary course of business of the Seller and could reasonably have been avoided, carried out by the Seller.

5.2.
The Buyer’s liability to the Seller for a Seller Claim shall be reduced by the amount, if any, equal to the amount of any specific or identifiable provision or reserve included for such Claim in the Buyer’s annual report for the fiscal year ended 31 December 2013.

6.	Right to remedy

The Buyer shall not be liable for any Seller Claim if the alleged breach which is the subject of the Seller Claim is capable of remedy and is remedied to the satisfaction of the Seller by the Buyer within 30 days of the date on which the notice in paragraph 4.1 of this Schedule 8 above is received by the Buyer.

7.	No double recovery

The Seller shall be entitled to make more than one Seller Claim arising out of the same subject matter, fact event or circumstances but shall not be entitled to recover from the Buyer more than once for the same damage suffered.

8.	Third party claims

If the Seller is at any time entitled to recover or otherwise claim reimbursement from a third party in respect of any matter or circumstance giving rise to a Seller Claim (including under a policy of insurance), the Seller shall use reasonable endeavours to procure recovery from the third party and:

(a)
the liability of the Buyer in respect of the related Seller Claim shall be reduced by the amount actually recovered from the relevant third party (less all costs, charges and expenses reasonably incurred by the Seller in recovering that sum, any increase in any insurance premium paid by the Seller which results from the recovery of the relevant sum and any Tax payable by any of the foregoing in respect of the receipt of such amount), or extinguished if the amount actually recovered (less all costs, charges and expenses reasonably incurred by the Seller in recovering that sum, any increase in any insurance premium paid by the Seller which results from the recovery of the relevant sum and any Tax payable by any of the foregoing in respect of the receipt of such amount) exceeds the amount of the relevant Seller Claim; and

(b)
if the Buyer makes a payment to the Seller in respect of a Seller Claim and the Seller subsequently recovers from a third party (including, without limitation, the Company’s or the Seller’s insurers) a sum which is referable to that Seller Claim, the Seller shall promptly repay to the Buyer the lower of:

(i)	the amount actually recovered from such third party; and

(ii)	the amount paid to the Seller by the Buyer in respect of the relevant Seller Claim,

less, in each case, all costs, charges and expenses reasonably incurred by the Seller in recovering that sum, any increase in any insurance premium paid by the Seller which results from the recovery of the relevant sum and any Tax payable by any of the foregoing in respect of the receipt of such amount.

9.	Mitigation

Nothing in this Schedule 8 shall in any way diminish the Seller’s common law obligation to mitigate any loss or liability which might be the subject of a Seller Claim.

10.	Seller’s knowledge

The Buyer shall not be liable for any Seller Claim if and to the extent that the following employees or directors of the Seller (or a member of the Seller’s Group) are actually aware at the date of this Agreement: (a) of the facts, matters, events or circumstances which are the subject matter of the Seller Claim; and (b) that the facts, matters, events or circumstances could reasonably be expected to amount to a Seller Claim:

Tina Kilmister-Blue, Chris Clothier, Nigel Rose, Michael Lear, Mark Preston, Sam Bryant, Simon Elvidge, Martine Skinner, David Offen, Sophie Squillacioti, Kristen Zales, Bibi Ally and Ian Trussler.

11.	No liability for Seller’s information

The Buyer shall not be liable for any claim arising out of or in connection with the information supplied by the Company or the Seller for inclusion in the Proxy Statement or any amendments or supplements to the Proxy Statement.

Schedule 9
Payment of Connected Debt

1.
The Connected Debt owed between the Target Companies (on the one hand) and the Seller and persons Connected with the Seller (on the other hand) shall be treated as fully discharged following the application of paragraphs 2 to 5 of this Schedule 9.

2.	The Buyer shall:

(a)
procure that, at Closing, each Target Company which owes Connected Payables discharges and repays to the Seller or each person Connected with the Seller to whom relevant Connected Payables are owed an amount equal to the Estimated Connected Payables (if any); and

(b)
acknowledge, on behalf of each Target Company to whom Connected Receivables are owed, the payment (and to that extent the discharge) of the Estimated Connected Receivables paid in accordance with paragraph 3 of this Schedule 9.

3.	The Seller shall:

(a)
procure that, at Closing, the Seller or person Connected with the Seller who owes Connected Receivables discharges and repays to each Target Company to whom relevant Connected Receivables are owed an amount equal to the Estimated Connected Receivables (if any); and

(b)
acknowledge, on behalf of itself or, as the case may be, as agent for each other Seller and each person Connected with the Seller to whom Connected Receivables are owed, the payment (and to that extent the discharge) of the Estimated Connected Payables paid in accordance with paragraph 2 of this Schedule 9.

4.
If the amount of the Connected Debt (as extracted from the Connected Debt Statement) exceeds the Estimated Connected Debt, then the Buyer shall procure that the relevant Target Companies repay such excess to the Seller (for itself or, as the case may be, as agent for each person Connected with the Seller to whom relevant Connected Payables are owed) by wire transfer of immediately available funds to the Seller’s Account no later than the date falling five Business Days after the date of agreement or determination of the Closing Statement in accordance with Schedule 4.

5.
If the amount of the Estimated Connected Debt exceeds the Connected Debt (as extracted from the Connected Debt Statement), then the Seller shall pay or procure that the relevant persons Connected with the Seller repay such excess to each Target Company to whom relevant Connected Receivables are owed by wire transfer of immediately available funds to the account designated by the Buyer by notice in writing to the Seller no later than the date falling five Business Days after the date of agreement or determination of the Closing Statement in accordance with Schedule 4.

Schedule 10*
Intellectual Property Rights

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 11*
Information Technology

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 12*
Particulars of Properties

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 13

Tax Covenant
Part A

1.	Definitions and Interpretation

1.1.	The definitions and rules of interpretation in this paragraph 1.1 apply to all Parts of this Schedule 13:

“Accounts Relief”
means a Relief arising to the Company in respect of an Event occurring or period ending on or before Closing the availability of which:

(a)    has been shown as an asset (including a right to repayment of Tax) or otherwise taken into account in the Closing Statement; or

(b)    has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Closing Statement (or which, but for such Relief, would have appeared in the Closing Statement);

“Buyer’s Relief”	means: (a) any Accounts Relief; (b) any Post-Closing Relief; and (c) any Relief arising to any member of the Buyer’s Tax Group (other than the Company) at any time;
“Buyer’s Tax Group”	means the Buyer, any company in the same Tax Group as the Buyer from time to time, and any company connected or associated with the Buyer for Tax purposes from time to time;
“CTA 2009”	means the Corporation Tax Act 2009;
“CTA 2010”	means the Corporation Tax Act 2010;
“Company”
means, notwithstanding the definition in clause 1 of this Agreement, City Index (Holdings) Limited and any Subsidiaries at Closing; and this Schedule will apply as if the provisions of this Schedule were set out in full in respect of each such company and references to the Company shall be construed as references to any one or more of City Index (Holdings) Limited and the Subsidiaries as the context requires;

“Event”
includes (without limitation) any event, transaction (including, without limitation, the execution of and Closing of this agreement), payment, action, default, omission or occurrence of any nature whatsoever and whether or not the Company or the Buyer is a party to it, and also the death or the winding up or dissolution of any person, any change in residence of a person for the purposes of any Tax, the Company becoming, being or ceasing to be a member of a group of companies (however defined) or becoming or ceasing to be associated or connected with any person for the purposes of any Tax, and in any one or more such case whether alone or in any combination;

“Group Relief”
means: (a) group relief capable of being surrendered or claimed pursuant to Part 5 of CTA 2010; (b) advance corporation tax capable of being surrendered or claimed pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358); (c) a tax refund capable of being surrendered or claimed pursuant to section 963 of CTA 2010; (d) the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A or section 179A TCGA 1992; (e) the notional reallocation of gain pursuant to section 792 of CTA 2009; (f) eligible unrelieved foreign tax surrendered or claimed pursuant to the Double Taxation Relief (Surrender of Relievable Tax within a Group) Regulations 2001 (SI 2001/1163); and (g) any other Relief available to be allocated or reallocated between members of a group, consortium or other association for Tax purpose whether in the United Kingdom or any other jurisdiction; and “Surrender” and cognate terms shall be construed accordingly in the context of Group Relief;

“Income, Profits or Gains”	means income, profits, gains and any other consideration, value, receipt or measure by reference to which Tax is chargeable or assessed;
“Post-Closing Relief”
means a Relief which arises to the Company as a result of or in connection with:

(a)   any Event occurring;

(b)   any period ending; or

(c)   any Income, Profits or Gains earned, accrued or received,

after Closing;

“Relief”
includes, unless the context otherwise requires, any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any Income, Profits or Gains for the purposes of any Tax, or any right to a repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and:

(a)    any reference to the use or set-off of a Relief shall be construed accordingly and shall include use or set-off in part; and

(b)    any reference to the loss of a Relief (including the loss of any Accounts Relief, Post-Closing Relief and any other defined Relief) shall include the absence, non-existence, non-availability, disallowance, withdrawal, clawback or cancellation of any such Relief and shall also include such Relief being available only in a reduced amount and “lost” as it relates to a Relief shall be construed accordingly;

“Seller’s Tax Group”	means the Seller, any company in the same Tax Group as the Seller from time to time and any company connected or associated with the Seller for Tax purposes from time to time (excluding any Company);
“Tax” or “Taxation”
includes (without limitation):

(a)    any form of tax, levy, impost, duty, contribution, customs and other import duties, liability and charge in the nature of taxation and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any liability under section 455 of CTA 2010 and national insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) wherever and whenever payable and both of the UK or any equivalent tax in any other jurisdiction and shall further include any amount in the nature of taxation payable as a consequence of any valid claim, direction, order or determination of any Tax Authority; and

(b)    all fines, penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above,

whether or not directly or primarily chargeable against or

attributable to the Company and regardless of whether the Company has, or may have, any right of reimbursement or recovery against any other person;
“Tax Authority”
any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere;

“Tax Claim”
means:

(a)    any assessment, self-assessment, notice, letter, determination, demand or other document issued or action taken by or on behalf of any Tax Authority (whether issued or taken before or after the date of this agreement and whether satisfied or not at the date of this agreement) including, for the avoidance of doubt, the imposition of any withholding of or on account of Tax; and

(b)    the preparation or submission to a Tax Authority of any notice, return, amended return, computation, accounts or any other documents by the Buyer, the Company or another person,

in each case from which it appears that there is, or is likely to be, a liability or increased liability of the Company in respect of which the Seller may be liable under Part B of this Schedule or under the Tax Warranties;

“Tax Group”	those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group of companies;
“Tax Liability”
means:

(a)    a liability to make an actual payment or increased payment of, or in respect of, or on account of, Tax (including making a payment in settlement of a liability to Tax) and whether or not presently payable and whether satisfied or unsatisfied at Closing, in which case the amount of the Tax Liability shall be the amount of the actual payment or increased payment (an “Actual Tax Liability”); or

(b)    the loss (otherwise than by way of utilisation or setting-off) of an Accounts Relief, in which case the amount of the Tax Liability shall be the amount of Tax which would have been saved but for such loss (assuming that the Company had used the Relief in full and that, to the extent that there is an Actual Tax Liability as a result of the loss, the Tax would have been charged at the Tax rates applying to that period and, to the extent that there is no Actual Tax Liability, assuming that the Tax that would have been saved would have been charged at the Tax rates current at Closing) or, where the Relief is a right to repayment of Tax, the amount of the repayment (a “Deemed Tax Liability”); or

(c)    the use or setting off of any Buyer’s Relief in circumstances where, but for such use or setting off, the Company would have had an Actual Tax Liability in respect of which the Seller would have been liable under this Schedule, in which case the amount of the Tax Liability shall be the amount for which the Seller would have been liable under this Schedule but for such setting off or utilisation (a “Deemed Tax Liability”); and

“TCGA 1992”	the Taxation of Chargeable Gains Act 1992.

1.2.	In this Schedule:

(a)
references to Income, Profits or Gains earned, accrued or received (or to an Event occurring) on or before a particular date (including Closing) or in respect of a particular period shall include Income, Profits or Gains which are deemed for the purposes of any Tax to have been earned, accrued or received (or, as the case may be, an Event which is deemed for those purposes to have occurred) on or before that date or in respect of that period as the case may be;

(b)	references to a payment or distribution made on or before a particular date shall include:

(i)	any payment or distribution which on or before that date has fallen due; and

(ii)	any act or transaction which has occurred on or before that date and is or has been deemed to be a payment or distribution for the purposes of any Tax;

(c)
words and expressions defined in this agreement have the same meanings in this Schedule and any provisions in this Agreement concerning matters of interpretation or construction shall apply equally to this Schedule save as otherwise provided in this Schedule;

(d)	references to paragraphs are references to paragraphs of this Schedule unless stated otherwise;

(e)	references to a repayment of Tax include any repayment supplement or interest in respect of it;

(f)
any stamp duty which would be payable on any document executed prior to Closing (whether or not the document is presently within the United Kingdom), provided such document is either necessary to establish the title of the Company to any asset or is a document in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to any such stamp duty, will be deemed to be an Actual Tax Liability of the Company;

(g)
for the avoidance of doubt, references to any Tax Liability of the Company which arises in consequence of, in respect of or by reference to any Income, Profits or Gains earned, accrued or received on or before Closing or any Event on or before Closing include a reference to any Tax Liability of the Company arising as a result of Closing or of entering into this agreement, or of the satisfaction of any condition in this agreement, or as a result of forming the intention, or of entering upon arrangements, to enter into this agreement (including any liability as the result of any company ceasing to be, or ceasing to be treated as, a member of a group of companies for the purpose of any Tax as a result thereof); and

(h)
references to the due date for payment of any Tax shall be read and construed as a reference to the last day on which such Tax may by law be paid without incurring a penalty or liability for any interest, charge, surcharge, penalty, fine or other similar imposition accruing or without a surcharge liability notice being liable to be issued (after taking into account any postponement of such date which is obtained for such Tax).

Part B

1.	Covenant

Under a covenant on the terms set out in this paragraph 1 and subject to paragraph 2, the Seller shall pay to the Buyer an amount equal to:

1.1.	any Actual Tax Liability of the Company which arises:

(a)	in consequence of, in respect of or by reference to an Event which occurred on or before Closing; or

(b)	in consequence of, in respect of or by reference to any Income, Profits or Gains which were earned, accrued or received on or before Closing; or

(c)
in consequence of, in respect of or by reference to any failure to discharge or any default in discharging any of the Seller’s obligations under paragraph 4 or paragraph 6, including any failure to meet any relevant time limit;

1.2.	any Deemed Tax Liability of the Company (whether falling within limb (b) or (c) of the definition of Tax Liability);

1.3.	any Tax Liability which is the liability of another person (the “Primary Person”) for which the Company, the Buyer or any other member of the Buyer’s Tax Group is liable in consequence of:

(a)	the Primary Person failing to discharge such Tax Liability; or

(b)	the Company at any time before Closing:

(i)	being a member of the same Tax Group as the Primary Person; or

(ii)
being treated for the purpose of any Tax as having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by or connected with the same person as the Primary Person for any Tax purpose;

1.4.
any liability of the Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than from another Company) in respect of Group Relief pursuant to any arrangement or agreement entered into by the Company on or before Closing;

1.5.
the loss in whole or in part of the right of the Company to receive any payment (other than from another Company) for Group Relief pursuant to any arrangement or agreement entered into on or before Closing;

1.6.
any liability of the Company to make a payment or repayment under any indemnity, covenant or warranty entered into or created on or before Closing of a sum equivalent to or determined by reference to another person’s Tax liability;

1.7.	any Tax liability for which the Company, the Buyer or any other member of the Buyer’s Tax Group is liable arising in connection with the Pre-Sale Reorganisation;

1.8.
any reasonable costs and expenses (including in respect of management time) suffered or properly incurred by the Buyer or the Company or any member of the Buyer’s Tax Group in connection with any Tax Claim or any action under this Schedule.

2.	Exclusions

2.1.
The Seller shall not be liable under paragraphs 1.1, 1.2, 1.4, 1.5 or 1.6 (or, as appropriate, the liability of the Seller shall be reduced) in respect of any liability of the Company to the extent that:

(a)
specific provision or reserve in respect of such liability was made in the balance sheet in the Closing Statement (excluding any provision or reserve made in respect of deferred Tax) or such liability was paid before Closing and such payment was reflected in the Closing Statement; or

(b)
the liability is increased as a result only of any increase in rates of Tax which is announced and comes into force after Closing with retrospective effect or of any change in law which is announced and comes into force after Closing with retrospective effect; or

(c)
the liability would not have arisen but for a voluntary act, omission or transaction of the Company after Closing or of the Buyer or any member of the Buyer’s Tax Group except where such act, omission or transaction is:

(i)	carried out or effected pursuant to a legally binding obligation entered into on or before Closing; or

(ii)	required by law or any regulatory, financial reporting or accounting practice or requirement; or

(iii)	carried out with the consent of the Seller; or

(iv)	in the ordinary course of business of the Company (or, as appropriate, of the Buyer or member of the Buyer’s Tax Group); or

(v)	one that the Buyer or the party in question could not foresee or could not reasonably have foreseen would give rise to that liability; or

(vi)	one that could not reasonably have been avoided; or

(d)	recovery (less costs and expenses of recovery) has been made by the Buyer under the Seller’s Warranties or under any other provision of this Agreement; or

(e)	the amount of such liability is reduced, eliminated or offset in accordance with paragraph 9; or

(f)	such liability arises, or is increased, as a result of a change in the law, regulation, directive or other requirement having the force of law occurring after Closing; or

(g)
any Relief of the Company arising in respect of an Event occurring prior to, or period ending on or prior to, Closing other than a Buyer’s Relief is available to the Company to reduce or eliminate such liability; or

(h)
such liability would not have arisen but for the failure or omission on the part of the Company after Closing otherwise than at the direction of the Seller to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent to do any other such thing, the making, giving or doing of which was required by the Seller in respect of periods or matters for which the Seller has conduct under paragraph 6 or, in respect of periods or matters for which the Seller does not have conduct, the making, giving or doing of which was taken into account in the preparation of the Closing Statement and details of which are given to the Buyer in reasonable time.

2.2.
The provisions of paragraph 2.1 do not apply to any claim by the Buyer against the Seller which arises or is delayed as a result of fraud, dishonesty, wilful misconduct or wilful concealment by the Seller.

3.	Limitations

The liability of the Seller under paragraph 1 will terminate on the fourth anniversary of the Closing Date except in respect of any claim under paragraph 1 of which notice in writing is given to the Seller before that date containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim.

4.	Conduct of Claims

4.1.
If the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall or shall procure that the Company shall within a reasonable time give notice to the Seller of the Tax Claim, provided always that the giving of such notice shall not be a condition precedent to the liability of the Seller.

4.2.
If the Seller becomes aware of a Tax Claim, the Seller shall notify the Buyer in writing as soon as reasonably practicable and the Buyer shall be deemed to have given the Seller notice of the Tax Claim on receipt of such notification for the purposes of this paragraph 4.

4.3.	Subject to the following provisions of this paragraph 4:

(a)
solely in respect of a Tax Claim that relates to a liability under paragraph 1.7, the Seller shall be appointed the Company’s agent to have conduct of the Company’s response to the Tax Claim (subject to the Seller keeping the Buyer properly informed as to any such response) and, subject to that, the Buyer shall (and where relevant, shall procure that the Company shall) take such action as the Seller may reasonably request by notice in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (a “Disputed Tax Claim”) or any matter relating to the Disputed Tax Claim but only provided that the Seller shall (despite its role as an agent) itself bear any losses, damages, costs or expenses which it may suffer or incur in conducting the Company’s response to the Tax Claim (including any additional liability to Tax) and shall first (to the Buyer's reasonable satisfaction) indemnify and secure the Buyer and/or the Company (as required by the Buyer) against any losses, damages, costs or expenses which the Buyer and/or the Company may suffer or incur as a result of taking such action (including any additional liability to Tax); and

(b)
in respect of any other Tax Claim, the Buyer shall (and where relevant, shall procure that the Company shall) take such action as the Seller may reasonably request by notice in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (a “Disputed Tax Claim”) or any matter relating to the Disputed Tax Claim but only provided that the Seller shall first (to the Buyer's reasonable satisfaction) indemnify and secure the Buyer and/or the Company (as required by the Buyer) against any losses, damages, costs or expenses which the Buyer and/or the Company may suffer or incur as a result of taking such action (including any additional liability to Tax).

4.4.
Without prejudice to the liability of the Seller under this Schedule, the Seller shall not take, and the Buyer shall not be obliged to take or procure the taking of, any action under paragraph 4.3 in respect of any Tax Claim:

(a)
to the extent that it would involve the Company contesting any Disputed Tax Claim before any court or other appellate body, unless in the written opinion of tax counsel of appropriate relevant experience appointed by agreement between the Seller and the Buyer an appeal would be reasonable in all the circumstances; or

(b)
where the Tax Claim or action derives from or arises out of or is in connection with any dishonest or fraudulent act or omission or wilful default by or of the Seller at any time or by or of the Company prior to Closing or if the Buyer has reasonable grounds to so believe; or

(c)	should the Seller, following receipt of written notice of the Tax Claim from the Buyer in accordance with paragraph 4.1:

(i)	fail within 15 Business Days to serve notice on the Buyer under paragraph 4.3; or

(ii)
fail within 15 Business Days to notify the Buyer in writing of any further action to be taken by the Buyer or the Company under paragraph 4.3 where the Buyer at any time seeks instructions from the Seller; or

(d)
if, in the Buyer's reasonable opinion, the action taken or requested by the Seller pursuant to paragraph 4.3 is likely to affect adversely the liability of the Buyer or the Company to Tax or the business or financial interests of any of them or of any person connected with any of them or is contrary to the legal obligations of any of them or of any person connected with any of them; or

(e)	in respect of a liability which falls within paragraph 1.3; or

(f)
if the Company would be required to appeal against any assessment or demand for Tax where it is a requirement for such an appeal that the Taxation be paid, unless an amount equal to such Taxation has been lent by the Seller to the Buyer (repayable as soon as the relevant Tax Authority repays the Taxation in the event of a successful appeal or by offset against the Seller’s liability under this Schedule in respect of the Taxation in the event of an unsuccessful appeal); or

(g)
that requires the Company to take any action against any person who is at the time in question either an employee or director of any member of the Buyer’s Tax Group, or any company that is at the time in question a member of the Buyer’s Tax Group.

4.5.
If paragraph 4.3 does not apply by virtue of any provision in paragraph 4.4, the Buyer or the Company (as the case may be) may satisfy or settle the Tax Liability on such terms as it may in its absolute discretion think fit without prejudice to any of the Buyer's rights under this Schedule.

4.6.
Neither the Buyer nor the Company shall be subject to any claim by or liability to the Seller for non-compliance with any of the foregoing provisions of this paragraph 4 if the Buyer or the Company has acted in good faith in accordance with the instructions of the Seller.

5.	Date of Payment

5.1.	Payment by the Seller in respect of any liability under paragraph 1 shall be made in cleared and immediately available funds on the following days:

(a)
in the case of a liability under paragraph 1.1, paragraph 1.3, or paragraph 1.7, the later of ten Business Days before the due date for payment of the Tax and ten Business Days after the date the Buyer serves notice on the Seller requesting payment;

(b)
in the case of a liability under paragraph 1.4, paragraph 1.6, or paragraph 1.8, the later of ten Business Days before the due date for payment of the liability, cost or expense and ten Business Days following the date the Buyer serves notice on the Seller requesting payment;

(c)	in the case of a liability under paragraph 1.5, ten Business Days following the date the Buyer serves notice on the Seller requesting payment; and

(d)	in the case of a liability under paragraph 1.2, the later of ten Business Days after the date the Buyer serves notice on the Seller requesting payment and:

(i)	the due date for payment of the Tax that would have been relieved in the case of the loss of an Accounts Relief that is not a right to repayment of Tax;

(ii)	the date on which the Tax would otherwise have been repaid in the case of the loss of an Accounts Relief that is a right to repayment of Tax; or

(iii)	the due date for payment of the Tax which the Company would have had to pay but for the use or setting off of a Buyer’s Relief.

6.	Tax Returns

6.1.	In this paragraph 6 and in paragraph 7 the following terms have the meanings set out below:

“Pre-Closing Tax Affairs”	the Tax affairs of the Company for which the Seller shall be responsible under this paragraph 6;
“Tax Documents”	Tax Returns and such claims, elections, surrenders, disclaimers, notices and consents and other documents contemplated by or reflected in or necessary for the preparation of such Tax Returns;
“Tax Return”	any Tax return required to be made to any Tax Authority, including any related accounts, computations and attachments; and
“Time Limit”	the latest date on which a Tax Document can be executed or delivered to a Tax Authority without incurring interest or a penalty and in order to ensure that such Tax Document is effective.

6.2.
Subject to and in accordance with the provisions of this paragraph 6, the Seller or the Seller’s duly authorised agents shall, in respect of all Tax accounting periods ending on or before Closing, and at the Seller’s expense:

(a)	prepare the Tax Returns of the Company;

(b)	prepare on behalf of the Company all Tax Documents; and

(c)	(subject to paragraph 4) deal with all matters relating to Tax which concern or affect the Company including the conduct of all negotiations and correspondence and the reaching of all agreements with any Tax Authority relating thereto or to any Tax Documents.

6.3.
All documents prepared under paragraph 6.2 shall be prepared in a manner consistent with past practices and without a change of any accounting method (except to the extent necessary to comply with applicable law or generally accepted accounting practice) and must be submitted in draft form by the Seller to the Buyer or the Buyer’s duly authorised agents at least 30 Business Days before any Time Limit and at least 20 Business Days before delivering the same to the Buyer under paragraph 6.6.

6.4.
The Seller shall take into account in good faith all reasonable comments, and incorporate all reasonable suggested amendments the Seller considers necessary to comply with applicable law and generally accepted accounting practice, made by the Buyer or its duly authorised agents.

6.5.
Except with the Buyer’s written consent, the Seller shall not, and shall procure that their duly authorised agents do not, prepare any Tax Document which comprises or includes a claim, election, surrender, disclaimer, notice or consent, or withdraw any such item unless the making, giving or withdrawal of it (as the case may be) either is taken into account in preparing the Closing Statement, or could not have any adverse effect on the liability to Tax of the Company.

6.6.
The Seller or the Seller’s duly authorised agent shall deliver all Tax Documents to the Buyer to procure the authorisation, signing and submission of the same to the relevant Tax Authority.  If a Time Limit applies in relation to any Tax Document, the Seller shall ensure that the Buyer receives the Tax Document (appropriately marked to reflect the urgency) no later than 10 Business Days before the expiry of the Time Limit.

6.7.	If the Seller or the Seller’s duly authorised agent fails to deliver a Tax Document to which a Time Limit applies to the Buyer within the period specified in paragraph 6.6, then:

(a)	the Seller shall notify the Buyer of such failure as soon as is practicable and indicate whether it is willing and able to rectify the failure to the Buyer’s reasonable satisfaction;

(b)
if the Seller does not so rectify the failure within 25 Business Days, the Buyer shall be permitted to arrange for the preparation and submission of the Tax Document (but shall not be liable for any failure to do so); and

(c)	(for the avoidance of doubt) paragraph 1.1(c) shall apply in respect of such failure.

6.8.	The Seller shall procure that:

(a)	the Buyer is kept fully informed of the progress of all matters relating to the Pre-Closing Tax Affairs;

(b)	the Buyer promptly receives copies of all written correspondence with any Tax Authority insofar as it is relevant to the Pre-Closing Tax Affairs;

(c)	no Tax Document is submitted to any Tax Authority which is not complete, true and accurate in all respects, and not misleading; and

(d)
no Material Correspondence is submitted to, or any Material Agreement reached with, any Tax Authority without the prior approval of the Buyer (such approval not to be unreasonably withheld or delayed).

For the purposes of paragraph 6.8(d) above, Material Correspondence and Material Agreements are Tax Documents and any other correspondence and agreements which may at any time materially adversely affect the relationship with any Tax Authority, or materially affect any liability to Tax, of the Company, the Buyer or any member of the Buyer’s Tax Group.

6.9.
The Seller shall devote all necessary resources to dealing with Pre-Closing Tax Affairs, and shall use their reasonable endeavours to ensure that these are finalised as soon as reasonably practicable. Following such date, the Seller and the Seller’s agents shall cease to have power or authority to deal with Pre-Closing Tax Affairs on behalf of the Company and shall deliver to the Company all drafts, working documents and other documentation that has been prepared in respect of or that otherwise relates to Pre-Closing Tax Affairs, and shall indemnify the Buyer for all fines, penalties, charges, interest, costs and expenses of the Company arising as a result of the breach by the Seller of the Seller’s obligations under this paragraph 6.9.  For the avoidance of doubt, a Tax Return is not “finalised” at any time when a notice to enquire into it could be given, when an enquiry into it has not been completed or when, as regards an accounting period to which it relates, an assessment or determination could be made (other than on the basis that a loss of tax has been brought about deliberately or is attributable to a failure to comply with an obligation to disclose a tax avoidance scheme).

6.10.	The Buyer shall procure that:

(a)
the Seller and the Seller’s duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Company and such other assistance as it or they reasonably require to enable the Seller to discharge the Seller’s obligations under paragraph 6.2;

(b)	the Seller shall be sent a copy of any communication sent to the Buyer or the Company from any Tax Authority insofar as it relates to the Pre-Closing Tax Affairs;

(c)	the Seller and its duly authorised agents are afforded such information and assistance as it or they reasonably require to enable the Seller to fulfil its obligations under this paragraph 6;

(d)	the Seller is promptly sent a copy of any communication from any Taxation Authority insofar as it relates to Pre-Closing Tax Affairs;

(e)	subject to paragraph 6.13, the Company authorises and signs all Tax Documents relating to Pre-Closing Tax Affairs required to be signed by any of them; and

(f)
where, for any accounting period ending on or before Closing, consent to the surrender of Group Relief has been given on behalf of the Company or any Subsidiary, if there is any reduction in the amount of Group Relief available, any reduction in the amount surrendered to the Seller or to any other member of the Seller’s Retained Group shall be as small as possible.

6.11.
The Buyer shall (subject to paragraph 6.13 below and to compliance by the Seller with the other provisions of this paragraph 6) procure that the Company shall cause any Tax Document delivered to it under paragraph 6.6 as amended pursuant to paragraph 6.4 to be authorised, signed and submitted to the appropriate Tax Authority and shall cause all Tax due to be paid by the Company arising out of the Tax affairs of the Company for which the Seller is responsible under this paragraph 6 to be paid on or before the due date for payment.

6.12.
If the Buyer relays no comments or amendments to the Seller within 20 Business Days of submission of draft documents by the Seller to the Buyer under paragraph 6.3, the Buyer and its duly authorised agent will be deemed to have approved such draft documents.

6.13.
The Buyer shall be under no obligation to procure the authorisation, signing, or submission to a Tax Authority of any Tax Document delivered to it under paragraph 6.6 which is false, misleading, incomplete or inaccurate in any respect, or in respect of which the Seller has not complied with paragraph 6.3 (unless such non-compliance is promptly rectified) or paragraph 6.4; but for the avoidance of doubt, the Buyer shall be under no obligation to make any enquiry as to the completeness or accuracy of any Tax Document and shall be entitled to rely entirely on the Seller and the Seller’s agents.

6.14.	If the Buyer considers in its reasonable opinion that:

(a)	any Tax Document prepared by or on behalf of the Seller pursuant to paragraph 6.2 is false, misleading, or (to the Seller’s knowledge) incomplete or inaccurate in any material respect; or

(b)	the way in which the Seller or the Seller’s duly authorised agents are conducting or are proposing to conduct the Pre-Closing Tax Affairs is improper or negligent or is likely to:

(i)	involve unreasonable delay in reaching agreement with a relevant Tax Authority; or

(ii)	materially prejudice the future relationship with the Tax Authority of the Buyer or of the Company,

then, without prejudice to any rights or remedies available to the Buyer under this Schedule, the Buyer shall be entitled to serve notice on the Seller terminating the Seller’s authority to deal with Pre-Closing Tax Affairs, whereupon the provisions of paragraph 6.9 shall apply as if the date referred to in that paragraph had passed.

6.15.	For the avoidance of doubt, the provisions of paragraph 4 shall take precedence over the provisions of paragraph 6.1 to paragraph 6.14 inclusive.

7.	Conduct of Other Tax Affairs

7.1.
Subject to paragraph 4 and the other provisions of this paragraph 7, the Buyer or its duly authorised agents shall have sole conduct of all Tax affairs of the Company which are not Pre-Closing Tax Affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

7.2.
In respect of any accounting period commencing prior to Closing and ending after Closing (“Straddle Period”), the Buyer shall procure that the Tax Returns of the Company shall be prepared in a manner consistent with past practices and without a change of any accounting method (except to the extent necessary to comply with applicable law or generally accepted accounting practice).

7.3.
The Buyer shall procure that the Company shall provide to the Seller all Tax Returns relating to the Straddle Period no later than ten Business Days before the date on which such Tax Returns are required to be filed with the appropriate Tax Authority without incurring interest or penalties.  The Buyer shall further procure that the Company shall take the Seller’s reasonable comments into account and incorporate all reasonable suggested amendments which the Buyer considers necessary to comply with applicable law and generally accepted accounting practice, made by the Seller or its duly authorised agents, before those Tax Returns are submitted to the appropriate Tax Authority.

7.4.
The Seller shall (at the Seller’s expense) provide the Buyer and the Company with all reasonable assistance, co-operation and information in respect of the Straddle Period including (but not limited to) information and co-operation requested in connection with Tax Documents and Tax Returns outstanding at Closing and in connection with all negotiations, correspondence and agreements in respect of the Company's Tax Liability.

8.	Overprovisions and Corresponding Savings

8.1.
If either the Seller and Buyer agree, or the auditors for the time being of the Company (at the request and expense of the Seller) certify, in each case before the fourth anniversary of the Closing Date, that a Relevant Amount exists for the purposes of this paragraph, paragraph 8.3 shall apply except to the extent to which credit has been given for the Relevant Amount in relation to any claim under this Agreement.

8.2.	A Relevant Amount shall be determined for the purposes of this paragraph as follows:

(a)
if a provision for Taxation in the Closing Statement (excluding any provision for deferred tax) is an over-provision (except to the extent that such over-provision results from the utilisation of a Buyer’s Relief), the amount of such over-provision shall be a Relevant Amount; and

(b)
if a Tax Liability to which paragraph 1 applies gives rise to a Relief which actually reduces or eliminates a liability to Taxation of the Company whenever arising (other than one to which paragraph 1 applies), the amount of the liability eliminated or the amount by which it is reduced shall be a Relevant Amount.

8.3.	Where, pursuant to paragraph 8.1, this paragraph 8.3 applies to a Relevant Amount:

(a)	the Relevant Amount shall first be set off against any payment then due from the Seller under this Schedule;

(b)
to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made by it under this Schedule and not previously refunded under this paragraph up to the amount of such excess; and

(c)
to the extent that the excess referred to in paragraph 8.3(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set-off against any future payments which become due from the Seller under this Schedule.

9.	Reduction or Elimination of Taxation Liability

If any Tax Liability of the Company which gives rise to a liability of the Seller under this Schedule can be reduced, eliminated or offset by the Seller or another member of the Seller’s Tax Group:

(a)	making Group Relief available to the Company; or

(b)
entering into an election with the Company pursuant to which (i) a gain which accrues or is treated as accruing to the Company is treated as accruing to a member of the Seller’s Tax Group, (ii) a loss which accrues or is treated as accruing to a member of the Seller’s Tax Group is treated as accruing to the Company, or (iii) a member of the Seller’s Tax Group undertakes sole responsibility for discharging the relevant Tax Liability, the Seller shall be entitled to take, or procure the taking of, such action on terms that do not require consideration to be provided by the Company and the Buyer (provided that it is not materially prejudiced) shall procure that the Company shall co-operate in relation to such action (including the making of any necessary returns, claims, consents, notifications and elections) and the Seller’s liability under this schedule shall be reduced, eliminated or offset accordingly.  For the avoidance of doubt, references to the Seller’s Tax Group exclude the Company and any member of the Buyer’s Tax Group.

10.	Recovery

10.1.
Where the Seller has paid any amount in discharge of a liability under paragraph 1 in respect of any Tax Liability and the Company is entitled to recover or recovers from any person (other than the Buyer or any other member of the Buyer’s Tax Group) any sum in respect of such Tax Liability, the Buyer shall notify the Seller of such entitlement or recovery and, where recovery has not been effected at the date of notification, shall (if requested by and at the expense of the Seller and upon the Seller indemnifying the Company or the Buyer to the Buyer’s reasonable satisfaction against all reasonable costs or expenses which may thereby be incurred) take, or cause the Company to take, such action as the Seller shall reasonably request to enforce such recovery against the person in question (keeping the Seller fully informed of the progress of any action taken).

10.2.
The Buyer or the Company shall (to the extent that the recovery is not thereby prejudiced) account to the Seller for any sum so recovered (including any interest paid by such person) up to an amount not exceeding the amount paid by the Seller under paragraph 1 in respect of the Tax Liability in question (but less any Tax payable by the Company in respect of the sum recovered or in respect of such interest and less the amount of all reasonable costs and expenses in obtaining such payment).

11.	Buyer Covenant

11.1.	The Buyer covenants to pay to the Seller an amount equal to any liability to Taxation (other than one to which paragraph 1 applies (disregarding any time or financial limits)) of the

Seller or any person connected with the Seller which is also a liability of the Company and which is payable by the Seller or such connected person by reason of the Company failing after Closing to discharge such liability and any reasonable costs properly incurred by the Seller or such other person in connection with such Tax Liability.

11.2.	The covenant in paragraph 11.1 shall not apply in respect of any Tax to the extent that it has been recovered under a statutory provision.

11.3.	The provision of paragraphs 4 and 5 apply to any claim made against the Buyer under this paragraph 11, mutatis mutandis.

11.4.	The provisions of paragraphs 3 and 4 of Schedule 8 apply to a claim under this paragraph 11 as though it were a Seller Claim.

12.	VAT Group Arrangements

12.1.
The Seller shall contribute to the representative member of the VAT group of which the Company was a member immediately before Closing (the “Target VAT Group”) such proportion of any value added tax for which the representative member of the Target VAT Group is accountable and which is properly attributable to supplies, acquisitions and importations (“Supplies”) made before Closing by the Seller or any member of the Seller’s Tax Group (less any amount of deductible input tax that is properly attributable to such Supplies), such contribution to be made in cleared funds on the day which is the later of two Business Days after demand is made for it, and two Business Days before the day on which the representative member is required to account for such value added tax to any relevant Tax Authority.

12.2.
The Buyer shall pay, or shall procure that there is paid, to the Seller an amount equivalent to such proportion of any repayment of value added tax received by the representative member from any relevant Tax Authority or of any credit obtained by reference to an excess of deductible input tax over output tax that is properly attributable to Supplies made or deemed to be made by the Seller or any member of the Seller’s Tax Group while a member of the Target VAT Group within two Business Days of receipt by, or offset against a liability of, the representative member (save where such repayment or credit has been taken into account in the Closing Statement).

12.3.
No payment shall be made by the Buyer under this paragraph 12 to the extent that it relates to an amount in respect of which the Seller is liable to the Buyer under this agreement (disregarding any time or financial limits).

12.4.
The parties will use their reasonable endeavours to procure that the date on which the Seller and any other relevant member of the Seller’s Tax Group ceases to be a member of the Target VAT Group falls on Closing.

12.5.
The deeming provisions of section 43(1) of the VATA 1994 (or any equivalent legislation in any other jurisdiction) will be disregarded in determining for the purposes of paragraphs 12.1 and 12.2 what supplies have been made or are deemed to have been made by or to any person.

Schedule 14*
Indemnities

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 15
Regulatory Capital Adjustment

1.	The “Regulatory Capital Adjustment” shall be the amount (which may be a positive amount or a negative amount) described in paragraph 2(a), 2(b), 3, 4, 5(a), 5(b) or 6 of this Schedule 15.

2.	If Excess Cash Less Third Party Debt is a positive number and Excess Regulatory Capital is zero or a positive number, and:

(a)	Excess Cash Less Third Party Debt is greater than or equal to Excess Regulatory Capital, then the Regulatory Capital Adjustment shall be an amount equal to Excess Regulatory Capital minus one; or

(b)	Excess Cash Less Third Party Debt is less than Excess Regulatory Capital, then the Regulatory Capital Adjustment shall be an amount equal to Excess Cash Less Third Party Debt.

3.
If Excess Cash Less Third Party Debt is zero or a negative number and Excess Regulatory Capital is a positive number, then the Regulatory Capital Adjustment shall be an amount equal to Excess Cash Less Third Party Debt.

4.
If Excess Cash Less Third Party Debt is zero or a positive number and Excess Regulatory Capital is a negative number, then the Regulatory Capital Adjustment shall be an amount equal to Excess Regulatory Capital minus one.

5.	If Excess Cash Less Third Party Debt is a negative number and Excess Regulatory Capital is zero or a negative number, and:

(a)
the absolute value of Excess Cash Less Third Party Debt is greater than the absolute value of Excess Regulatory Capital, then the Regulatory Capital Adjustment shall be an amount equal to Excess Cash Less Third Party Debt; or

(b)
the absolute value of Excess Cash Less Third Party Debt is less than or equal to Excess Regulatory Capital, then the Regulatory Capital Adjustment shall be an amount equal to Excess Regulatory Capital minus one.

6.	If Excess Cash Less Third Party Debt is zero and Excess Regulatory Capital is zero, then the Regulatory Capital Adjustment shall be negative one (-1).

Schedule 16*
Excess Regulatory Capital

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 17*
Buyer Data Room Index

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 18*
Specified Debts

*This schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the SEC upon request.

Schedule 19
Escrow Arrangements

1.	Definitions

(a)	The following words and expressions shall have the following meanings:

“Claim Notice”
shall mean a notice of the Buyer: (a) stating that the Buyer has paid, incurred, or become subject to, or reasonably anticipates that it will have to pay, incur or become subject to, Indemnifiable Losses and setting forth in reasonable detail the facts and circumstances giving rise to such Indemnifiable Losses; (b) specifying in reasonable detail the nature and amount of Indemnifiable Losses, to the extent then known by the Buyer, and/or if reasonably estimable, an estimate of anticipated Indemnifiable Losses; and (C) the basis for which the Buyer is seeking indemnification for such Indemnifiable Losses;

“Escrow Notes”	means Convertible Notes with an aggregate principal amount of US$54,000,000;
“Escrow Property”	means the Escrow Cash, the Escrow Shares and the Escrow Notes;
“Escrow Release Date”	has the meaning given in paragraph 2(a) of this Schedule 19;
“Escrow Shares”	means 4,787,234 Buyer’s Shares;
“Indemnifiable Loss”
means any amounts due to the Buyer in connection with any claim under or arising out of this Agreement or any obligation of the Seller to pay the Buyer under this Agreement (including without limitation as a result of any Seller Adjustment Payment);

“Initial Escrow Account Value”	means an amount equal to US$86,499,999.72;
“Judgment”	means any final and non-appealable decision or judgment rendered by a court of competent jurisdiction as to the validity and amount of any claim in a Claim Notice;
“Lock-Up Period”	means the period beginning on the Closing Date and continuing until the date falling six months after the Closing Date;
“Order”
means any writ, judgment, decree, award, ruling, injunction, directive or similar order of any Authority, and any award or order of any arbitrator to the extent enforceable by an Authority, in each case whether preliminary or final;

“Settlement Memorandum”	means a memorandum setting forth an agreement between the Buyer and the Seller’s Guarantor with respect to a dispute in respect of an Objection Notice; and
“VWAP Price”
means, for each trading day during the relevant period, the volume weighted average price per share for the regular trading session (including any extensions thereof, but excluding any pre-open or after hours trading outside of such regular trading session) equal to that published by Bloomberg as shown on the Bloomberg page “GCAP <Equity> AQRC” (or any successor thereto).  For the purposes of calculating the VWAP Price, all trades which are reported by Bloomberg to have occurred on any exchange between the hours of 9:30 a.m. and 4:00 p.m. New York time, as adjusted for any extensions to the regular trading session, will be included.

(b)
Any references in this Schedule 19 to the Seller’s Guarantor shall, where the record holder of the Escrow Shares or Escrow Notes is the Seller or a Permitted Transferee (as defined in the Stockholders’ Agreement) of the Seller under the Stockholders’ Agreement, refer to the Seller or such Permitted Transferee.

2.	Escrow Account

(a)
The Escrow Property shall be deposited with the Escrow Agent to be held by the Escrow Agent and, subject to the disposition of Claim Notices delivered by Gain, released to Seller’s Guarantor pursuant to the following schedule (each date, an “Escrow Release Date”):

(i)
on the date falling 18 months after the Closing Date, the Escrow Agent shall retain in the Escrow Account, Escrow Property having a value (determined in accordance with the provisions in this Schedule 19) in an amount equal to the lesser of: (x) the Escrow Property in the Escrow Account on such date; and (y) 60 per cent. of the Initial Escrow Account Value, and release the remainder of the Escrow Account to Seller’s Guarantor;

(ii)
on the date which is 24 months after the Closing Date, the Escrow Agent shall retain in the Escrow Account, Escrow Property having a value (determined in accordance with the provisions hereof) in an amount equal to the lesser of (x) the Escrow Property in the Escrow Account on such date, and (y) 48 per cent. of the Initial Escrow Account Value, and release the remainder of the Escrow Account to Seller’s Guarantor;

(iii)
on the date which is 30 months after the Closing Date, the Escrow Agent shall retain in the Escrow Account, Escrow Property having a value (determined in accordance with the provisions hereof) in an amount equal to the lesser of (x) the Escrow Property in the Escrow Account on such date, and (y) 36 per cent. of the Initial Escrow Account Value, and release the remainder of the Escrow Account to Seller’s Guarantor;

(iv)
on the date which is 36 months after the Closing Date, the Escrow Agent shall retain in the Escrow Account, Escrow Property having a value (determined in accordance with the provisions hereof) in an amount equal to the lesser of (x) the Escrow Property in the Escrow Account on such date, and (y) 24 per cent. of the Initial Escrow Account Value, and release the remainder of the Escrow Account to Seller’s Guarantor;

(v)
on the date which is 42 months after the Closing Date, the Escrow Agent shall retain in the Escrow Account, Escrow Property having a value (determined in accordance with the provisions hereof) in an amount equal to the lesser of (x) the Escrow Property in the Escrow Account on such date, and (y) 12 per cent. of the Initial Escrow Account Value, and release the remainder of the Escrow Account to Seller’s Guarantor; and

(vi)	on the date which is 48 months after the Closing Date, the Escrow Agent shall release the entire amount remaining in the Escrow Account to Seller’s Guarantor.

(b)
The Seller’s Guarantor shall have the right to direct the type of Escrow Property to be withheld in the Escrow Account on each Escrow Release Date.  Absent such direction, the Escrow Agent shall withhold Escrow Property in the following order: (i) Escrow Cash; (ii) Escrow Notes; and (iii) Escrow Shares.

(c)
Any Buyer’s Shares or other equity securities issued or distributed by the Buyer after the Closing Date (including shares issued as a stock dividend or in a stock split or recapitalization) (“New Buyer’s Shares”) in respect of the Escrow Shares or the Escrow Note (i.e. upon exercise thereof) which have not been released from the Escrow Account (or exchanged for cash) shall be added to the Escrow Account and become a part thereof and be treated as Escrow Shares.  New Buyer’s Shares issued in respect of shares of Buyer’s Shares which have been released from the Escrow Account shall not be added to the Escrow Account but shall be distributed to the record holder(s) thereof.

3.	Distribution of Escrow Account

(a)
Funds shall be disbursed from the Escrow Account to the Buyer following resolution of a Claim Notice follows: (i) first, if there is any Escrow Cash held in the Escrow Account, an amount of Escrow Cash up to the total amount of Escrow Cash held in the Escrow Account; (ii) second, if there are any Escrow Notes held in the Escrow Account, Escrow Notes with a Note Indemnity Value equal to the remaining Indemnifiable Losses claimed in such Claim Notice; and (iii) third, if there are any Escrow Shares held in the Escrow Account, a number of Escrow Shares with a Share Indemnity Value equal to the remaining Indemnifiable Losses claimed in such Claim Notice, provided, however, that until the Objection Deadline (as defined below), no delivery of Escrow Property shall be made to the Buyer unless the Escrow Agent shall have received written instructions from the Seller’s Guarantor to make such delivery; provided, further, that prior to any distribution of Escrow Property to the Buyer by the Escrow Agent, the Seller’s Guarantor shall have the right, in its sole discretion, to (x) change the mix of Escrow Property to be distributed to the Buyer by the Escrow Agent by delivering written notice to the Buyer and the Escrow Agent, or (y) pay or cause to be paid to the Buyer an amount of cash equal to all or any portion of the Indemnifiable Losses claimed in such Claim Notice to reduce the amount of Indemnifiable Losses to be paid from the Escrow Account.  For the avoidance of doubt, to the extent the value of all Escrow Property held in the Escrow Account (as determined pursuant hereto) is not sufficient to satisfy the Indemnifiable Losses payable by the Seller’s Guarantor pursuant to the Share Purchase Agreement in respect of a Claim Notice, then the remaining Escrow Property held in the Escrow Account shall be delivered to the Buyer and the Seller’s Guarantor shall remain liable for the remainder of such Indemnifiable Loss if and to the extent provided in the Share Purchase Agreement.

(b)
The Seller’s Guarantor may object to a claim for indemnification set forth in a Claim Notice by delivering to the Buyer and the Escrow Agent within 30 days from the delivery of the Claim Notice (the “Objection Deadline”), a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), which Objection Notice, in order to be effective, shall set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.  If the Seller’s Guarantor timely delivers an Objection Notice in accordance with this paragraph, the Escrow Agent shall continue to hold in escrow the portion of the Escrow Account held for the account of the Seller’s Guarantor for purposes of this paragraph specified in the Claim Notice until the Escrow Agent receives (i) a Settlement Memorandum, (ii) a certified copy of a Judgment (a “Written Decision”), or (iii) written instructions by the Buyer and the Seller’s Guarantor (a “Written Instruction”).  If the Seller’s Guarantor does not object in writing to all or any portion of the claims in the Claim Notice by the Objection Deadline, such failure to so object shall be an irrevocable acknowledgment by the Seller’s Guarantor that the Buyer is entitled to the full amount of the Indemnifiable Losses set forth in such Claim Notice to which any such objection is not so made (and such entitlement shall be conclusively and irrefutably established against the Seller’s Guarantor) (any such claim, an “Unobjected Claim”), and the Escrow Agent shall distribute Escrow Property from the Escrow Account in accordance with the terms hereof.  If the Seller’s Guarantor acknowledges in the Objection Notice that there is an indemnification obligation but asserts that it is obligated to pay a lesser amount than that set forth in the Claim Notice, the Escrow Agent shall make distributions from the portion of the Escrow Account of such lesser amount as provided herein, without prejudice to or waiver of the Buyer’s claim for the difference, unless otherwise agreed by the Buyer in writing.

(c)
For the purposes of determining the number of Escrow Shares to be delivered to the Buyer out of the Escrow Account, each Escrow Share shall be valued (the “Share Indemnity Value”) at an amount equal to the average of the 20 VWAP Prices of a Buyer’s Share for the 20 trading day period ending on the second trading day immediately prior to: (i) the date of the Claim Notice (in the case of an Unobjected Claim), which Share Indemnity Value shall be set forth in the Claim Notice; (ii) the date of the Settlement Memorandum (in the case of a claim covered by a Settlement Memorandum), which Share Indemnity Value shall be set forth in the Settlement Memorandum; or (iii) the date of the Judgment (in the case of a claim determined pursuant to a Judgment), in which case the Buyer and the Seller’s Guarantor shall provide a written instruction to the Escrow Agent promptly following the date of Judgment setting forth the Share Indemnity Value.  In the case of a claim that is resolved pursuant to a Written Instruction, the Escrow Shares used to satisfy such claim shall be valued as set forth in such Written Instruction.

(d)
For the purposes of determining the amount of Escrow Notes to be delivered to Gain out of the Escrow Account, the Escrow Notes shall be valued (the “Note Indemnity Value”) at an amount equal to the greater of (x) the principal amount of and accrued but unpaid interest on such Escrow Notes, and (y) the amount equal to (1) the number of shares of Buyer’s Shares issuable upon conversion of such Escrow Notes (assuming Physical Settlement thererof), multiplied by (2) the Share Indemnity Value.  The Buyer shall set forth the Note Indemnity Value in each Claim Notice.  The Buyer and the Seller’s Guarantor shall set forth the Note Indemnity Value in any Settlement Memorandum and shall provide a joint written instruction to the Escrow Agent promptly following the date of Judgment setting forth the Note Indemnity Value.  In the case of a claim that is resolved pursuant to a Written Instruction, the Escrow Notes used to satisfy such claim shall be valued as set forth in such Written Instruction.

4.	Distribution of Escrow Account upon Termination

On each Escrow Release Date, the amount that shall otherwise be withheld from distribution to the Seller’s Guarantor shall be increased, if necessary, such that the value of the Escrow Property withheld in the Escrow Account shall be sufficient to satisfy the aggregate amount (the “Unresolved Claim Amount”) of the Indemnifiable Losses asserted by the Buyer in a Claim Notice that remains unresolved or unsatisfied as of such Escrow Release Date (any such claim, an “Unresolved Claim”).  Delivery of a Claim Notice to the Escrow Agent following an Escrow Release Date shall not hinder, prevent or delay the Escrow Agent’s distribution to the Seller’s Guarantor of any Escrow Property in excess of the Escrow Distribution Holdback that is to be distributed following such Escrow Release Date. The Escrow Agent shall distribute the Escrow Distribution Holdback to INCAP or Gain, as applicable, only pursuant to and in accordance with a Settlement Memorandum, a Written Decision or a Written Instruction delivered to Escrow Agent; provided, however, that the Escrow Agent shall promptly distribute to the Buyer from the Escrow Distribution Holdback an amount of Escrow Property with a value equal to the amount of any Unresolved Claim that after the passage of the relevant Objection Deadline becomes an Unobjected Claim, distributing Escrow Property in the manner required hereunder.

5.	Sale of Escrow Notes and Escrow Shares following Lock-Up

In the event that the Seller’s Guarantor wishes from time to time to direct the Escrow Agent to sell, as agent for it, any portion of the Escrow Notes or Escrow Shares in the Escrow Account which are permitted to be sold pursuant to the Stockholders Agreement, the Seller’s Guarantor shall provide written notice to the Escrow Agent and the Buyer instructing the Escrow Agent to sell, as soon as practicable after the date of such written notice, such principal of Escrow Notes and/or the Escrow Shares as may be specified in such notice in ordinary brokers transactions on the NASDAQ or such other U.S. securities exchange or market through one or more brokers as specified by the Seller’s Guarantor in such notice.  The Escrow Agent shall deposit the cash proceeds from such sale after deducting any sales commissions and other reasonable expenses of the Escrow Agent (such remaining amount being referred to as the “Net Proceeds”) into the Escrow Account, which amount shall thereafter constitute Escrow Cash and held by the Escrow Agent for the account of the Seller’s Guarantor pursuant to the terms of this Agreement, except for any portion of the Net Proceeds which exceeds (x) in the case of the Escrow Notes, the principal amount of the Escrow Notes sold, or (y) in the case of the Escrow Shares, $6.58, which excess amount shall promptly be distributed to an account designated in writing by the Seller’s Guarantor.

Signature Page – Share Purchase Agreement

Signed by	)
)
for and on behalf of CITY INDEX GROUP LIMITED	) )	............................................. (Authorised signatory)

Signed by	)
)
for and on behalf of INCAP GAMING B.V.	) )	............................................. (Authorised signatory)

Signed by	)
)
for and on behalf of IPGL LIMITED	) )	............................................. (Authorised signatory)

Signed by	)
)
for and on behalf of GAIN CAPITAL HOLDINGS, INC.	) )	............................................. (Authorised signatory)